                                                                    EXHIBIT 2.01

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


                                 by and between


                            Micron Electronics, Inc.,

                                       and

                              GTG PC Holdings, LLC






                                 April 30, 2001

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                                 BY AND BETWEEN
                            MICRON ELECTRONICS, INC.
                                      AND
                              GTG PC HOLDINGS, LLC

                                TABLE OF CONTENTS

                                                                                    PAGE
ARTICLE 1         DEFINITIONS...................................................      2

      Section 1.1:    Definitions...............................................      2

      Section 1.2:    Other Defined Terms.......................................     10


ARTICLE 2         CONTRIBUTION OF THE BUSINESS TO THE
                  COMPANY.......................................................     12

      Section 2.1:    Formation of the Company..................................     12

      Section 2.2:    Conversion of the Subsidiaries............................     12

      Section 2.3:    Contribution of Certain Assets to the Company.............     12

      Section 2.4:    Retained Liabilities; Excluded Contracts..................     12

ARTICLE 3         PURCHASE AND SALE.............................................     12

      Section 3.1:    Purchase of the Membership Interests......................     13

      Section 3.2:    The Purchase Price........................................     13

      Section 3.3:    Required Minimum Net Working Capital and Cash
                      at Closing................................................     13

      Section 3.4:    Income Tax Treatment of the Purchase and Sale
                      of the Membership Interests...............................     14

      Section 3.5:    Allocation of the Purchase Price..........................     15

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF SELLER......................     15

      Section 4.1:    Organization and Existence................................     15

      Section 4.2:    Authorization.............................................     15

      Section 4.3:    Due Execution and Delivery; Binding Obligations...........     15

      Section 4.4:    The Company...............................................     16

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                                 BY AND BETWEEN
                            MICRON ELECTRONICS, INC.
                                      AND
                              GTG PC HOLDINGS, LLC

                           TABLE OF CONTENTS (CONT'D)

                                                                                    PAGE
      Section 4.5:    Subsidiaries and Joint Ventures...........................     16

      Section 4.6:    No Conflict or Violation..................................     17

      Section 4.7:    Consents and Approvals....................................     17

      Section 4.8:    Litigation................................................     18

      Section 4.9:    Financial Statements......................................     18

      Section 4.10:   Additional/Retained Liabilities...........................     19

      Section 4.11:   Absence of Certain Changes................................     19

      Section 4.12:   Real Property.............................................     20

      Section 4.13:   Material Contracts........................................     21

      Section 4.14:   Customers, Resellers and Suppliers........................     22

      Section 4.15:   Intellectual Property.....................................     23

      Section 4.16:   Books and Records.........................................     26

      Section 4.17:   Employees.................................................     26

      Section 4.18:   Employee Benefits.........................................     27

      Section 4.19:   Taxes.....................................................     27

      Section 4.20:   Compliance................................................     29

      Section 4.21:   Permits...................................................     29

      Section 4.22:   Insurance.................................................     29

      Section 4.23:   Brokers and Finders.......................................     30

      Section 4.24:   SEC Filings, Full Disclosure..............................     30

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                                 BY AND BETWEEN
                            MICRON ELECTRONICS, INC.
                                      AND
                              GTG PC HOLDINGS, LLC

                           TABLE OF CONTENTS (CONT'D)

                                                                                    PAGE
      Section 4.25:   Environmental Matters.....................................     30

      Section 4.26:   Restrictive Documents and Territorial Restrictions........     32

      Section 4.27:   Government Contracts......................................     32

      Section 4.28:   Product Liability and Warranties..........................     33

      Section 4.29:   Inventory.................................................     33

      Section 4.30:   Receivables...............................................     34

      Section 4.31:   Transactions with Affiliated Parties......................     34

ARTICLE 5         REPRESENTATIONS AND WARRANTIES
                  OF PURCHASER..................................................     34

      Section 5.1:    Organization..............................................     34

      Section 5.2:    Authorization.............................................     34

      Section 5.3:    Due Execution and Delivery; Binding Obligations...........     35

      Section 5.4:    No Conflict or Violation..................................     35

      Section 5.5:    Litigation................................................     35

      Section 5.6:    Consents and Approvals....................................     35

      Section 5.7:    Purchase of the Membership Interests; Investment
                      Experience; Restricted Securities.........................     35

      Section 5.8:    Financial Capacity; Ability to Perform....................     36

      Section 5.9:    Tax Liability.............................................     36

      Section 5.10:   No Ownership of Seller Securities.........................     37

      Section 5.11:   Full Disclosure...........................................     37

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                                 BY AND BETWEEN
                            MICRON ELECTRONICS, INC.
                                      AND
                              GTG PC HOLDINGS, LLC

                           TABLE OF CONTENTS (CONT'D)

                                                                                    PAGE
      Section 5.12:   Brokers and Finders.......................................     37

      Section 5.13:   No Additional Representations and Warranties..............     37

ARTICLE 6         COVENANTS.....................................................     37

      Section 6.l:    Access to Information.....................................     37

      Section 6.2:    Conduct of the Business...................................     38

      Section 6.3:    Third Party Consents......................................     39

      Section 6.4:    Confidentiality...........................................     40

      Section 6.5:    Publicity.................................................     41

      Section 6.6:    Commercially Reasonable Efforts...........................     41

      Section 6.7:    Employees.................................................     42

      Section 6.8:    Updates to Schedules......................................     43

      Section 6.9:    Filings...................................................     43

ARTICLE 7         CONDITIONS PRECEDENT TO PURCHASER'S
                  PERFORMANCE...................................................     44

      Section 7.1:    Seller's Performance of Covenants.........................     44

      Section 7.2:    Officer's Certificate.....................................     44

      Section 7.3:    No Injunction, etc........................................     44

      Section 7.4:    HSR.......................................................     44

      Section 7.5:    Opinions of Counsel.......................................     45

      Section 7.6:    Net Working Capital and Cash..............................     45

      Section 7.7:    Secretary's Certificate...................................     45

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                                 BY AND BETWEEN
                            MICRON ELECTRONICS, INC.
                                      AND
                              GTG PC HOLDINGS, LLC

                           TABLE OF CONTENTS (CONT'D)

                                                                                    PAGE
ARTICLE 8         CONDITIONS PRECEDENT TO SELLER'S
                  PERFORMANCE...................................................     45

      Section 8.1:    Purchaser's Performance of Covenants......................     45

      Section 8.2:    Officer's Certificate.....................................     45

      Section 8.3:    HSR.......................................................     45

      Section 8.4:    No Injunction, etc........................................     45

      Section 8.5:    Financing Commitments.....................................     45

ARTICLE 9         THE CLOSING...................................................     46

      Section 9.1:    Closing...................................................     46

      Section 9.2:    Seller's Obligations......................................     46

      Section 9.3:    Purchaser's Obligations...................................     46


ARTICLE 10        POST CLOSING COVENANTS........................................     46

      Section 10.1:   Satisfaction of Obligations to Company Employees
                      Under Seller's Stock Option Plans.........................     46

      Section 10.2:   Further Assurances; Transition Assistance.................     46

      Section 10.3:   Non-Solicitation of Employees.............................     47

      Section 10.4:   Covenant Not to Compete...................................     47

      Section 10.5:   Litigation Support........................................     48

      Section 10.6:   Liquidity Event...........................................     48

      Section 10.7:   Product Warranty and Support Obligations..................     51

      Section 10.8:   Assumed Obligations.......................................     51

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                                 BY AND BETWEEN
                            MICRON ELECTRONICS, INC.
                                      AND
                              GTG PC HOLDINGS, LLC

                           TABLE OF CONTENTS (CONT'D)

                                                                                    PAGE
      Section 10.9:   Capital Commitments.......................................     51

      Section 10.10:  Sole Remedy for Section 4.4(a)............................     51

      Section 10.11:  Indemnification of Directors and Officers.................     52

      Section 10.12:  Standstill; Covenant Not to Sue...........................     52

      Section 10.13:  Performance of Government Contracts.......................     53

      Section 10.14:  GSA Contract..............................................     53

      Section 10.15:  MTI Lease Payments........................................     53

      Section 10.16:  Future Payments to Purchaser and its Affiliates...........     54

ARTICLE 11        INDEMNIFICATION...............................................     54

      Section 11.1:   Survival..................................................     54

      Section 11.2:   Indemnification Obligations...............................     54

      Section 11.3:   Exclusive Remedy..........................................     57

      Section 11.4:   Limitation on Indemnification.............................     58

ARTICLE 12        TAX MATTERS...................................................     58

      Section 12.1:   Tax Matters...............................................     58

ARTICLE 13        NO SOLICITATION, FIDUCIARY DUTY OUT,
                  TERMINATION...................................................     59

      Section 13.1:   No Solicitation...........................................     59

      Section 13.2:   Fiduciary Duty Out........................................     60

      Section 13.3:   Termination...............................................     61

      Section 13.4:   Termination Fee...........................................     61

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT
                                 BY AND BETWEEN
                            MICRON ELECTRONICS, INC.
                                      AND
                              GTG PC HOLDINGS, LLC

                           TABLE OF CONTENTS (CONT'D)

                                                                                    PAGE
ARTICLE 14        MISCELLANEOUS PROVISIONS......................................     62

      Section 14.1:   Further Assurances........................................     62

      Section 14.2:   Expenses..................................................     62

      Section 14.3:   Entire Agreement..........................................     62

      Section 14.4:   Governing Law.............................................     62

      Section 14.5:   Attorneys' Fees...........................................     62

      Section 14.6:   Interest..................................................     63

      Section 14.7:   Interpretation............................................     63

      Section 14.8:   Waiver and Amendment......................................     63

      Section 14.9:   Assignment................................................     63

      Section 14.10:  Successors and Assigns; No Third Party Beneficiary;
                      No Joint Venture..........................................     63

      Section 14.11:  Notices...................................................     63

      Section 14.12:  Severability..............................................     65

      Section 14.13:  Pre-Closing Remedies......................................     65

      Section 14.14:  No Right of Offset........................................     65

      Section 14.15:  Dispute Resolution........................................     65

      Section 14.16:  Transition Services.......................................     65

      Section 14.17:  Counterparts..............................................     66

      Section 14.18:  Facsimile Signatures......................................     66

      Section 14.19:  Warranty of Authority.....................................     66

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


       This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 30, 2001, by and between Micron Electronics, Inc., a Minnesota corporation ("Seller"), and GTG PC Holdings, LLC, a Delaware limited liability company ("Purchaser").

                                 R E C I T A L S

       A. Seller owns and operates the business described on Schedule 1.1(a) of the Disclosure Letter (the "Business") through Seller's PC division and several subsidiary corporations.

       B. Prior to the Closing (as defined below), Seller will form a single member limited liability company under the laws of the State of Delaware named "MicronPC, LLC" or another mutually acceptable name if such name is not available (the "Company") as provided herein and will contribute certain assets and liabilities of the Business to the Company in exchange for the sole membership interest in the Company (the "Drop Down Membership Interest").

       C. Prior to the Closing, Seller will statutorily convert each of the Subsidiaries listed on Schedule 4.5 of the Disclosure Letter into a single member Delaware limited liability company (collectively the "Converted Companies") and by virtue thereof will hold the sole membership interest in each of the Converted Companies (the "Converted Companies Membership Interests") and, together with the Drop Down Membership Interest, the "Membership Interests").

       D. Seller desires to sell the Membership Interests to Purchaser, and Purchaser desires to purchase the Membership Interests from Seller, in each case on the terms and subject to the conditions of this Agreement.

       E. Contemporaneously with the execution of this Agreement, Purchaser and Micron Technology, Inc., a shareholder of Seller ("MTI"), shall have entered into licenses for certain Intellectual Property relating to the Business, the MTI Lease Agreement and an indemnification agreement (collectively, the "MTI Agreements"), and on the Closing Date, Purchaser and Seller shall enter into a transition services agreement substantially in the form attached hereto as Exhibit F (the "Transition Services Agreement").

       F. Purchaser has agreed to provide funds to the Company (or to arrange for such funding commitments from others) as shall be required to satisfy the Assumed Liabilities (as defined herein) and provide working capital for the Business, all as set forth in this Agreement.

                                A G R E E M E N T

       In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

       1.1 Definitions. Unless otherwise defined, capitalized terms used herein shall have the following meanings:

              "Action" shall mean any action, claim, suit, litigation, proceeding, investigation, arbitration, mediation or other dispute.

              "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; it being understood that for purposes of this definition, any entity controlled by Alec E. Gores or his Affiliates shall be deemed to be an Affiliate of Purchaser.

              "Agreement" shall mean this Membership Interest Purchase Agreement, as it may be amended or supplemented from time to time.

              "Ancillary Agreement" and "Ancillary Agreements" shall have the meaning given to such terms in Section 4.2 hereof.

              "Assumed Liabilities" shall have the meaning given to such term in the Contribution Agreement.

              "Books and Records" shall mean all business, accounting, operating and personnel records of Seller and the Subsidiaries primarily relating to the Business and all other business records, books, ledgers and files of Seller and the Subsidiaries primarily relating to the Business (other than Minutes Books and stock records of Seller), in any form or medium, plus organizational documents and membership interest records of the Company; provided that Seller and the Subsidiaries may retain such original books and records and provide copies of such books and records in cases where the original books and records are relevant to the operations of Seller other than the Business, or are relevant to the Retained Liabilities or the Excluded Assets or are necessary for the preparation and/or defense of matters pertaining to Seller's and the Subsidiaries' liability for Taxes or the preparation of financial statements or are required to be retained by Seller by Law; provided, however, that with respect to books and records that (i) are contained in storage or archives or
(ii) are too voluminous to copy expeditiously, Seller may fulfill its obligations with respect thereto by providing the Company with reasonable access to and an opportunity to copy such Books and Records.

              "Capital Leases" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

              "Cash Contribution" shall mean no less than $70,000,000; provided, however, that if, upon the written request of Purchaser prior to the Closing, Seller shall pay MTI an amount up to $1,500,000 under the July 1, 1996 Agreement between IBM and MTI, such amount paid to MTI shall be deducted from the Cash Contribution payable by Seller to Purchaser pursuant to Section 3.3.

              "Code" shall mean the Internal Revenue Code of 1986, as amended.

              "Combined Assets" shall mean the Contributed Assets and the assets of the Converted Companies immediately prior to the Closing, excluding, however, any Excluded Assets.

              "Confidential Information" shall mean all confidential and proprietary information of a party not generally known to the public that is disclosed by such party (the "Disclosing Party") to the other party (the "Non-Disclosing Party") in connection with the parties' due diligence review and the transactions contemplated by this Agreement and the Ancillary Agreements. Confidential Information includes, without limitation, information relating to the development, manufacturing, marketing and distribution of the Products, customer and supplier databases, pricing and marketing information, the Disclosing Party's business policies and practices, trade secrets, and the Disclosing Party's financial information and projections. Confidential Information does not include information (i) in the public domain at the time of delivery, (ii) subsequently published or otherwise made part of the public domain through no fault of the Non-Disclosing Party or of its Representatives,
(iii) rightfully in the Non-Disclosing Party's possession at the time of disclosure and not acquired by the Non-Disclosing Party directly or indirectly from such Disclosing Party or its Representatives on a confidential basis, or
(iv) which becomes available to the Non-Disclosing Party on a non-confidential basis from a source that is not under an obligation to the Disclosing Party; provided, however, that if the Closing shall occur, the confidential and proprietary information of the Company and the Converted Companies will be kept confidential by Seller and its affiliates notwithstanding Seller's rightful possession of or access to such information.

              "Contingent Payment Right" shall mean Seller's right to payments of Net Proceeds pursuant to Section 10.6(a)(v) hereof.

              "Contracts" shall mean all contracts, arrangements, licenses and other agreements to which Seller or a Subsidiary is a party that is related primarily to the Business or is required for the continued operation of the Business in substantially the same manner as the Business is conducted as of the date of this Agreement, including, without limitation, all sales agreements, service agreements, manufacturing agreements, support agreements, sales agency agreements, distributorship agreements, marketing agreements, purchase commitments with suppliers or agreements relating to Intellectual Property.

              "Contributed Assets" shall have the meaning given to such term in the Contribution Agreement.

              "Damages" shall mean any claim, demand, loss, liability, damage or expense, including, without limitation, interest, penalties and reasonable attorneys', accountants' and experts' fees and costs of investigation and defense incurred as a result thereof.

              "Deferred Revenue" shall mean revenue amounts billed or collected but not yet properly recognized and therefore deferred in accordance with GAAP.

              "Employee Benefit Plan(s)" shall mean (i) any Employee Welfare Plan or any Pension Plan, (ii) any "multi-employer plan," as defined in Section 4001(a)(3) of ERISA, to which Seller or any Subsidiary has contributed or been obligated to contribute at any time or under which Seller or any Subsidiary may incur any liability, and which covers any employee of Seller or of any Subsidiary who may become a Company Employee, and (iii) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, workers' compensation insurance arrangement, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement, arrangement or commitment maintained by Seller or any Subsidiary (whether governed by U.S. Law or the Law of any foreign country in which Seller or any Subsidiary has any employees) which covers any employee of Seller or of any Subsidiary who may become a Company Employee.

              "Employee Welfare Plan" shall mean any "employee welfare benefit plan," as defined in Section 3(1) of ERISA, which Seller or any Subsidiary sponsors or to which Seller or any Subsidiary contributes or is required to contribute, or under which Seller or any Subsidiary may incur any liability (whether governed by U.S. Law or the Law of any foreign country in which Seller or any Subsidiary has any employees), and which covers any employee of Seller or of any Subsidiary who may become a Company Employee, including each multi-employer welfare benefit plan.

              "Encumbrance" shall mean any lien, pledge, option, right of first offer, right of first refusal or similar claim, charge, security interest, deed of trust or mortgage or, with respect to real or tangible property only, any easement, right-of-way, encroachment, restriction or license.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

              "Excluded Assets" shall mean Excluded Contracts and the assets set forth on Schedule 1.1(b) of the Disclosure Letter.

              "Excluded Contracts" shall mean the Contracts set forth on
Schedule 4.13(c) of the Disclosure Letter.

              "FF&E" shall mean machinery, equipment, computers, peripherals, Software booked as FF&E, office equipment, furnishings, leasehold improvements, vehicles, tools and other similar property that are related primarily to the Business or are required for the continued operation of the Business in substantially the same manner as the Business is conducted as of the date of this Agreement.

              "Final NWC Adjustment" shall mean (i) the absolute value of the difference of (x) the sum of the Final NWC and the Initial NWC Adjustment and
(y) the Minimum NWC, if the Final NWC is less than zero, or (ii) the Initial NWC Adjustment, if the Final NWC is zero or greater than zero.

              "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time, applied on a consistent basis in accordance with past practice.

              "Governmental Authority" shall mean (i) any nation, state, county, city or other jurisdiction of any nature, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental authority of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "GSA Contract" shall mean General Services Administration Contract No. GS35F4317D including, without limitation, (i) any modifications to such contract, (ii) any blanket purchase agreements and teaming arrangements based on such contract and (iii) any delivery orders and task orders issued against such contract and/or its associated blanket purchase agreements and teaming arrangements.

              "Initial NWC Adjustment" shall mean the amount by which the absolute value of Net Working Capital exceeds $35,000,000.

              "Intellectual Property" means the following to the extent owned by or exclusively licensed to Seller and/or the Subsidiaries and either related primarily to the Business or required for the continued operation of the Business in substantially the same manner as the Business is conducted as of the date of this Agreement: material trademarks and service marks (whether registered or unregistered), trade names, trade dress and similar intangible property enforceable under the laws of non-U.S. jurisdictions, however denominated, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for patents or any of the foregoing) (collectively, "Patents"); material copyrights and mask works (including any registrations and applications for registration thereof) (collectively, "Copyrights"); and material information, including any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, "Trade Secrets"). Notwithstanding the foregoing, Intellectual Property does not include any of the foregoing to the extent licensed under the MTI Agreements.

              "Inventory" shall mean all inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts, software, supplies, documentation and other assets recorded as inventory in accordance with GAAP relating primarily to the Products or the Business that exist as of the Closing Date.

              "knowledge" and "to the knowledge of" shall mean, whether or not capitalized, (i) for the Seller, the knowledge of the individuals identified in
Schedule 1.1(c) of the Disclosure Letter and (ii) for Purchaser, the knowledge of the individuals identified in Schedule 1.1(c) of the Disclosure Letter.

              "Laws" shall mean all laws of any supra national organization (including without limitation the European Union), any nation or political subdivision thereof, including, without limitation, all federal, state, local, or foreign statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state, federal or other court or tribunal including, without limitation, those now or at any time hereafter in effect.

              "Leases" shall mean all leases, subleases, or other occupancy agreements, licenses, and lease agreements for equipment, machinery, furnishings, vehicles or tools related primarily to the Business or required for the continued operation of the Business in substantially the same manner as the Business is conducted as of the date of this Agreement, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which Seller, any Subsidiary or any Converted Company leases, subleases, licenses, occupies or uses any real or personal property.

              "Liquidity Event" shall mean the direct or indirect transfer, in a transaction or series of related transactions, of a substantial portion of the assets of the Company or any of the Converted Companies or any of the membership or other equity interests of the Company or the Converted Companies by asset sale (other than the sale of the Graybill building, excess FF&E or ordinary course sales of inventory), merger, sale of membership interests, stock or other equity interests, recapitalization, reorganization, licenses (other than ordinary course licenses), other transfer from the Company or the Converted Companies to any other third party that is not a wholly owned subsidiary of the Company, or an initial public offering of securities by the Company and/or any of the Converted Companies; provided, however, that in no event shall the liquidation or winding up of the Company or any of the Converted Companies be deemed a Liquidity Event.

              "Material Adverse Change" shall mean an event, occurrence or change in circumstances that has had or would reasonably be expected to have a material adverse effect on the Contributed Assets, the Business, the properties of the Business, the Assumed Liabilities, the condition (financial or otherwise), or the results of operations of the Business, taken as a whole, other than an event, occurrence or change in circumstances resulting from (i) changes attributable to conditions affecting the personal computer, laptop or server business generally, (ii) changes in general economic, political or regulatory conditions in the United States and in any foreign countries in which the Business has any operations, (iii) changes arising out of or resulting from actions contemplated by the parties in connection with the announcement of the disposition by Seller of the Business or the announcement, execution or consummation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (including the termination of certain of Seller's employees employed for the Business), (iv) any earnings (or losses) substantially consistent with the estimates, forecasts or projections that on or prior to the date hereof have been disclosed to Purchaser or publicly by Seller, or (v) changes arising out of or resulting from actions of Seller taken at the request of Purchaser.

              "Minimum NWC" shall mean negative $35,000,000.

              "Mission Critical Contract" shall mean any Contract or Lease (other than any real property Lease) that is required to manufacture the Products in substantially the same hardware and software configurations as the Products are manufactured as of the date of this Agreement and the Closing Date.

              "Net Proceeds" shall mean, with respect to any Liquidity Event, the proceeds received by Purchaser, the Company or any Converted Company (or, where applicable, the holders of Membership Interests or other equity interests of Purchaser, the Company or any Converted Company) in connection with such Liquidity Event less any reasonable transaction expenses paid in connection therewith. As used in this section, "proceeds" shall not be deemed to include the assumption of current or non-current liabilities by an acquiror of assets or membership or other equity interests in the Company or the Converted Companies, except to the extent such assumption of liabilities is deemed to be a repayment of funded debt pursuant to Section 10.6(a)(i) hereof. For purposes of determining Net Proceeds, consideration received in connection with a Liquidity Event that is other than cash shall be valued for purposes of Section 10.6(a) at the time (i) such consideration is disposed of by Purchaser for cash or (ii) only if such consideration constitutes securities listed on the New York Stock Exchange or the Nasdaq National Market, such securities (A) may be sold (x) under an effective registration statement under the 1933 Act or (y) under Rule 144 under the 1933 Act in a single transaction not subject to the volume limitations under Rule 144(e) and (B) are not subject to any contractual restriction on their sale, transfer or disposition. Until such time, such consideration shall not be treated as Net Proceeds and shall be held in trust by Purchaser for distribution in accordance with Section 10.6. The reasonable costs of the disposition of such non-cash consideration shall be deducted from the value thereof in computing Net Proceeds.

              "Net Working Capital" shall mean, for purposes of Article 3, Receivables (other than (i) non-current, non-trade Receivables in excess of $100,000 and (ii) non-current, trade Receivables in excess of the lesser of (A) the amount of such non-current, trade Receivables on the date of this Agreement or (B) $2,000,000), less the allowance for doubtful accounts and the allowance for sales returns and discounts as determined in accordance with GAAP in connection therewith, plus Inventory, net of reserves accrued in accordance with GAAP, plus Prepaid Items as determined with accordance to GAAP, minus the following: accounts payable; accrued salaries, commissions, payroll, property and sales taxes and other accrued expenses; accrued product and process technology; obligations under Capital Leases; Deferred Revenue; the accrual for product warranty claims; and other liabilities (to the extent included within the Assumed Liabilities or the liabilities of the Converted Companies). Excluded from the calculation shall be: cash and cash equivalents, liquid investments, income taxes recoverable, intercompany accounts receivable, tax assets and liabilities (other than payroll, property and sales taxes), property, plant and equipment, intangible assets, deferred loan costs, deferred patent charges, intercompany accounts payable and income taxes payable and the Excluded Assets and liabilities related thereto. Notwithstanding anything in this Agreement to the contrary, all non-defined items referenced above shall be defined for the calculation of "Net Working Capital" in accordance with GAAP.

              "Pension Plan" shall mean any "employee pension benefit plan," as defined in Section 3(2) of ERISA, which Seller or any Subsidiary sponsors or to which Seller or any Subsidiary contributes or is required to contribute, or under which Seller or any Subsidiary may incur any liability (whether governed by U.S. Law or the Law of any foreign country in which Seller or any Subsidiary has any employees), and which covers any employee of Seller or of any Subsidiary who may become a Company Employee, including all multi-employer pension plans.

              "Permits" shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority of any jurisdiction worldwide that are related primarily to the Business or are required for the continued operation of the Business in substantially the same manner as the Business is conducted as of the date of this Agreement.

              "Permitted Encumbrances" shall mean (i) Encumbrances imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's and other similar Encumbrances imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith by appropriate proceedings, (iii) Encumbrances made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations, (iv) attachment, judgment and other similar non-tax Encumbrances arising in connection with court proceedings but only if and for so long as the execution or enforcement of such Encumbrances is and continues to be effectively stayed and bonded on appeal and the claims secured thereby are being contested in good faith by appropriate proceedings,
(v) Encumbrances on any property acquired or held by Seller and Company, as the case may be, in the ordinary course of business, securing indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property, provided that (a) any such Encumbrance attaches to such property concurrently with or within ninety (90) days after the acquisition thereof, (b) such Encumbrance attaches solely to the property so acquired in such transaction, (c) the principal amount of the debt secured thereby does not exceed one hundred percent (100%) of the cost of such property, and (d) such Encumbrance, if it is an operating lease (other than a real property lease), is disclosed on Schedule 1.1(d) of the Disclosure Letter if the obligation thereunder is individually in excess of $50,000, (vi) any interest or title of a vendor or lessor in property subject to a capital or operating lease, (vii) other Encumbrances incidental to the conduct of business or the ownership or lease of real property, including easements, rights of way, zoning and similar restrictions, and sub-leases granted to others, which do not materially detract from the value of any of Seller's and Company's owned or leased real property, and (viii) the Encumbrances identified on Schedule 4.4(b) of the Disclosure Letter.

              "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, any other form of entity, a group and a government or other department or agency thereof.

              "Prepaid Items" shall mean all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items in favor of Seller related to assets included in the Contributed Assets or in the assets of the Converted Companies that exist at the Closing Date (except for those related to the Excluded Assets and property and liability insurance and other assets that cannot be transferred to the Company or the Converted Companies).

              "Products" shall mean the existing, whether launched or unlaunched, products offered by Seller in the operation of the Business, listed on Schedule 1.1(e) of the Disclosure Letter.

              "Receivables" shall mean all notes, deposits and accounts receivable in favor of Seller or any Subsidiary and all notes, bonds and other evidence of indebtedness of and rights to receive payments from any person in favor of Seller or any Subsidiary, in each case related primarily to the Products or the Business and determined in accordance with GAAP, excluding those Receivables included in Excluded Assets.

              "Representative" shall mean any officer, director, principal, partner, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

              "Software" means rights enforceable under patent, copyright or trade secret law in the following to the extent related primarily to the Business or required for the continued operation of the Business in substantially the same manner as the Business is conducted as of the date of this Agreement: (i) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (ii) computer programs relating to testing, validation, verification and quality assurance materials, (iii) computer databases, conversions, interpreters and compilations, including any and all data and collections of data, (iv) descriptions, schematics, flow-charts and other work product constituting computer source code, and (v) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing.

              "Tax(es)" shall mean all taxes, charges, fees, levies, imposts, customs duties or other assessments imposed by and required to be paid to any Governmental Authority including any federal, state, municipal, local or foreign taxing authority, including, without limitation, income, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment) and any similar charges in the nature of a tax including, unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not.

              "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

       1.2 Other Defined Terms. The following capitalized terms shall have the meanings given to them in the Sections set forth below:

        Term                                                     Section
        Accountants                                              3.3(d)
        Acquisition Proposal                                     13.1
        Additional Liability                                     4.10
        Affiliated Parties                                       4.31
        Agreed Value                                             3.4
        Antitrust Filings                                        6.9
        Assignment and Assumption Agreement                      2.4
        Balance Sheet                                            4.9
        Balance Sheet Employee Liabilities                       6.7(a)
        Business                                                 Recitals
        Cash Contribution                                        3.3(a)
        Cash Purchase Price                                      3.2
        Closing                                                  9.1
        Closing Date                                             9.1
        Company                                                  Recitals
        Closing Date Statement                                   3.3(b)
        Company Employees                                        6.7(a)
        Contribution Agreement                                   2.3
        Converted Companies Membership Interests                 Recitals
        Converted Companies                                      Recitals
        Copyrights                                               1.1 (Intellectual Property)
        Delivery Date                                            3.3(c)
        Disclosure Letter                                        Introduction to Article 4
        Drop Down Membership Interest                            Recitals
        Employees                                                4.17(a)
        Environmental Conditions                                 4.25(a)(v)
        Environmental Laws                                       4.25(a)(iv)
        Excluded Subsidiaries                                    4.5
        Excluded Contracts                                       4.13(c)
        Expenses                                                 14.2
        Extended Initial Period                                  6.3(c)
        Final NWC                                                3.3(e)

        Final Closing Date Statement                             3.3(c)
        Financial Statements                                     4.9
        Government Contracts                                     10.13
        GSA Period                                               6.3(c)
        Hazardous Substance                                      4.25(a)(iii)
        HSR Act                                                  4.7
        Inbound License Agreements                               4.15(b)
        Indemnified Party                                        11.2(c)
        Indemnified Tax Liabilities                              12.1(a)
        Indemnifying Party                                       11.2(c)
        Initial Period                                           6.3(b)
        Liquidity Resolution Period                              10.6(c)
        Liquidity Statement                                      10.6(b)
        Material Contracts                                       4.13
        Membership Interests                                     Recitals
        MTI                                                      Recitals
        MTI Agreements                                           Recitals
        MTI Lease Agreement                                      10.15
        MTI Transaction                                          13.1
        Notice of Acquisition Proposal                           13.2
        Objection Notice                                         3.3(c)
        Operating Agreement                                      2.1
        Other Filings                                            6.9
        Outbound License Agreements                              4.15(b)
        Owned Real Property                                      4.12
        Patents                                                  1.1 (Intellectual Property)
        Purchaser                                                Introduction
        Release                                                  4.25(a)(ii)
        Retained Liabilities                                     2.4
        Return Amount                                            10.6(d)
        Sale                                                     3.4
        Seller                                                   Introduction, 4.25(a)(i)
        Site                                                     4.25(a)(vi)
        Subcontracting Arrangement                               6.3(b)
        Subsidiary or Subsidiaries                               4.5
        Termination Fee                                          13.4
        Top 25 Entities                                          4.14
        Trademarks                                               1.1 (Intellectual Property)
        Trade Secrets                                            1.1 (Intellectual Property)
        Transition Services Agreement                            Recitals
        Triggering Event                                         13.3
        Unassigned Contract                                      6.3(a)
        W.A.R.N.                                                 4.17(b)
        1933 Act                                                 4.24
        1934 Act                                                 4.24

                                    ARTICLE 2

                   CONTRIBUTION OF THE BUSINESS TO THE COMPANY

       2.1 Formation of the Company. On or prior to the Closing Date, Seller shall (i) form a single member limited liability company under the laws of the State of Delaware named "MicronPC, LLC" or another mutually acceptable name if that name is not available, and (ii) enter into a limited liability company agreement, the form of which is attached hereto as Exhibit D (the "Operating Agreement"), which shall not be amended prior to the Closing. Seller shall take, and shall cause the Company to take, any and all action that can be taken prior to the Closing to ensure that the Company will be treated for all periods from inception as a disregarded entity for federal and state Tax purposes and that it shall not be treated as a corporation for federal or state Tax purposes.

       2.2 Conversion of the Subsidiaries. On or prior to the date that is two
(2) days prior to the Closing Date, each Subsidiary listed on Schedule 4.5 of the Disclosure Letter that is incorporated in a State of the United States (and is not identified on such schedule as an "Excluded Subsidiary") shall be statutorily converted into a single member Delaware limited liability company and Seller shall enter into a limited liability company agreement with each such Converted Company in the form attached hereto as Exhibit D, which shall not be amended prior to the Closing. Seller shall take, and shall cause each Converted Company to take, any and all action that can be taken prior to the Closing to ensure that the Converted Company will be treated for all periods from inception as a disregarded entity for federal and state Tax purposes and that it shall not be treated as a corporation for federal or state Tax purposes.

       2.3 Contribution of Certain Assets to the Company. On or prior to the Closing Date, Seller shall enter into a contribution agreement with the Company in the form of Exhibit A attached hereto (the "Contribution Agreement") and, pursuant thereto, (i) Seller shall contribute to the Company the Contributed Assets, free and clear of all Encumbrances other than Permitted Encumbrances,
(ii) Seller shall assign to the Company the Assumed Liabilities, and (iii) the Company shall assume the Assumed Liabilities. The Contribution Agreement shall not be amended prior to the Closing.

       2.4 Retained Liabilities; Excluded Contracts. On or prior to the Closing Date, each Subsidiary or Converted Company, as the case may be, shall enter into an assignment and assumption agreement with Seller, in the form of which is attached hereto as Exhibit E (the "Assignment and Assumption Agreement") pursuant to which Seller will assume and agree to perform the liabilities listed and described on Schedule 2.4 of the Disclosure Letter (the "Retained Liabilities") and the Excluded Contracts.

                                    ARTICLE 3

                                PURCHASE AND SALE

       3.1 Purchase of the Membership Interests. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign and deliver the Membership Interests to Purchaser, and Purchaser shall purchase and acquire the Membership Interests from Seller, free and clear of all Encumbrances.

       3.2 The Purchase Price. On the Closing Date, Purchaser shall pay to Seller $100 (the "Cash Purchase Price") in consideration of the transfer of the Membership Interests.

       3.3 Required Minimum Net Working Capital and Cash at Closing.

              (a) As of the Closing Date, the Company and the Converted Companies shall have combined Net Working Capital of no less than the Minimum NWC, and, in addition, cash equal to the Cash Contribution; provided, however, that in the event that Net Working Capital is less than the Minimum NWC, then, in addition to the Cash Contribution, Seller shall contribute to the Company in cash the Initial NWC Adjustment. No cash held outside the United States shall be included in the calculation of the Cash Contribution.

              (b) No later than two (2) business days prior to the Closing Date, Seller shall deliver to Purchaser a good faith estimate, reasonably acceptable to Purchaser, of a statement of the Net Working Capital of the Company and the Converted Companies as of the Closing Date and the Cash Contribution, substantially in the form of Exhibit B attached hereto (the "Closing Date Statement"), together with the detailed work papers which support such statement. Seller shall determine the amounts of the assets and liabilities in the Closing Date Statement in accordance with GAAP applied consistently with the Balance Sheet furnished pursuant to Section 4.9 (provided that, to the extent that the Balance Sheet was not in accordance with GAAP, GAAP shall apply).

              (c) As soon as practicable, but in no event later than thirty (30) days after the Closing Date (unless Seller and Purchaser otherwise agree in writing), the Company shall prepare a final statement of the Net Working Capital of the Company and the Converted Companies as of the Closing Date, and of the Cash Contribution, substantially in the form of the Closing Date Statement (the "Final Closing Date Statement"), determining the amounts for assets and liabilities in the Final Closing Date Statement in accordance with GAAP and in a manner consistent with the Balance Sheet furnished pursuant to Section 4.9, and deliver to Seller and Purchaser the Final Closing Date Statement together with the detailed work papers which support such statement. Each of Seller and Purchaser shall have the right to review the books and records of the Company and the Converted Companies for a period of forty-five (45) days after the delivery of the Final Closing Date Statement (the "Delivery Date") to verify and confirm the accuracy thereof. If, after such review, Seller or Purchaser agrees with the Final Closing Date Statement, such agreeing party shall promptly (and in any event within forty-five (45) days after the Delivery Date) notify the other party of its agreement. If, after such review, Seller or Purchaser objects to the Final Closing Date Statement, such objecting party shall promptly (and in any event within forty-five (45) days after the Delivery Date) provide the other party with a statement indicating the basis for its objections (the "Objection Notice"), and Purchaser and Seller shall meet and confer in an effort to resolve such disagreement in good faith.

              (d) In the event Purchaser and Seller are unable to resolve a disagreement with respect to the Final Closing Date Statement within twenty (20) days following the date of an Objection Notice (or such longer period as Purchaser and Seller may agree), the Net Working Capital and the Cash Contribution shall be determined by Deloitte & Touche LLP or such other independent firm of certified public accountants mutually agreeable to Purchaser and Seller (the "Accountants"). If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may reasonably request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the Net Working Capital and the Cash Contribution as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and
(iii) the fees and expenses of the Accountants for such determination shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties. For example, if it is Purchaser's position that the Net Working Capital is $100, Seller's position that the Net Working Capital is $300 and the Accountants' finding that the Net Working Capital is $250, then Purchaser shall pay 75% (250-100/300-100) of the Accountants' fees and expenses and Seller shall pay 25% (300-250/300-100) of the Accountants' fees and expenses. Other than the expense of retaining the Accountants, the expense of preparing the Closing Date Statement shall be borne by Seller and the expense of preparing the Final Closing Date Statement shall be borne by the Company.

              (e) Upon the determination of the Net Working Capital pursuant to either the agreement of the parties or the determination of the Accountants, the parties shall recompute the Net Working Capital as of the Closing Date using the Net Working Capital as so agreed or determined (the "Final NWC"). Within three
(3) business days of such agreement or determination, (i) if the sum of the Final NWC plus the Initial NWC Adjustment is less than the Minimum NWC, then Seller shall contribute to the Company in cash the Final NWC Adjustment; (ii) if the sum of the Final NWC plus the Initial NWC Adjustment is greater than the Minimum NWC, then Purchaser shall refund to Seller in cash the Final NWC Adjustment; provided, however, that in no event shall any Final NWC Adjustment paid by Purchaser exceed the Initial NWC Adjustment, if any, paid by Seller under Section 3.3(a).

       3.4 Income Tax Treatment of the Purchase and Sale of the Membership Interests. The parties agree (i) to treat the sale of the Membership Interests by Seller to Purchaser in accordance with this Agreement (the "Sale") as a purchase and sale of the Combined Assets for federal income Tax purposes and
(ii) to treat the Sale as a closed transaction for federal income Tax purposes. The Seller shall in good faith and after consultation with the Purchaser determine the value of the Contingent Payment Right as of the Closing Date (the "Agreed Value") prior to or within ninety (90) days after the Closing Date and the parties shall use such Agreed Value for all federal and state Tax reporting purposes. The parties shall file all Tax Returns, make or refrain from making all elections necessary for and (except as otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code) take no position inconsistent with the tax treatments set forth above in this Section.

       3.5 Allocation of the Purchase Price. The Cash Purchase Price and the Assumed Liabilities that are capitalized for federal income tax purposes and all other capitalizable costs shall, for income tax purposes, be allocated among the Combined Assets in accordance with the principles set forth in Schedule 3.5 hereto and with the principles of Section 1060 of the Code and the regulations promulgated thereunder. Such allocation shall be used by the parties for all federal and state tax reporting purposes.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Purchaser that, except as disclosed in the Disclosure Letter (the "Disclosure Letter") (which Disclosure Letter shall be deemed to be representations and warranties to Purchaser by Seller under this
Article 4), the following statements are true and complete and not misleading as of the date hereof and as of the Closing Date:

       4.1 Organization and Existence. Each of Seller and the Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as listed on Schedule 4.1(a) of the Disclosure Letter. Each of the Company and the Converted Companies, when organized, will be a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller and as of the date hereof the Subsidiaries have, and the Company and the Converted Companies will have, all requisite power and authority to own and operate the Business and to carry on the Business in substantially the manner as it is presently conducted. Seller and, as of the date hereof and immediately prior to the conversion of the Subsidiaries into the Converted Companies, the Subsidiaries are qualified to do business as foreign entities in the jurisdictions listed on Schedule 4.1(b) of the Disclosure Letter and in all other jurisdictions in which each is required to be qualified to conduct the Business as currently conducted, except for jurisdictions in which the failure to so qualify would not reasonably be expected to result in a Material Adverse Change. On the Closing Date the Company and each of the Converted Companies will be duly organized and existing under the laws of its jurisdiction of formation. On the Closing Date the Company and each of the Converted Companies will have submitted applications to qualify to do business in each of the jurisdictions listed on Schedule 4.1(b) of the Disclosure Letter with respect to such entity's predecessor.

       4.2 Authorization. Seller has the requisite corporate power and authority to enter into this Agreement, the Operating Agreement, the Transition Services Agreement and the Contribution Agreement (each, an "Ancillary Agreement" and collectively, the "Ancillary Agreements"), to perform each of its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller have been duly authorized by all necessary corporate action on the part of Seller.

       4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Seller, and each of the Ancillary Agreements will be, at Closing, duly executed and delivered by Seller and the Company, as the case may be. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the parties thereto (other than Seller and the Company), this Agreement constitutes, and each of the Ancillary Agreements will constitute at Closing, a legal, valid and binding agreement of Seller and the Company (with respect to the Ancillary Agreements only), enforceable against Seller and the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors' rights generally; by equitable principles relating to enforceability; or by applicable federal or state securities laws with respect to the indemnification provisions contained in this Agreement and the Ancillary Agreements, as the case may be.

       4.4 The Company.

              (a) Sufficiency of the Assets. The assets described on Schedule 4.4(a) of the Disclosure Letter, the Contributed Assets, the assets owned by the Converted Companies, the Intellectual Property and the real property assets to be licensed or leased, as the case may be, to the Company pursuant to the MTI Agreements and the Excluded Assets constitute all of the assets used by Seller and the Subsidiaries that are related primarily to the Business or that are required for the continued operation of the Business following the Closing in substantially the same manner as the Business is conducted as of the date of this Agreement. Schedule 6.3 of the Disclosure Letter identifies all of the Mission Critical Contracts.

              (b) Ownership of the Contributed Assets. The Company is a newly formed entity that shall have no assets, liabilities or operations prior to the consummation of the transactions contemplated under the Contribution Agreement. Except as set forth on Schedule 4.4(b) of the Disclosure Letter, as of the Closing Date, the Company will have good and indefeasible title to the Contributed Assets free and clear of all Encumbrances, other than Permitted Encumbrances. As of the Closing Date, the Company shall have no assets or liabilities other than those related to the Business. Except as set forth on
Schedule 4.4(b) of the Disclosure Letter, the Contributed Assets and the assets owned by the Converted Companies are owned free and clear of all Encumbrances, other than Permitted Encumbrances, and are in reasonably good repair and operating condition (subject to reasonable wear and tear).

              (c) Ownership of the Company and Converted Companies. As of the Closing Date, the Membership Interests will be the only outstanding membership interests of the Company and the Converted Companies, as the case may be, and will be owned, of record and beneficially, by Seller, free and clear of all Encumbrances. There will be no outstanding subscription, option, warrant, call, right, preemptive right or other agreement or commitment obligating the Company and any Converted Company to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any economic, voting or any other type of membership or other interest in the Company or any Converted Company.

       4.5 Subsidiaries and Joint Ventures. Schedule 4.5 of the Disclosure Letter sets forth a complete and accurate list of each subsidiary of Seller that operates any part of the Business that will be converted pursuant to Section 2.2 of the Agreement (each, a "Subsidiary" and collectively, the "Subsidiaries"), and each other subsidiary that operates any part of the Business (the "Excluded Subsidiaries"), indicating in each case the ownership of such Subsidiary and the jurisdiction of formation for such Subsidiary. Except as set forth on Schedule 4.5 of the Disclosure Letter, neither the Company nor any Converted Company will have any direct or indirect ownership interest or investment of any kind in any subsidiary or in any other corporation or other entity as of the Closing Date and will not be a party to any joint venture with any other entity or person, whether or not structured as a subsidiary, other than interests in indirect wholly owned subsidiaries. As of the Closing Date the Converted Companies will be engaged in no operations other than the Business and have no assets or obligations other than those used in or arising from the operation of the Business.

       4.6 No Conflict or Violation. Except as set forth on Schedule 4.6 of the Disclosure Letter, neither the execution and delivery of this Agreement by Seller and the Ancillary Agreements by Seller or the Company, nor the consummation of the transactions contemplated hereby or thereby (including, without limitation, the contribution of the Contributed Assets to the Company as contemplated hereby), will result in (i) a violation of, or a conflict with, the charter documents of Seller, any Subsidiary or any Converted Company or of any subscription, shareholders', members' or similar agreement or understanding to which Seller, any Subsidiary or any Converted Company is a party; (ii) assuming the procurement of all consents listed on Schedule 4.7 of the Disclosure Letter, a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any Material Contract, Permit or Encumbrance to which Seller, any Subsidiary or any Converted Company is a party or by which Seller, any Subsidiary or any Converted Company is bound and which is material to the operation of the Business; (iii) the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, Seller, any Subsidiary or any Converted Company of any severance, termination, "golden parachute," or other similar payment, whether pursuant to a Material Contract or under applicable law; (iv) a material violation by Seller, any Subsidiary or any Converted Company of any Law applicable to the operation of the Business; (v) a violation by Seller, any Subsidiary or any Converted Company of any order, judgment, writ, injunction, decree or award to which Seller, any Subsidiary or any Converted Company is a party or is subject; or (vi) an imposition of an Encumbrance on the Membership Interests or the Contributed Assets.

       4.7 Consents and Approvals. Except for (i) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) the requirements of antitrust, competition or other similar laws of any applicable foreign jurisdiction, (iii) compliance with applicable securities laws, (iv) as set forth on Schedule 4.7 of the Disclosure Letter, and (v) and with respect to Contracts that are not Material Contracts or Permits that are not material, no consent, Permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other Person or entity is required to be made or obtained by Seller, any Subsidiary, any Converted Company or the Company (a) by virtue of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the contribution of Contributed Assets to the

Company and the conversion of the Subsidiaries into the Converted Companies as contemplated hereby); (b) to avoid the loss of any Permit or the breach of any Contract or the creation of an Encumbrance on the Membership Interests or the Contributed Assets; or (c) to enable Purchaser to own the Membership Interests and to permit the Company and the Converted Companies to continue the lawful operation of the Business following the Closing Date in substantially the same manner as the Business is conducted as of the date of this Agreement.

       4.8 Litigation. Except as set forth on Schedule 4.8 of the Disclosure Letter, there is no Action by or before any Governmental Authority or other Person pending or, to Seller's knowledge, threatened against Seller, the Subsidiaries, or the Company and the Converted Companies, as the case may be, or any of their properties or rights which would materially and adversely affect
(a) the right or ability of the Company and the Converted Companies to carry on the Business in substantially the same manner as it is conducted as of the date of this Agreement, (b) the right or ability of Seller to contribute the Contributed Assets, to convert the Subsidiaries into the Converted Companies, as contemplated herein, or to consummate the sale of the Membership Interests to Purchaser or otherwise to perform any of Seller's obligations under this Agreement or under any of the Ancillary Agreements, or (c) the condition, whether financial or otherwise, or properties of the Company and the Converted Companies. Neither Seller nor any of its Subsidiaries or, to Seller's knowledge, their Affiliated Parties (including the Company and the Converted Companies) is subject to any judgment, order or decree entered in any lawsuit or proceeding which would materially and adversely affect any of Seller's or its Subsidiaries' operations or business practices in connection with the Business, or the ability of Seller or the Subsidiaries or the Company and the Converted Companies to conduct the Business in substantially the same manner as the Business is conducted as of the date of this Agreement.

       4.9 Financial Statements. Seller has furnished to Purchaser copies of (i) the unaudited balance sheets of the Business at August 31, 2000 and 1999, and the related statements of income for the fiscal years then ended, and (ii) the unaudited balance sheet of the Business at March 1, 2001 and the related statements of income for the three-month and six-month periods then ended (collectively, the "Financial Statements"). The balance sheet of the Business at March 1, 2001 is referenced to herein as the "Balance Sheet". Except as set forth on Schedule 4.9(a) of the Disclosure Letter, the Financial Statements are in accordance with the books, records and accounts of Seller and the Subsidiaries maintained with respect to the Business, were prepared pursuant to the related work papers, are complete and correct in all material respects, have been prepared in accordance with GAAP during the respective periods, and fairly present the financial condition of the Business at the respective dates thereof and the results of operations of the Business for the respective periods covered by the statements of income contained therein, except (x) the Financial Statements may not contain all of the footnotes required by GAAP and (y) the Financial Statements do not conform with GAAP in the manner set forth on
Schedule 4.9(b) of the Disclosure Letter. The Financial Statements are attached hereto as Schedule 4.9(c) of the Disclosure Letter. The statements of operations included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of the Business except as expressly specified therein. The statements of operations included in the Financial Statements do not reflect the operations of any entity or business other than the Business, except where specifically indicated. Neither Seller nor any

Subsidiary has engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of its funds in the conduct of the Business except for transactions, bank accounts and funds that have been and are reflected in its normally maintained books and records.

       4.10 Additional/Retained Liabilities. Except as set forth as "Additional Liabilities" on Schedule 4.10 of the Disclosure Letter, and the Retained Liabilities neither the Company nor any Converted Companies has any material liabilities or obligations (absolute, accrued, contingent, unmatured or otherwise) related to the Business other than (i) liabilities reflected on the Financial Statements, (ii) liabilities or obligations not required to be included in the Financial Statements under GAAP, and (iii) liabilities incurred since March 1, 2001 in the ordinary course of business.

       4.11 Absence of Certain Changes. Except as set forth on Schedule 4.11 of the Disclosure Letter, and except for the solicitation and negotiation of a transaction to dispose of the Business and the actions taken in connection with the execution of this Agreement, since March 1, 2001, the Business has been conducted only in the ordinary course of business consistent with past practice and there has been no Material Adverse Change. Without limiting the foregoing, since March 1, 2001:

              (a) Neither Seller nor any Subsidiary has entered into any material transaction related to the Business other than in the ordinary course of business consistent with past practice, other than pursuant to the MTI Transaction;

              (b) Neither Seller nor any Subsidiary has amended, rescinded or terminated (and not renewed) any existing Material Contract and no such Material Contract has expired or terminated (and not been renewed) by its terms;

              (c) Neither Seller nor any Subsidiary has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material assets, properties, Intellectual Property or rights related to the Business other than in the ordinary course of business consistent with past practice, other than pursuant to the MTI Transaction;

              (d) Neither Seller nor any Subsidiary has acquired any material assets related to the Business, except in the ordinary course of business, nor acquired or merged with any other business related to the Business;

              (e) No Encumbrances have been incurred or created on any of the Contributed Assets or any of the assets owned by the Converted Companies, other than Permitted Encumbrances;

              (f) No assets or properties that are material, either individually or in the aggregate, to the conduct of the Business have been destroyed, damaged or otherwise lost (whether or not covered by insurance);

              (g) Neither Seller nor any Subsidiary has increased the level of benefits under any Employee Benefit Plan, the salary or other compensation (including severance) payable or to become payable to any employee listed on Schedule 4.17 of the Disclosure Letter or obligated itself to pay any bonus or other additional salary or compensation to any such employee other than in the ordinary course of business and consistent with past practice;

              (h) Neither Seller nor any Subsidiary has made any material change related to the Business in any pricing, marketing, purchasing, allowance or tax or accounting practice, policy or method or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or made any material tax election or settled or compromised any material income tax liability with any Governmental Authority;

              (i) There has been no waiver or amendment of any material right relating to Seller or any Subsidiary that would reasonably be expected to be material to the conduct of the Business;

              (j) Neither Seller (with respect to the Business) nor any Subsidiary has made any capital expenditure (or series of related capital expenditures) that is either material or outside the ordinary course of business; and

              (k) There has been no agreement by Seller or any Subsidiary to take, nor has the Company nor any Converted Company taken, any action described above.

       4.12 Real Property. Schedule 4.12 of the Disclosure Letter sets forth a complete and accurate list of (i) all real property owned by Seller or any Subsidiary that is used in the Business (the "Owned Real Property"), (ii) all real property used in the Business that is leased by Seller or a Subsidiary from an unrelated third party, and (iii) all real property used in the Business that is leased by Seller or a Subsidiary from a related party. Seller, the applicable Subsidiary, the Company or the Converted Companies has a valid leasehold interest in all such leased real property free and clear of all Encumbrances, other than Permitted Encumbrances. Seller or the applicable Subsidiary has good, valid, marketable and insurable title in fee simple to all Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. Each such real property lease is a legal, valid, binding obligation of Seller, the Subsidiaries or the Company or the Converted Companies, as the case may be, and is in full force and effect and the Business enjoys peaceful and undisturbed possession thereunder. All rents and other payments due to date under each real property lease have been paid in full, and there is no existing material default, violation or breach by Seller or its Subsidiaries or the Company or the Converted Companies or, to Seller's knowledge, by any third party, which affects the enforceability of any real property lease or any parties' rights thereunder, nor any event or condition which, after notice or lapse of time or both, would constitute a material default, violation or breach by Seller or any Subsidiary or the Company or the Converted Companies. With respect to each real property lease and each Owned Real Property, neither Seller nor any Subsidiary has received any notice of any violation of any applicable zoning ordinance, building code, planning law or regulation, use or occupancy restriction, or violation of any thereof, or any condemnation action or proceeding with respect thereto. With respect to the Owned Real Property (i) all of the buildings, structures and appurtenances situated in whole or in part on any of the Owned Real Property are in all material respects in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, with respect to each Owned Real Property, the Seller or its Subsidiaries have adequate rights of ingress and egress for operation of the business in the ordinary course and consistent with past practice, (ii) to Seller's knowledge, none of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates in any material respect any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others, and (iii) the Seller has not, in any material respect, violated or failed to hold any valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, zoning, other permits and license (including building, housing, safety, fire, health and similar permits and approvals) required by applicable law with respect to any Owned Real Property or the Business conducted thereat.

       4.13 Material Contracts.

              (a) Schedule 4.13(a) of the Disclosure Letter sets forth a complete list of all material contracts relating to the Business in effect on the date of this Agreement (the "Material Contracts"), including the following
Contracts: all (i) material security agreements and other agreements to which Seller or any Subsidiary is a party involving the borrowing of money by, or any extension or credit to, or any guarantee in respect of indebtedness by, Seller (in connection with the Business) or any Subsidiary (in connection with the Business); (ii) material agreements or commitments, individually, or in the aggregate, to make capital expenditures with respect to the Business; (iii) agreements to sell, lease or otherwise dispose of any assets or properties of Seller (in connection with the Business) or any Subsidiary (in connection with the Business) involving more than $500,000 other than in the ordinary course of business and other than pursuant to the MTI Transaction; (iv) agreements limiting the freedom of Seller (in connection with the Business) or any Subsidiary (in connection with the Business) to engage or compete in any line of business or in any geographic area or with any Person; (v) real property and material personal property Leases; (vi) joint venture agreements and partnership agreements to which Seller (in connection with the Business) or any Subsidiary (in connection with the Business) is a party, including contractual arrangements with business partners that involve royalty payments or similar revenue sharing arrangements; (vii) Contracts, if any, of Seller (in connection with the Business) or any Subsidiary (in connection with the Business) with the fifty
(50) Persons that accounted for the highest dollar amounts paid by Seller or any Subsidiary, taken as a whole, over the twelve (12) month period ended March 1, 2001 and the Contracts, if any, of Seller (in connection with the Business) or any Subsidiary (in connection with the Business) with the fifty (50) Persons that accounted for the highest dollar amounts received by Seller or any Subsidiary over the twelve (12) month period ended March 1, 2001 except for contracts involving payment or receipt by Seller and the Subsidiaries taken as a whole that are less than $100,000 individually; (viii) material agreements applicable to the Seller (in connection with the Business) or any Subsidiary (in connection with the Business) that require the payment of commissions or similar channel expenses such as distribution, sales representative and similar agreements; (ix) material management service, consulting or similar type agreements, applicable to the Seller (in connection with the Business) or any Subsidiary (in connection with the Business); (x) warranties or other similar undertakings with respect to a contractual performance extended by

Seller (in connection with the Business) or the Subsidiaries (in connection with the Business) other than in the ordinary course of business; and (xi) material agreements or commitments requiring Seller (in connection with the Business) or any Subsidiary (in connection with the Business) to indemnify or hold harmless
(A) any Person other than purchase orders and revenue earnings contracts entered into in the ordinary course of business or (B) any purchaser and/or any licensee with respect to any Intellectual Property related primarily to the Business, and
(xii) any agreements of the type described in items (i)-(xi) to which the Company or the Converted Companies are party.

              (b) Seller has provided Purchaser with access to complete and accurate copies or descriptions of all such Material Contracts. All of the Material Contracts are valid and, to Seller's knowledge, in full force and effect, and Seller and each Subsidiary and the Company and each Converted Company has duly performed all of their respective obligations under each Material Contract to which it is a party in all material respects, including to the extent those obligations have accrued, and, no default, violation or breach by Seller or any Subsidiary or the Company and each Converted Company under any Material Contract has occurred which affects the enforceability of such Material Contract, any party's rights thereunder, or which might give rise to any Damages, where any of the foregoing would reasonably be expected to result in a Material Adverse Change. None of the Material Contracts to which Seller or any Subsidiary or the Company and each Converted Company is a party or by which Seller or any Subsidiary is bound or pursuant to which any aspect of the Business is conducted, set forth in clauses (i) through (xi) in Section 4.13(a) above is an oral contract. Except as described in Schedule 4.13(b) of the Disclosure Letter, no material purchase contracts or purchase commitments of the Business continue for a period of more than twelve (12) months (other than those which may be terminated on thirty (30) days or less notice without additional cost or penalty) or are in quantities or amounts in excess of the normal, ordinary, usual and current requirements for the operation of the Business or in excess of market prices generally available to purchasers of similar quantities; and to Seller's knowledge, none of the Material Contracts obligate Seller or any Subsidiary or the Company or the Converted Companies to sell products or to perform services to third parties which are at a price which would not produce a positive gross margin on the sale of such products or the provision of such services, or are pursuant to terms or conditions they cannot reasonably expect to satisfy or fulfill in their entirety.

              (c) The Excluded Contracts are set forth on Schedule 4.13(c) of the Disclosure Letter.

       4.14 Customers, Resellers and Suppliers. Schedule 4.14 of the Disclosure Letter sets forth a complete and accurate list of the twenty-five (25) largest government customers of Seller and the Subsidiaries taken as a whole (based on dollar amounts and as a percentage of revenues), the twenty-five (25) largest commercial customers and resellers of the Seller and the Subsidiaries taken as a whole (based on dollars amounts as a percentage of revenues) and the twenty-five
(25) largest suppliers of Seller and the Subsidiaries taken as a whole (based on dollar amounts and as a percentage of payments to such suppliers) relating primarily to the Business as of the date of this Agreement together, the "Top 25 Entities"). Except as disclosed on Schedule 4.14 of the Disclosure Letter, there are no outstanding material disputes with any of the Top 25 Entities and none of such Top 25 Entities have indicated that they will not do business with (or that they will change their relationship or arrangements in any material respect with respect to their business with) Seller or any Subsidiary (or the Company or the Converted Companies) in the future or following the consummation of the transactions contemplated hereby.

       4.15 Intellectual Property.

              (a) Generally.

                     (i) Schedule 4.15(a)(i)(A) of the Disclosure Letter sets forth a complete and accurate list of the Intellectual Property that constitute Patents, Copyrights or Trademarks as to which Seller has obtained or applied for registration ("Registered IP"), indicating for each the applicable jurisdiction, registration number (or application number) and date issued (or date filed).
Schedule 4.15(a)(i)(B) of the Disclosure Letter sets forth a complete and accurate list of all Trademarks for which no registration or application therefor has been issued by or filed with the United States Patent and Trademark Office.

                     (ii) All Intellectual Property transferred to the Company under the Contribution Agreement or owned by the Converted Companies ("Transferred Intellectual Property"), to the extent constituting Registered IP, is currently in compliance with all legal requirements regarding the timely payment of any and all fees and all filings, other than any requirement that, if not satisfied, would not result in the cancellation, revocation or lapse of all or any portion of the registration or recordation thereof, or otherwise affect the use, priority or enforceability of any of the Transferred Intellectual Property in question. Seller and the Subsidiaries have used in commerce all Trademarks that do not constitute Registered IP. Except as set forth on Schedule 4.15(a)(ii) of the Disclosure Letter, the Trademarks registered in the United States, since registration thereof, have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be. Seller or the Subsidiaries, as applicable, have a bona fide intent to use any product- or service- identifiers (which if registered would constitute Trademarks) for which an intent-to-use application is currently on file by any of them with the United States Patent and Trademark Office.

                     (iii) The Transferred Intellectual Property that constitutes Registered IP is validly filed or issued, as applicable, and is not now involved in any proceeding (including without limitation, any interference, reissue, reexamination, opposition or cancellation proceeding) in the United States Patent and Trademark Office or any foreign patent office (other than, as to applications for registration, the customary application process itself). Neither Seller nor any Subsidiary has received any written notice or claim challenging the validity or enforceability of any of the Transferred Intellectual Property or indicating an intention on the part of any Person to bring a claim that any Transferred Intellectual Property is invalid, unenforceable or has been misused and Seller is not aware of circumstances that would reasonably be expected to form the basis to make such a challenge with respect to any Transferred Intellectual Property. Neither Seller nor any Subsidiary has taken any action or failed to take any action (including an intentional nondisclosure of material prior art in connection with the prosecution of any Registered IP), or knowingly used or enforced any of the Transferred Intellectual Property (other than Trademarks) in a manner that would result in the abandonment or unenforceability thereof.

                     (iv) Seller and the Subsidiaries have taken all commercially reasonable steps to protect their respective rights in the Trade Secrets, and have complied in all material respects with obligations to protect confidential information of third parties under their agreements with such parties.

                     (v) Except as set forth on Schedule 4.15(a)(v) of the Disclosure Letter, Seller and the Subsidiaries are the owners of all right, title and interest in and to all of the Transferred Intellectual Property and inventions primarily related to the Business or required for the continued operation of the Business in substantially the same manner as the Business is conducted on the date of this Agreement free and clear of any and all Encumbrances other than Permitted Encumbrances and third-party rights held under Outbound License Agreements (as defined below), and neither Seller nor any Subsidiary has received any written notice or claim challenging Seller's or the Subsidiaries' complete and exclusive ownership of such Transferred Intellectual Property (or any element thereof) and Seller is not aware of circumstances that would reasonably be expected to form the basis to make such a challenge. There is no decree or arbitral award that obligates Seller or any Subsidiary, with or without notice or lapse of time, to grant licenses in such Transferred Intellectual Property (or any element thereof) or to publish or make available to any third parties any source code constituting such Transferred Intellectual Property.

              (b) License Agreements. Schedule 4.15(b)(i) of the Disclosure Letter sets forth a complete and accurate list of all license agreements granting to Seller or any Subsidiary any right to use or practice any third-party rights constituting intellectual property related primarily to the Business or required for the continued operation of the Business in substantially the same manner as the Business is conducted on the date of this Agreement (other than "off-the-shelf" shrink wrap licensed software commercially available) that will not terminate upon the Closing (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto.
Schedule 4.15(b)(ii) of the Disclosure Letter sets forth a complete and accurate list of all license agreements that will not terminate upon the Closing under which Seller and the Subsidiaries have granted or promised to grant licenses of Transferred Intellectual Property, other than any non-exclusive licenses granted in the ordinary course of business to customers (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. Except as set forth in Schedule 4.15(b)(iii) of the Disclosure Letter, the Inbound Licenses do not require payment of royalties or any other amount for the continued use thereof, other than such amounts as do not exceed a total of $250,000 on an annual basis. Schedule 4.15(b)(iv) of the Disclosure Letter sets forth a complete and accurate list of all license agreements granting to Seller or any Subsidiary any right to use or practice any third-party rights constituting intellectual property related primarily to the Business or required for the continued operation of the Business in substantially the same manner as the Business is conducted on the date of this Agreement (other than "off-the-shelf" shrink wrap licensed software commercially available that is not material in the aggregate) that will terminate upon the Closing.

              (c) Future Licenses; Software. Neither Seller nor any Subsidiary is subject to any agreement with standards bodies or other entities that obligates the Company or the Converted Companies to grant licenses to third parties that would impair the ability to operate the Business after the Closing in substantially the same manner as the Business has been operated by Seller and the Subsidiaries prior thereto. Except as set forth on Schedule 4.15(c) of the Disclosure Letter, the Software related primarily to the Business or required for the continued operation of the Business in substantially the same manner as the Business is conducted on the date of this Agreement is owned or properly licensed to Seller and/or Subsidiaries.

              (d) Protection of Intellectual Property. Seller and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to protect the rights in and to the Transferred Intellectual Property. Without limiting the generality of the above, except as set forth on Schedule 4.15(d) of the Disclosure Letter, Seller and the Subsidiaries enforce a policy of requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Seller's and the Subsidiaries' standard forms that assign to Seller or the applicable Subsidiary all rights to any Intellectual Property or inventions relating to the Business that are developed in the course of performing such agreements by the employees, consultants and contractors to the fullest extent allowed by law, and that otherwise appropriately protect the Intellectual Property of Seller and the Subsidiaries, and, to Seller's knowledge, except under confidentiality obligations, there has been no disclosure by Seller or any Subsidiary of their Trade Secrets.

              (e) No Infringement by Seller or any Subsidiary. To Seller's and the Subsidiaries' knowledge, except as set forth on Schedule 4.15(e) of the Disclosure Letter, neither any of the products nor processes used, manufactured, marketed, sold or licensed by Seller or any Subsidiary, and all Intellectual Property, inventions, developments and/or processes used in the conduct of the Business as currently conducted, infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any intellectual property of any third party.

              (f) No Pending or Threatened Infringement Claims. Except as set forth on Schedule 4.15(f) of the Disclosure Letter, no Action is now pending and no written notice or other claim has been received by Seller or any Subsidiary alleging that Seller or any Subsidiary has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party, including any misappropriation of trade secrets claims. Except as specifically disclosed in one or more Schedules pursuant to this Section 4.15, no Intellectual Property is subject to any outstanding agreement, order, judgment, decree or arbitral award restricting the use thereof by Seller or any Subsidiary or, in the case of rights in Intellectual Property licensed by Seller or any Subsidiary to third parties under Outbound License Agreements, restricting the sale, transfer, assignment or licensing thereof under the terms of such Outbound License Agreement by Seller or such Subsidiary to such party.

              (g) No Infringement by Third Parties. To the knowledge of Seller and the Subsidiaries, except as set forth on Schedule 4.15(g) of the Disclosure Letter, no third party is infringing any Patents, Copyrights or inventions used in the conduct of the Business, infringing or diluting any Trademarks or misappropriating any Trade Secrets, and no claims for any of the foregoing have been brought against any third party by Seller or any Subsidiary.

       4.16 Books and Records. Each of the Seller and the Subsidiaries, the Company and the Converted Companies (as of the Closing), has made and kept (and given Purchaser access to) the Books and Records which, in reasonable detail, accurately and fairly reflect the assets, obligations, and transactions of the Business.

       4.17 Employees.

              (a) Schedule 4.17 of the Disclosure Letter sets forth a complete and accurate list of the names and current compensation levels of all employees
(i) who are employed by Seller or any Subsidiary as of the date of this Agreement and (ii) whose primary employment is with the Business as of the date of this Agreement (the "Employees"), indicating in each case (A) such Employee's date of hire, (B) such Employee's current position, (C) such Employee's salary level if applicable, (D) whether such Employee is employed by Seller or by a Subsidiary, (E) whether such Employee is employed on an at-will basis or is subject to contractual limitations on the employer's ability to terminate such employment, (F) whether such Employee is on any type of leave of absence, (G) whether such Employee has the right to receive any severance pay or other compensation from Seller or any Subsidiary upon the termination of his or her employment, or upon the sale of the Business, whether pursuant to a written or oral agreement or arrangement, any policy of Seller or any Subsidiary or by operation of Law (including, without limitation, the Laws of any foreign country in which any such Employee is employed), or in the form of a retention or a change of control bonus, and (H) whether such Employee has a written or oral employment agreement providing for employment for any specified period of time or providing for any benefits (other than health, life and disability insurance), profit sharing, equity incentives or other rights.

              (b) Except as set forth in Schedule 4.17(b) of the Disclosure Letter, Seller and the Subsidiaries are, and the Company and the Converted Companies will be, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Worker Adjustment and Retraining Notification Act ("W.A.R.N."), including, without limitation, any W.A.R.N. notification requirements and occupational safety and health, and neither Seller nor any Subsidiary nor the Company nor any Converted Company has engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act or, to Seller's knowledge, any other Law (including, without limitation, the Laws of any foreign country in which Seller or any Subsidiary has any employees). There is no unfair labor practice, charge, complaint, decision or any other matter against or involving Seller or any Subsidiary or the Company or any Converted Company pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any Governmental Authority (including, without limitation, Governmental Authorities in any foreign country in which Seller or any Subsidiary or the Company or any Converted Company has any employees) pertaining to the Business or the employees involved in the Business. There is no labor strike, dispute, slowdown, or stoppage pending or to the Seller's knowledge threatened against Seller or any Subsidiary or the Company or any Converted Company pertaining to the Business or the employees employed in the Business. To the Seller's knowledge, no demand for union representation, certification question or organizational drive exists or has existed within the past two (2) years with respect to the employees of the Business. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, religion, sexual preference, disability or handicap, or veteran status) pending or to the Seller's knowledge threatened before the Equal Employment Opportunity Commission or, to Seller's knowledge, any other Governmental Authority (including, without limitation, Governmental Authorities in any foreign country in which Seller or any Subsidiary has any employees) against Seller or any Subsidiary or the Company or any Converted Company pertaining to employees employed in the Business, and Seller has no knowledge of any such charge, investigation, administrative proceeding or complaint.

       4.18 Employee Benefits. Schedule 4.18 of the Disclosure Letter sets forth a complete and correct list of all Employee Benefit Plans. Seller has made available to Purchaser true, complete and correct copies of all such Employee Benefit Plans. All Employee Benefit Plans are administered by Seller, and no Subsidiary offers nor does any employee of a Subsidiary participate in, any Employee Benefit Plan, excepting those administered by Seller. Each Employee Benefit Plan substantially complies in all material respects with the provisions of and has been administered in compliance with the provisions of ERISA and all other applicable Laws. Without limiting the generality of the foregoing, no "prohibited transaction" (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any Employee Benefit Plan that could result in the imposition of material Taxes or material penalties on the Company or any Converted Company, and neither Seller nor any Subsidiary has failed to make any contribution to, or to make any payment under, any Employee Benefit Plan that it was required to make pursuant to the terms of such Employee Benefit Plan or pursuant to applicable Law that could result in any material liability to the Company or any Converted Company. There is no pending or, to Seller's knowledge, threatened Action against or involving any Employee Benefit Plan (other than routine claims for benefits) that could result in the imposition of any material liability on the Company or any Converted Company.

       4.19 Taxes.

              (a) All Tax Returns relating to the Business that are required by Law to be filed by Seller or, to the knowledge of Seller, any Converted Company have been duly filed on a timely basis and all amounts set forth thereon have been paid in full. All such Tax Returns are correct and complete in all material respects. All Taxes that are due and payable by Seller with respect to the operations of the Business or, to the knowledge of Seller, by the Company or any Converted Company, have been paid in full and all deposits required by Law to be made with respect to any such Taxes have been duly made. The Contributed Assets and, to the knowledge of Seller, the assets of the Company and the Converted Companies are and will be as of the Closing Date, free and clear of any Encumbrances arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any Encumbrances against the Contributed Assets or the assets of the Company or any Converted Company in respect of any Taxes (other than Encumbrances for Taxes if payment thereof is not yet required, and which are included as a tax liability on the Financial Statement, if such Taxes accrued before or as of the date thereof). From inception through the Closing Date, the Company and the Converted Companies will each be treated as a disregarded entity for federal income Tax purposes and will not be treated as a corporation for federal income Tax purposes. The transactions contemplated by this Agreement will not give rise to the assertion of any additional Taxes against the Contributed Assets, the Purchaser, the Company or any Converted Company.

              (b) Except as set forth on Schedule 4.19(b) of the Disclosure Letter, to the knowledge of Seller, there is no action or proceeding or unresolved claim for assessment or collection, pending or threatened, by, or present or expected dispute with, any Governmental Authority for assessment or collection from the Company or any Converted Companies of any Taxes of any nature and there is no basis for any Governmental Authority to assert that additional Taxes are due with respect to the Company or any Converted Company for any period prior to the Closing Date.

              (c) To the knowledge of Seller, no powers of attorney or other authorizations are in effect that grant to any person the authority to represent the Company or any Converted Companies in connection with any Tax matter or proceeding, or any such powers of attorney or other authorizations shall be revoked as of the Closing Date.

              (d) To the knowledge of Seller, neither the Company nor any Converted Company is liable for any Taxes in any jurisdiction other than that jurisdiction in which such entity is organized. To the knowledge of Seller, none of the respective operations of Seller, the Company or any Converted Company (in connection with the Business) constitutes a permanent establishment in any country other than the country in which such entity is organized.

              (e) To the knowledge of Seller, all documents in the possession or under the control of Seller (in connection with the Business), the Company or any Converted Company which attract any stamp or other transfer duty or tax have been properly stamped or taxed, other than documents pertaining to the transactions contemplated by this Agreement.

              (f) Except as set forth on Schedule 4.19(f) of the Disclosure Letter, to the knowledge of Seller, the Company and each Converted Company has neither waived nor has been requested to waive any statute of limitations in respect of Taxes.

              (g) To the knowledge of Seller, all Taxes which the Company and each Converted Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company or each Converted Company in accordance with GAAP.

              (h) To the knowledge of Seller, all Tax deficiencies determined as a result of any past completed audit relating to the Business, the Company or any Converted Company have been satisfied.

              (i) To the knowledge of Seller, neither the Company nor any Converted Company is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

              (j) To the knowledge of Seller, neither Seller nor the Company nor any Converted Company has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Converted Company from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date.

              (k) To the knowledge of Seller, all related party transactions conducted by the Company, Seller, any Converted Company and/or other affiliates of Seller have been on an arms' length basis in accordance with Section 482 of the Code.

              (l) To the knowledge of Seller, neither the Company nor any Converted Company has been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

       4.20 Compliance. Except as set forth on Schedule 4.20 of the Disclosure Letter, (i) Seller and the Subsidiaries are currently, and have been at all times, and the Company and the Converted Companies will at the Closing be, in material compliance with and (ii) have no material liability under, any and all Laws in their conduct of the Business. Except as set forth on Schedule 4.20 of the Disclosure Letter, neither Seller nor any Subsidiary nor the Company nor any Converted Company has received any notice from, or otherwise been advised that, any Governmental Authority or, to Seller's knowledge, other Person is claiming any violation or potential violation of any Law with respect to the conduct of the Business. Neither Seller nor any Subsidiary nor the Company nor any Converted Company is in default with respect to any order, writ, injunction or decree of any Governmental Authority with respect to the Business.

       4.21 Permits. Schedule 4.21 of the Disclosure Letter sets forth a list of all Permits. True and complete copies thereof have been furnished to Purchaser. Except as set forth on Schedule 4.21 of the Disclosure Letter, Seller and the Subsidiaries hold, and the Company and the Converted Companies will at Closing have applied for, all Permits necessary for the lawful operation of the Business as presently conducted, and all such Permits are in full force and effect except where such failure would not constitute a Material Adverse Change.

       4.22 Insurance. Schedule 4.22(a) of the Disclosure Letter contains an accurate list of all insurance policies, letters of credit and surety bonds maintained by Seller and the Subsidiaries (indicating in each case which entity holds such policy) covering or affecting any Subsidiary or the Business, or Seller in connection with the Business. All such policies are valid, outstanding and enforceable, and neither Seller nor any Subsidiary has agreed to modify or cancel any of such insurance policies prior to the Closing, nor has Seller or any Subsidiary received notice of any actual or threatened modification or cancellation of any such insurance. Purchaser acknowledges that Seller has no obligation to provide or arrange for any insurance for Purchaser relating to the period from and after the Closing. There are no pending claims against such insurance by Seller or the Subsidiaries as to which the insurers have denied coverage or otherwise reserved rights. Except as set forth on Schedule 4.22(b), there are no risks with respect to the Business which Seller or the Subsidiaries or the Company or the Converted Companies have designated as being self-insured.
Schedule 4.22(c) lists all claims of Seller and the Subsidiaries or the Company or the Converted Companies primarily related to the Business exceeding deductible amounts which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks, since September 1, 1999.

       4.23 Brokers and Finders. Except as set forth on Schedule 4.23 of the Disclosure Letter, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller or any Subsidiary in such manner as to give rise to any claim against Purchaser for any brokerage or finders' commission, fee or similar compensation. Seller shall indemnify Purchaser for any claims brought by any person for any brokerage or finders' commission, fee or similar compensation on account of this transaction.

       4.24 SEC Filings, Full Disclosure. Seller's Annual Report on Form 10-K for the fiscal year ended August 31, 2000 as filed with the Securities and Exchange Commission, (ii) Seller's Quarterly Reports on Form 10-Q for the quarters ended November 30, 2000 and March 1, 2001, (iii) Seller's proxy statement relating to the 2000 annual meeting of shareholders and (iv) all other reports, statements and registration statements, including Current Reports on Form 8-K, if any, filed by Seller after August 31, 2000 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), or the Securities Act of 1933, as amended (the "1933 Act"), when filed, complied as to form and content, in all material respects with the requirements of the 1934 Act and the 1933 Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission applicable to such documents, and, taken as a whole, as they relate to the Business or the conduct thereof, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation, warranty or other statement of Seller relating to the Business or the conduct thereof contained in this Agreement, the Disclosure Letter or any certificate furnished to Purchaser in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

       4.25 Environmental Matters.

              (a) Definitions. The following terms, when used in this Section
4.25 shall have the following meanings:

                     (i) "Seller" for purposes of this Section 4.25 includes (A) Seller and the Subsidiaries, the Company and the Converted Companies, (B) all partnerships, joint ventures and other entities or organizations in which Seller or any of its Subsidiaries was at anytime or is a partner, joint venturer, member or participant, and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries has succeeded.

                     (ii) "Release" means any release, threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

                     (iii) "Hazardous Substance" means any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

                     (iv) "Environmental Laws" mean all Laws which regulate or relate to (A) the protection or clean-up of the environment, (B) the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling, or Release of Hazardous Substances, (C) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or (D) the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws include, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law.

                     (v) "Environmental Conditions" mean the Release or presence of any Hazardous Substance (whether or not such Release or presence constituted at the time thereof a violation of any Environmental Law) as a result of which Seller or any of its Subsidiaries has or may become liable to any Person or by reason of which the Business or any of the Contributed Assets may suffer or be subjected to any Encumbrance or liability.

                     (vi) "Site" means any real property now or previously owned or operated by Seller and used in the Business.

              (b) Compliance and Liability. Seller and each Site are in compliance with all, and Seller has no liability under any, Environmental Laws, except for such noncompliance or liability which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

              (c) Releases and Environmental Conditions. No Release has occurred at any Site, and there are no present or past Environmental Conditions in any way relating to Seller, any Site, or the Business, except for such releases or conditions which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

              (d) Environmental Audits. Seller has delivered to Purchaser copies of all environmental audits or other studies or reports relating to any Environmental Condition at any Site or relating to the Business in the possession of Seller or reasonably available to Seller.

              (e) Notice of Violation. Except as set forth on Schedule 4.25(e) of the Disclosure Letter, Seller has not received notice of any alleged, actual or potential responsibility, inquiry, investigation or administrative or judicial proceeding regarding (x) any Release at any Site or other location, or
(y) any violation of or non-compliance by Seller with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. Seller has not received any notice of any other claim, demand or action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release, transportation, disposal or presence of any Hazardous Substances.

              (f) Notices, Warnings and Records. Seller has given all notices and warnings, made all reports, obtained all Permits, licenses and approvals, and has kept, maintained and filed all records required by, and in compliance with, all Environmental Laws, including, without limitation any notices and consents required under any Environmental Laws in connection with the consummation of the transaction contemplated by this Agreement, except where the failure to do any of the above would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

              (g) No Storage Tanks. Except as set forth on Schedule 4.25(g), to Seller's knowledge, there are not now and never have been any underground or above ground storage tanks located at any Site.

       4.26 Restrictive Documents and Territorial Restrictions. Except as set forth on Schedule 4.26 of the Disclosure Letter and except for restrictions contained in this Agreement, the Ancillary Agreements, and the MTI Agreements, Seller and the Subsidiaries are not, and the Company and Converted Companies will not be, subject to, or a party to, any charter, by-law, Encumbrance, lease, license, Permit, agreement, instrument, judgment or decree which limits the ability of the Business to compete in any geographic area or with any Person or which would prevent in any material respect the continued operation of the Business after the date hereof in substantially the same manner as heretofore operated.

       4.27 Government Contracts. To the knowledge of Seller, the Business has not been suspended or debarred from bidding on contracts or subcontracts with any governmental entity and no such suspension or debarment has been initiated or threatened. To Seller's knowledge, the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. To the knowledge of Seller, there is no reasonable basis to conclude that the Business would become subject to suspension or debarment. Except as set forth on

Schedule 4.27(a) of the Disclosure Letter, neither Seller, nor any Subsidiary nor the Company nor the Converted Companies (in each case in connection with the Business) has been audited or investigated or is now being audited or investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. governmental entity, any similar agencies or instrumentalities of any foreign governmental entity, or any prime contractor with a governmental entity nor, to the knowledge of Seller, has any such audit or investigation been threatened. Except as set forth on
Schedule 4.27(b) of the Disclosure Letter, the Seller and the Subsidiaries and the Company and the Converted Companies (as of immediately prior to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements at the Closing) have no agreements, contracts or commitments that require them to obtain or maintain a security clearance with any governmental entity. The Receivables due from government customers are not subject to offset or reduction for overcharges, cost basis reductions, bill backs or other collection disputes, except as reserved for on the Balance Sheet or the Closing Date Statement, as the case may be.

       4.28 Product Liability and Warranties. Except as set forth on Schedule
4.28 of the Disclosure Letter, each Product designed, manufactured, sold, leased, or delivered in the operation of the Business has been in conformity in all material respects with all applicable contractual commitments and all express and any implied warranties, and, to Seller's knowledge, neither Seller nor any Subsidiary has and the Company and the Converted Companies will not have any liability for replacement or repair thereof or other damages in connection therewith, other than in the ordinary course of business consistent with historical replacements, repairs and damages associated with the Products and subject only to the reserve for product warranty claims in the Financial Statements or the Closing Date Statement as applicable. Except as set forth on
Schedule 4.28 of the Disclosure Letter, to the knowledge of Seller, there is no reasonable basis to conclude that the Business would have any such material liability, subject to applicable reserves. The Business maintains in all material respects sufficient personnel, facilities, third party service Contracts and capabilities to satisfy its liabilities and obligations with respect to product warranties, subject to the transactions contemplated hereby and other actions taken after the date hereof at the written request of Purchaser. No Product or service designed, manufactured, sold, leased, or delivered in the operation of the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease for such Product.

       4.29 Inventory. After considering reserves, all Inventory (a) was acquired in the ordinary course of business, (b) consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business and (c) is valued at the lower of cost or market value. Neither Seller nor any Subsidiary nor the Company nor the Converted Companies is under any liability or obligation with respect to the return of finished goods inventory in the possession of distributors, wholesalers, retailers or other customers in excess of established reserves. Except as set forth on Schedule
4.29 of the Disclosure Letter, neither Seller nor any Subsidiary nor the Company nor the Converted Companies holds any Inventory on consignment, or holds title to or ownership of any Inventory in the possession of others.

       4.30 Receivables. All Receivables are (a) valid, bona fide claims against debtors for sales or other charges, and (b) to Seller's knowledge and net of reserves, not subject to any defenses, set-offs or counterclaims. Seller or the appropriate Subsidiary or the Company or the appropriate Converted Company (as of the Closing) has fully performed in all material respects its obligations with respect to such Receivables that were obligated to be performed to the date of this Agreement. Except as set forth on Schedule 4.30 of the Disclosure Letter, the Receivables (net of any reserves reflected in the Financial Statements or in the Closing Date Statement, as the case may be) are valid and, to Seller's knowledge, are collectible in all material respects when due in the ordinary course of the Business. The write-offs for uncollectible accounts receivable reflected in the Financial Statements have been established in the ordinary course of the Business, in accordance with principles consistently applied since September 1, 1999.

       4.31 Transactions with Affiliated Parties. Schedule 4.31(a) of the Disclosure Letter sets forth a true and complete list and description of all transactions primarily related to the Business engaged in between Seller and the Subsidiaries and any director, executive officer or holder of five percent (5%) or more of the Seller's equity securities or other Person (the "Affiliated Parties") that would be required to be reported under Item 404 of Regulation S-K under the 1933 Act since September 1, 2000. To the knowledge of Seller, all Contracts and commitments with Affiliated Parties listed on Schedule 4.31(a) that are being assigned to Purchaser are on terms no less favorable to Seller and the Subsidiaries than would have been available from an unaffiliated third party at the time such Contract or commitment was entered into. In addition,
Schedule 4.31(b) of the Disclosure Letter sets forth all loans to employees of the Seller and the Subsidiaries.

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants to Seller that the following statements are true and complete and not misleading as of the date hereof and as of the Closing Date:

       5.1 Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the power and authority to own and operate its business as presently conducted. Purchaser is qualified to do business as a foreign entity in all jurisdictions in which it is required to be qualified to conduct its business as currently conducted except for jurisdictions in which the failure to so qualify would not reasonably be expected to have a material adverse effect on Purchaser. Purchaser has previously made available to Seller true and correct copies of its organizational documents including its limited liability company agreement. As of immediately prior to the Closing, Purchaser has not engaged in any transaction other than transactions in connection with this Agreement.

       5.2 Authorization. Purchaser has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, as the case may be, to perform each of its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary

Agreements by Purchaser, have been duly authorized by all necessary corporate action on the part of Purchaser.

       5.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Purchaser, and each of the Ancillary Agreements will be, at Closing, duly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the parties thereto (other than Purchaser), this Agreement constitutes, and each of the Ancillary Agreements will constitute at Closing, a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors' rights generally, by equitable principles relating to enforceability, or by applicable federal or state securities laws with respect to the indemnification provisions contained in this Agreement and the Ancillary Agreements, as the case may be.

       5.4 No Conflict or Violation. Neither the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, nor the consummation of the transactions contemplated hereby or thereby, will result in (a) a violation of, or a conflict with, either Purchaser's organizational documents or of any subscription, members' or similar agreement or understandings to which Purchaser is a party; (b) a violation by Purchaser of any applicable Law; (c) a violation by Purchaser of any order, judgment, writ, injunction, decree or award to which Purchaser is a party or subject; or (d) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any Contract, Permit or Encumbrance to which Purchaser is a party or by which Purchaser is bound.

       5.5 Litigation. There is no Action by or before any Governmental Authority or other Person pending or, to Purchaser's knowledge, threatened against Purchaser or any of its properties or rights which would materially and adversely affect the right or ability of Purchaser to perform any of its respective obligations under this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

       5.6 Consents and Approvals. Except for the (i) the notification requirements of the HSR Act, (ii) the requirements of antitrust, competition or other similar laws of any applicable foreign jurisdiction, and (iii) compliance with applicable securities laws, no consent, Permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other person or entity is required to be made or obtained by Purchaser by virtue of the execution, delivery or performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

       5.7 Purchase of the Membership Interests; Investment Experience; Restricted Securities.

              (a) The Membership Interests to be purchased by Purchaser hereunder will be acquired for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act and

Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

              (b) At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Membership Interests. Purchaser has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Membership Interests to be purchased by Purchaser under this Agreement. Purchaser further has had an opportunity to ask questions and receive answers from Seller regarding the terms and conditions of the offering of the Membership Interests and to obtain additional information (to the extent Seller possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Purchaser or to which Purchaser had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by Seller in Article 4.

              (c) Purchaser understands that the purchase of the Membership Interests involves substantial risk. Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Membership Interests and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Membership Interests and protecting its own interests in connection with this investment.

              (d) Purchaser understands that the Membership Interests are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from Seller in a transaction not involving a public offering, and that under the 1933 Act and applicable regulations thereunder, such securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the 1933 Act, except pursuant to an exemption from such registration available under the 1933 Act. In this connection, Purchaser represents and warrants that it is familiar with Rule 144 of the Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

       5.8 Financial Capacity; Ability to Perform. Purchaser shall have at the Closing cash available or committed for borrowing under duly executed and delivered agreements in an amount of no less than $50,000,000, of which no less than $20,000,000 shall be contributed into the Company at the Closing, and which $50,000,000 amount Purchaser believes is sufficient to satisfy all of Purchaser's obligations under this Agreement and the Ancillary Agreements and in connection with the transactions contemplated hereby and thereby on the terms and conditions set forth herein.

       5.9 Tax Liability. Purchaser has reviewed with its own respective tax advisors the federal, state, local and foreign Tax consequences of the purchase of the Membership Interests by Purchaser and the transactions contemplated by this Agreement and the Ancillary Agreements. With respect to the tax consequences of the purchase of the Membership Interests, Purchaser relies solely on such advisors and not on any statements, representations or warranties of Seller, the Subsidiaries, or any of their respective affiliates, officers, directors, members, employees, representatives or agents. Purchaser understands that it (and not Seller) shall be responsible for its own respective Tax liability that may arise as a result of the purchase of the Membership Interests or the transactions contemplated by this Agreement and the Ancillary Agreements.

       5.10 No Ownership of Seller Securities. As of the date of this Agreement, neither Purchaser nor, to its knowledge, any of its Affiliates owns or possesses any interest in, legally or beneficially (within the meaning of the 1934 Act), any capital stock or security convertible into capital stock of Seller. As of the date of this Agreement, neither Purchaser nor, to Purchaser's knowledge, any of its Affiliates owns or has the right to acquire any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any capital stock or security convertible into capital stock of Seller or any interest therein (whether legally or beneficially).

       5.11 Full Disclosure. No representation, warranty or other statement of Purchaser contained in this Agreement or any other document or certificate furnished to Seller, the Subsidiaries or the Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

       5.12 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any claim against Seller or any Subsidiary for any brokerage or finders' commission, fee or similar compensation. Purchaser shall indemnify Seller and the Subsidiaries for any claims brought by any person for any brokerage or finders' commission, fee or similar compensation on account of this transaction.

       5.13 No Additional Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, it is the express intent of each party hereto that none of Seller, the Subsidiaries or any of their respective affiliates, officers, directors, members, employees, representatives or agents is making or has made any representation or warranty whatsoever, express or implied, statutory or otherwise, beyond those expressly stated in
Article 4 of this Agreement, including, without limitation, any representation or warranty as to condition, fitness for a particular purpose, merchantability or suitability as to any of the assets or properties of the Business; it is understood and agreed that any estimates, projections or other predictions that have been disclosed to Purchaser and its affiliates are not and shall not be deemed to be representations or warranties of Seller or the Subsidiaries hereunder.

                                    ARTICLE 6

                                    COVENANTS

       6.1 Access to Information. From the date hereof through the Closing Date, Purchaser and its Representatives and Purchaser's lenders and financial sources shall have reasonable access during normal business hours to all properties, Books and Records, Contracts, Permits and other documents of or relating to the Business in order to make such investigation as they shall deem desirable in connection with this Agreement and the Ancillary Agreements; provided, however, that the activities of Purchaser and its Representatives shall be conducted in such a manner as not to unreasonably interfere with the business operations of Seller and the Subsidiaries. Without limiting the generality of the foregoing, from and after the date hereof through the Closing Date, Purchaser, upon reasonable notice, shall have the right to have a Representative be present on any premises from which the Business is operated on a full time basis. Seller shall furnish or cause to be furnished to Purchaser and its Representatives all data, information and reports concerning the Business including without limitation, access to officers and employees as may reasonably be requested. No such investigation performed or information received by Purchaser or any Representative shall affect in any way the liability of Seller for the breach of any representation or warranty contained herein. Seller and Purchaser shall, as promptly as possible, inform the other in writing of any change or event which renders any representation or warranty by that party in or any Schedule to this Agreement inaccurate or incomplete in any material respect.

       6.2 Conduct of the Business. Except as specifically contemplated by this Agreement and the Ancillary Agreements, except as set forth on the Schedule 6.2 of the Disclosure Letter, and except as requested by or consented to by Purchaser in writing, from the date hereof through the Closing Date, Seller shall use commercially reasonable efforts to conduct (and shall cause the Subsidiaries to conduct) the Business in the ordinary course and consistent with past practice in all material respects, shall pay all accounts payable when and as due, and shall use its (and shall cause each Subsidiary to use its) commercially reasonable efforts to preserve intact the business relationships of the Business, keep available the service of the employees of the Business and maintain satisfactory relationships with the suppliers to and customers of and other persons having a business relationship with the Business. Without limiting the generality of the foregoing, without the prior written consent of Purchaser, Seller shall not (and shall not permit any Subsidiary to) (a) take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 4.11 (with the understanding that the expiration of any Contract by its terms shall not constitute a violation of this clause (a), except that Seller shall promptly notify Purchaser of the expiration of any Material Contract and promptly upon Purchaser's request, use its commercially reasonable efforts to renew or extend any Material Contract), (b) enter into, or commit to enter into, any material contract or agreement, or amend any existing Material Contract in such a way, that will materially increase the amount of the Assumed Liabilities or (c) sell, transfer, dispose of, or agree to sell, transfer or dispose of, any assets, properties, Intellectual Property or rights related to the Business other than in the ordinary course of business consistent with past practice. Seller shall keep intact all insurance existing as of the date hereof that is material to the Business until the Closing and any entitlement to the proceeds thereof to the extent relating to FF&E shall be contributed to the Company prior to the Closing. Seller shall cause the Business not to engage in any transaction with any of its Affiliated Parties (other than transactions between Seller and the Subsidiaries, transactions contemplated herein and in the Ancillary Agreements and the MTI Transaction) without the prior written consent of Purchaser, except for transactions under existing agreements disclosed on Schedules 4.31(a) and 4.31(b) of the Disclosure Letter or previously disclosed in Seller's Form

10-K for fiscal 2000 or Seller's proxy statement for its 2000 annual meeting of shareholders and transactions in the ordinary course consistent with past practice; provided, however, that any purchase orders issued to Affiliated Parties pending as of the Closing Date will be on commercially reasonable terms.

       6.3 Third Party Consents.

              (a) Except with respect to the Excluded Assets, Seller and Purchaser will use commercially reasonable efforts to obtain all waivers, consents, novations, approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or Governmental Authorities which are reasonably necessary or desirable in connection with the assignment of the Contracts to the Company and obtaining consent to a change of control. Any Contract or Lease (other than the GSA Contract) that has not been so assigned or novated to the Company by the Effective Time under the Contribution Agreement shall be deemed an "Unassigned Contract".

              (b) Notwithstanding anything in this Agreement to the contrary, if the consent or novation of any third party required for the assignment of any Contract or Lease (other than the GSA Contract) has not been obtained by the Closing Date, Seller and Purchaser will cooperate in a commercially reasonable manner, which shall not include the payment of money to a third party by Seller, to obtain such consent or novation for such Unassigned Contract, and will and hereby does grant the Company the exclusive right to perform all obligations under and receive the benefits of such Unassigned Contract on behalf of Seller (unless prohibited by law or by the terms of such Unassigned Contract and subject to the Company and/or the Converted Companies assuming and performing all obligations and liabilities of Seller and/or the Subsidiaries under such Unassigned Contract) (collectively, the "Subcontracting Arrangement"), until the earlier of (i) the date that is six (6) months after the Closing Date (the "Initial Period"), (ii) the replacement of such Unassigned Contract with a substantially equivalent contract from the same party (a "Replacement Contract") or (iii) the receipt of a consent or novation required for the assignment of such Unassigned Contract. Purchaser shall cause the Company to, and the Company shall use commercially reasonable efforts to, assist Seller in obtaining the necessary consents or novations, but if following Seller's commercially reasonable efforts to obtain such consents or novations, Seller certifies to Purchaser in writing that it appears that a third party consent or novation cannot be obtained for any Unassigned Contract prior to the end of the Initial Period, Purchaser shall cause the Company to, and the Company shall use commercially reasonable efforts to, obtain a Replacement Contract for such Unassigned Contract. After the date hereof, Seller shall, prior to contacting any third party regarding a consent or novation, provide Purchaser with the right to review the form of communication to be used by Seller to obtain consents and novations and shall include any reasonable modification to such form requested by Purchaser within two (2) business days of submission to Purchaser. With respect to Material Contracts, Purchaser shall be promptly provided upon receipt or delivery thereof a copy of all correspondence with third parties regarding consents and novations and a copy of all written replies. In seeking such consents and novations, Seller shall not agree to any amendment of any Contract or Lease, or to any other adverse modification of the relationship between the

Company and any third party, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld).

              (c) If a third party consent or novation or Replacement Contract for any Mission Critical Contract (other than the GSA Contract) has not been obtained prior to the end of the Initial Period, the Initial Period and the Subcontracting Arrangement with respect to such Mission Critical Contracts only shall be extended for up to three (3) additional months (the "Extended Initial Period").

              (d) The Company shall have no obligation under, or receive any benefits of, any Unassigned Contract after the expiration of the Initial Period, except for (i) any Unassigned Contract for which a consent or novation required for the assignment of such Unassigned Contract to the Company has been obtained and (ii) any Mission Critical Contract until the expiration of the Extended Initial Period.

              (e) Seller shall terminate any Unassigned Contract for which a consent or novation required for such Unassigned Contract's assignment has not been obtained upon the earlier of (i) the expiration of the Initial Period or
(ii) the execution and delivery of a Replacement Contract, or, with respect to any Unassigned Contract that is a Mission Critical Contract, upon the earlier of
(x) the expiration of the Extended Initial Period or (y) the execution and delivery of a Replacement Contract; provided, however, that if the termination of any Unassigned Contract would result in a penalty or other extra expense to Seller, then such termination shall be solely in the discretion of Seller and Seller shall be responsible for any liabilities arising under or related to such Unassigned Contract after the Subcontracting Arrangement.

              (f) Subject to the terms and conditions of this Agreement and the Ancillary Agreements, all obligations and liabilities arising under the Unassigned Contracts during the Initial Period, or to the extent the Unassigned Contract is a Mission Critical Contract, the Extended Initial Period, if applicable, shall be deemed to constitute Assumed Liabilities. Notwithstanding any of the foregoing, from and after the date of this Agreement, Seller shall have no obligation to renew any Contract that comes up for renewal or that will expire in accordance with its own terms.

       6.4 Confidentiality.

              (a) Each of Seller and Purchaser will, and will cause their respective Representatives to, hold in strict confidence using measures that are at least equal to the standard of care used by it to safeguard its own Confidential Information, and not to use to the detriment of the other party, any Confidential Information. No party to this Agreement shall, without the prior written consent of the other(s), disclose any Confidential Information of the other party to any Person other than a director, officer, employee, contractor or an advisor who has a bona fide need to know such information and who agrees to be bound by confidentiality agreements containing provisions no less protective than this Section 6.4 or as expressly contemplated by this Agreement, make any unauthorized copies of Confidential Information, or use any Confidential Information of the other party for any purpose except to implement its rights and obligations under this Agreement and as otherwise expressly contemplated by this Agreement; provided, however, that if any party or its Representatives is required or requested to disclose any Confidential Information by a Governmental Authority or court order, that party will promptly notify the other(s) of such request or requirement in writing so that the other(s) may seek an appropriate protective order or other appropriate relief and/or waive compliance with the provisions of this Section 6.4, and if, in the absence of such relief or waiver, any party or its Representatives are, in the opinion of such party's counsel, legally compelled to disclose Confidential Information, then that party may disclose such of the Confidential Information to the entity compelling disclosure as is, according to such opinion, required, without liability hereunder. After the Closing Date, Seller shall not, and shall cause its representatives not to, at any time disclose to any person other than Purchaser or the Company any Confidential Information. At Closing, Seller shall promptly deliver to the Company all Confidential Information.

              (b) Each of Seller and Purchaser acknowledges that breach of the foregoing obligations may cause irreparable injury to the party whose Confidential Information is disclosed and that such party may seek and obtain injunctive relief against such breach or threatened breach without prejudice to any other remedies that may be available to such party.

              (c) In the event that the transactions contemplated by this Agreement are not consummated, Seller will return to Purchaser, and Purchaser will return to Seller, all Confidential Information received from the other(s), including, but not limited to, worksheets, memoranda and other documents prepared or made available in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and will not retain any copy or record of the same.

              (d) The confidentiality provisions of this Section 6.4 shall commence on the date of this Agreement and shall survive the termination of this Agreement.

       6.5 Publicity. It is anticipated that Seller will make a public announcement of the execution of this Agreement concurrently with or promptly following the execution hereof. Seller shall provide Purchaser with a copy of the relevant portions of such press release for review and approval prior to the release thereof, such approval by Purchaser not to be unreasonably withheld. The relevant portions of any other press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby by either party, whether prior to or subsequent to the Closing, shall be provided to the other party for review and approval, which approval shall not be unreasonably withheld; provided, however, that customary tombstone advertisements by either party may be made without the requirement for any such approval.

       6.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each party will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions set forth herein as soon as practicable, including without limitation, commercially reasonable efforts to take all actions under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (a) Seller shall use its commercially reasonable efforts to take, or cause to be taken, all necessary action to (i) form the Company under Delaware Law in a timely manner, (ii) form each Converted Company in a timely manner, (iii) cause the Company and each Converted Company to be treated for all periods from inception as a disregarded entity for federal and state Tax purposes, and (iv) not take any action that would cause the Company or any Converted Company to be treated as a corporation for federal or state Tax purposes on or after the Closing Date, and (b) in the event the Permits listed on Schedule 4.21 cannot be transferred to the Company or the Converted Companies prior to the anticipated Closing Date, Purchaser shall take, or shall cause the Company or the Converted Companies to take, all action necessary to (w) apply for and obtain similar permits in Purchaser's or the Company's name, (x) license the use of such Permits from Seller or a Subsidiary, (y) provide for the sale and distribution through Seller or a Subsidiary of any products that can only be sold by a party holding such Permits or (z) enter into such other lawful arrangement with Seller as shall permit the Closing to occur without undue delay, recognizing the need for the Company and the Converted Companies to be able to continue to operate the Business without limitation in a lawful manner from and after the Closing. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will cooperate with the other and take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 11 hereof).

       6.7 Employees.

              (a) Seller and Purchaser agree to implement the employee restructuring plan set forth on Schedule 6.7 of the Disclosure Letter in accordance with the terms and conditions set forth on such Schedule 6.7. The employees who accept employment by the Company and who report for duty on or promptly after the Closing Date and the employees of the Converted Companies who continue to be employed by their respective employers on and after the Closing are collectively referred to as "Company Employees". No employment related liabilities arising prior to the Closing Date with respect to any Company Employees or any other employees of Seller or any Subsidiary will be assigned to or assumed by the Company, except for liabilities for salaries, commissions, vacation, comp time and other non-equity based benefits accrued as of the Closing Date that are reflected on the Final Closing Date Statement in accordance with GAAP, excluding the items described in clauses (i) through (iii) below (the "Balance Sheet Employee Liabilities"), and Seller shall indemnify the Company and Purchaser from and against any and all such pre-Closing employment related liabilities (other than the Balance Sheet Employee Liabilities), including, but not limited to, (i) any liabilities arising from the termination of employees by Seller or any Subsidiary who do not become Company Employees,
(ii) any payments due to any Company Employees at any time pursuant to any retention bonus arrangement or severance program or similar arrangement subject to Schedule 6.7 of the Disclosure Letter to which Seller or any Subsidiary is a party that is in effect on or prior to the Closing Date, and (iii) any and all obligations under any stock option, stock purchase, phantom stock or similar equity incentive plan operated by Seller or any Subsidiary.

              (b) In connection with the termination of employees by Seller described on Schedule 6.7 of the Disclosure Letter, Seller shall provide written notice sufficient to comply with W.A.R.N. as provided in Schedule 4.17(b) of the Disclosure Letter. This notice shall, at a minimum include (i) a statement that the planned action is expected to be permanent, (ii) the expected date of the employee's termination, (iii) an indication of whether the employee has bumping rights, and (iv) the name and telephone number of the Seller's official to contact for further information. Upon receipt of such notification, Seller agrees to provide written notice sufficient to comply with W.A.R.N. to (i) the state dislocated worker unit designated under the Job Training Partnership Act in each state in which the Seller terminates any employees, and (ii) the chief elected official of the local government unit within which any terminations occur. The notices to the state dislocated worker unit(s) and chief elected official(s), shall at a minimum, include (i) the name and address of the employment site where the termination(s) will occur, and the name and telephone number of the Seller's official to contact for further information, (ii) whether the planned terminations are permanent and whether the entire employment site is to be closed, (iii) the expected date of the first termination and the anticipated schedule for the terminations, (iv) the job titles of positions to be terminated and the number of affected employees in each job classification,
(v) whether there are any applicable bumping rights, and (vi) the name of each labor organization representing the employees who are being terminated and the name and address of the chief elected official of each such labor organization. As to any terminated employees who are represented by a labor organization, upon receipt of such notification, Seller shall provide written notice sufficient to comply with W.A.R.N. to chief elected officer of the employee's labor organization. This notice shall, at a minimum, contain the same information as set forth in romanettes (i) - (iv) above of the notice sent to the state dislocated worker unit and chief elected official of local government.

       6.8 Updates to Schedules. Seller shall provide to Purchaser such updates to the Disclosure Letter as shall be necessary to ensure that such Disclosure Letter reflects events that occur subsequent to the date hereof.

       6.9 Filings. Promptly after the date of this Agreement, each of Seller and Purchaser will prepare and file (a) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated by this Agreement as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification, competition or other similar control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (b) any other filings required to be filed by it under any other federal, state or foreign laws relating to the transactions contemplated by this Agreement (the "Other Filings"). Each of Seller and Purchaser shall promptly supply the other with any information that may be required in order to effectuate any filings pursuant to this Section 6.9. Each of Seller and Purchaser, as the case may be, will notify the other promptly upon the receipt of any comments from any government officials in connection with any filing made pursuant hereto and of any request of any government official for amendments or supplements to any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to any Antitrust Filing or Other Filing.

Each of Seller and Purchaser will cause all documents that it is responsible for filing with any regulatory authorities under this Section 6.9 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filing or Other Filing, each of Seller and Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the any government officials such amendment or supplement.

                                    ARTICLE 7

                 CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

       The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:

       7.1 Seller's Performance of Covenants. Except for breaches of the following covenants, agreements and obligations that would not result in a Material Adverse Change, the following covenants, agreements and obligations shall have been duly and properly performed in all material respects, at or before the Closing Date: (a) Seller shall have formed the Company, as required by Section 2.1, (b) Seller shall have entered into the Operating Agreement and the Contribution Agreement with the Company, (c) Seller shall have taken all reasonable action that can be taken prior to the Closing to ensure that the Company will be treated for all periods from inception as a disregarded entity for federal and state Tax purposes and shall not have taken any action to cause it to be treated as a corporation for federal or state Tax purposes, (d) Seller shall have converted the Subsidiaries to Converted Companies in accordance with
Section 2.2, and entered into an operating agreement with each Converted Company, (e) Seller shall have taken all action that can be taken prior to the Closing to ensure that each Converted Company will be treated as of immediately prior to the Closing Date as a disregarded entity for federal and state Tax purposes and shall not have taken any action to cause it to be treated as a corporation for federal or state Tax purposes, (f) the transactions contemplated by the Contribution Agreement shall have been consummated and the Contributed Assets shall have been duly contributed to the Company, free and clear of all Encumbrances, other than Permitted Encumbrances, and (g) Seller shall have assumed the Retained Liabilities and Excluded Contracts in accordance with
Section 2.4.

       7.2 Officer's Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by an authorized executive officer of Seller, certifying that the conditions specified in Section 7.1 above have each been fulfilled.

       7.3 No Injunction, etc. There will not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement.

       7.4 HSR. The waiting period under the HSR Act shall have expired or been earlier terminated.

       7.5 Opinions of Counsel. Purchaser shall have received from counsels for Seller, opinions dated the Closing Date substantially in the form of Exhibit C hereto.

       7.6 Net Working Capital and Cash. The Company and Converted Companies shall have Net Working Capital and the Cash Contribution in amounts sufficient to satisfy Section 3.3(a).

       7.7 Secretary's Certificate. Purchaser shall have received from Seller, the Company and Converted Companies good standing certificates from the jurisdiction of organization of each and a customary Secretary's Certificate and a customary Incumbency Certificate.

                                    ARTICLE 8

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

       The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Seller:

       8.1 Purchaser's Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Purchaser at or before the Closing Date shall have been duly and properly performed in all material respects.

       8.2 Officer's Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an authorized officer of Purchaser, certifying that the conditions specified in Section 8.1 above have each been fulfilled.

       8.3 HSR. The waiting period under the HSR Act shall have expired or been earlier terminated.

       8.4 No Injunction, etc. There will not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement.

       8.5 Financing Commitments. Purchaser shall contribute or shall cause to be contributed into the Company no less than $20,000,000 in cash at the Closing, of which at least $10,000,000 shall be an equity contribution, and at the Closing, Purchaser shall have no less than an additional $30,000,000 in cash available or committed for borrowing for the purposes of funding the Company. Any amounts to be borrowed shall be under duly executed and delivered agreements entered into by Purchaser, and at Closing there shall be no unsatisfied conditions for the borrowing of any amounts under such agreements.

                                    ARTICLE 9

                                   THE CLOSING

       9.1 Closing. The closing of the sale and purchase of the Membership Interests (the "Closing") shall take place at 10:00 a.m. Los Angeles time no later than three (3) business days after all of the conditions to Closing have been satisfied or waived, or on such other date as may be mutually agreed to by the parties. The Closing shall be deemed effective as of the close of business of such date (the "Closing Date").

       9.2 Seller's Obligations. At the Closing, in addition to the documents required to be delivered pursuant to Article 7, Seller shall deliver to Purchaser a certificate representing the Membership Interests, duly endorsed or with duly endorsed membership interest transfer powers or assignments and such other instruments of transfer which may be reasonably necessary to transfer to Purchaser all of Seller's right, title and interest in and to the Membership Interests, all in a form acceptable for transfer on the books of the Company or Converted Company, as the case may be, together with such other instruments and documents as Purchaser reasonably deems necessary to effect the transactions contemplated hereby. The certificates representing the Membership Interests shall bear the legends required by all applicable securities plus notice of rights of Seller in the event of a Liquidity Event.

       9.3 Purchaser's Obligations. At the Closing, in addition to the documents required to be delivered pursuant to Article 8, Purchaser shall deliver to Seller the Purchase Price to be paid to Seller by wire transfer to Seller's account as required by Section 3 above.

                                   ARTICLE 10

                             POST CLOSING COVENANTS

       10.1 Satisfaction of Obligations to Company Employees Under Seller's Stock Option Plans. From and after the Closing, Seller shall promptly perform all of its obligations to Company Employees under all stock option, stock purchase, phantom stock and other similar equity incentive plans.

       10.2 Further Assurances; Transition Assistance. Seller shall (and Purchaser shall cause the Company and the Converted Companies to), at any time and from time to time following the Closing, promptly execute and deliver, or cause to be executed and delivered all such further instruments and take all such further actions as may be reasonably necessary or appropriate to (w) transfer to the Company, or to perfect or record the Company's title to or interest in, the Contributed Assets, (x) transfer to the Company, and effect the Company's assumption of, the Assumed Liabilities, (y) cause the Seller to retain the Retained Liabilities or (z) otherwise confirm or carry out the purposes and intent of this Agreement. If, at any time after the Closing, either party receives any payment, correspondence or other property that is intended for or belongs to the other party, or to which the other party is legally entitled, then the party receiving such payment, correspondence or other property shall hold it in trust and promptly pay over such payment or deliver such correspondence or other property to the other party. Seller shall promptly provide, upon request, access to or copies of book and records reasonably related to the Business as the Company or Purchaser may reasonably request from time to time, subject to the confidentiality provisions contained herein. In addition, following the Closing Date Purchaser shall cause the Company and each of the Converted Companies to promptly provide Seller, upon request, access to and the right to make copies of Books and Records transferred to the Company or in the possession of any of the Converted Companies that are relevant to the operations of Seller other than the Business, or are relevant to the Retained Liabilities or the Excluded Contracts or are necessary for the preparation and/or defense of matters pertaining to Seller's and Subsidiaries' liability for taxes or for the preparation of financial statements.

       10.3 Non-Solicitation of Employees.

              (a) Promptly following the Closing Date, Seller and its subsidiaries shall not retain, without Purchaser's consent, any person identified to Seller by Purchaser as a Company Employee. From and after the Closing Date, and for a period of two (2) years following the Closing Date, Seller and its subsidiaries shall not (i) hire any Company Employee within six
(6) months following the termination of his or her employment with the Company or a Converted Company unless the Company or a Converted Company has terminated such Company Employee's employment, or (ii) encourage, solicit, induce or attempt to encourage, solicit or induce any employee of the Company or any Converted Company who has been an employee of Seller or any Subsidiary at any time within the one (1) year period preceding the Closing, to leave his or her employment with the Company or any Converted Company, terminate his or her relationship with the Company or any Converted Company or to devote less than his or her full-time efforts to the Business for any reason, other than as contemplated by Section 6.7 of this Agreement.

              (b) From and after the Closing Date, and for a period of two (2) years following such date, each of the Company, the Converted Companies and Purchaser shall not, except with respect to Company Employees, (i) hire any employee of Seller within six (6) months following the termination of his or her employment with Seller unless Seller has terminated such employee's employment, or (ii) encourage, solicit, induce or attempt to encourage, solicit or induce any employee of Seller, to leave his or her employment with Seller, terminate his or her relationship with Seller or to devote less than his or her full-time efforts to Seller for any reason.

       10.4 Covenant Not to Compete.

              (a) From and after the Closing Date, and for a period of three (3) years following the Closing Date, Seller shall not directly or indirectly own, manage, operate or meaningfully participate in the ownership, management or operation of, any business that competes or intends to compete with the Business as conducted on the Closing Date. Notwithstanding the foregoing, Purchaser acknowledge and agree that (i) Seller, from time to time, may sell, lease or otherwise operate as a retailer or retail lessor, but not a manufacturer, assembler or wholesaler, of computer hardware and software in conjunction with Seller's Web hosting business as presently conducted and as proposed to be conducted including logical extensions thereof, and such sale or lease of computer hardware and software shall not constitute a violation of Seller's obligations under this Section 10.4(a), and (ii) Seller shall be entitled in its sole discretion to sell, dispose of, or otherwise deal with, the assets and liabilities not contributed to, or assumed by, the Company or the Converted Companies without violation of Seller's obligations under this Section 10.4(a). Successors to the Business are intended beneficiaries of this provision. Seller and its subsidiaries may not sell or lease (but may resell) products using the "Micron" name unless manufactured by the Company or its designee or MTI.

              (b) From and after the Closing Date, and for a period of three (3) years following the Closing Date, each of the Company, the Converted Companies and Purchaser shall not directly or indirectly own, manage, operate or meaningfully participate in the ownership, management or operation of, any business that competes or intends to compete with the Web hosting business as conducted by the Seller. Notwithstanding the foregoing, Seller acknowledges and agrees that each of the Company, the Converted Companies and Purchaser shall be permitted to resell (but not originate) Web hosting services. Successors to Seller are intended beneficiaries of this provision.

       10.5 Litigation Support. In the event and for so long as either party to this Agreement is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction prior to or following the Closing Date involving the Business, the other party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party, including, without limitation, reimbursement of the reasonable cost of time spent by the employees of the party making such employees available in excess of an aggregate of five (5) employee full workdays for all matters (unless the contesting or defending party is entitled to indemnification therefor under
Article 11 below).

       10.6 Liquidity Event.

              (a) In the event that a binding agreement with respect to a Liquidity Event is executed at any time before the third anniversary of the Closing Date, the Net Proceeds from that Liquidity Event, when and as received, shall be applied as follows:

                     (i) First, to the repayment of all funded debt relating to the Company's business, provided that the assumption of debt by the acquiror shall be regarded as a repayment of indebtedness hereunder;

                     (ii) Next, to the repayment of all capital provided to the Company and the Converted Companies by Purchaser and its members to the extent such capital has not already been repaid or otherwise distributed to Purchaser and its members;

                     (iii) Next, $25,000,000 to Purchaser to the extent that such amount has not already been distributed to Purchaser;

                     (iv) Next, to the satisfaction of all obligations triggered by or arising in connection with the Liquidity Event under employee incentive programs established by Purchaser; provided, however, that no more than fifteen percent (15%) of the Net Proceeds shall be used to satisfy such obligations; and

                     (v) Then, of the remaining Net Proceeds, (A) fifty percent (50%) shall be paid to Seller if a binding agreement with respect to a Liquidity Event is executed at any time before the first anniversary of the Closing Date,
(B) twenty-five percent (25%) shall be paid to Seller if a binding agreement with respect to a Liquidity Event is executed at any time from the first anniversary of the Closing Date until the second anniversary of the Closing Date or (C) fifteen percent (15%) shall be paid to Seller if a binding agreement with respect to a Liquidity Event is executed at any time from the second anniversary of the Closing Date until the third anniversary of the Closing Date, provided that all such payments to Seller shall be made by wire transfer of immediately available funds to an account designated by Seller;

provided, however, that no payments, distributions or transfers of any Net Proceeds from a Liquidity Event to any Person shall be made until any dispute pursuant to this Section 10.6 has been resolved in accordance with the procedures set forth in this Section 10.6.

Notwithstanding the foregoing, in the event of the consummation of an initial public offering of the securities of the Company and/or any of the Converted Companies, the Net Proceeds of such Liquidity Event shall be applied as follows:

                     (u) First, to the payment of all expenses of the issuer incurred in connection with the offering;

                     (w) Next, to the repayment of all capital provided to the Company and the Converted Companies by Purchaser and its members to the extent such capital has not already been repaid or otherwise distributed to Purchaser and its members, and to the repayment of all funded debt relating to the Company's business that is required by the terms of such debt to be paid in connection with the offering;

                     (x) Next, $25,000,000 to Purchaser to the extent that such amount has not already been distributed to Purchaser;

                     (y) Next, to the satisfaction of all obligations arising in connection with the initial public offering under employee incentive programs established by issuer, including but not limited to net exercises of employee stock options, if any; and

                     (z) Then, of the remaining Net Proceeds, (A) fifty percent (50%) shall be paid to Seller if the initial public offering takes place before the first anniversary of the Closing Date, (B) twenty-five percent (25%) shall be paid to Seller if the initial public offering takes place at any time from the first anniversary of the Closing Date until the second anniversary of the Closing Date, or (C) fifteen percent (15%) shall be paid to Seller if the initial public offering takes place at any time from the second anniversary of the Closing Date until the third anniversary of the Closing Date.

provided, however, that no payments, distributions or transfers of any Net Proceeds from a initial public offering to any Person shall be made until any dispute pursuant to this Section 10.6 has been resolved in accordance with the procedures set forth in this Section 10.6.

              (b) As promptly as practicable, but in any event, within ten (10) business days following the closing of an agreement with respect to a Liquidity Event, Purchaser shall deliver to Seller a statement ("Liquidity Statement") showing the calculations of the payments described above, accompanied by a certification thereof by the Company's chief financial officer to the accuracy of such calculations. During the preparation of such calculation and the period of any dispute within the contemplation of this Section 10.6, Purchaser shall
(i) provide Seller and Seller's Representatives, upon reasonable notice, reasonable access during normal business hours to the Company's and Purchaser's books and records, financial, accounting and management employees and their independent accountants and their respective work papers, and any definitive documentation and/or related agreements containing the terms of the Liquidity Event in a manner that does not unreasonably interfere with the Company's business; and (ii) cooperate with Seller and Seller's Representatives, including the provision on a timely basis of all information reasonably requested by Seller and Seller's Representatives and necessary or useful in reviewing the preparation of the Liquidity Statement. After receipt of the Liquidity Statement, Seller shall have thirty (30) days to review it and unless Seller delivers written notice to Purchaser on or prior to the 30th day after Seller's receipt of the Liquidity Statement a notice specifying in reasonable detail all disputed items and the basis therefor, Seller shall be deemed to have accepted and agreed to the Liquidity Statement (such thirty (30) day period to be extended for any period of time during which Seller shall not have had reasonable access to such books, records, employees, independent accountants, work papers and documentation as described in the preceding sentence).

              (c) If Seller so notifies Purchaser of its objection to the Liquidity Statement, Seller and Purchaser shall, within thirty (30) days following such objection notice (the "Liquidity Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If at the conclusion of the Liquidity Resolution Period amounts shall remain in dispute then all disputes shall be submitted to the Accountants. All fees and expenses relating to the work, if any, to be performed by the Accountants shall be borne by Purchaser or Seller according to the degree to which their respective positions are accepted, as more fully set forth in Section 3.3. The Accountants shall act as an arbitrator to determine only those issues still in dispute. The Accountant's determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive.

              (d) Notwithstanding anything to the contrary in this Agreement, if, following the distribution of Net Proceeds with respect to a Liquidity Event, Purchaser or an Affiliated Party is required to make payments to the party that had paid the Net Proceeds in connection with such Liquidity Event as a result of a purchase price adjustment or indemnification obligations assumed by the Company or the Purchaser (or similar adjustment to the proceeds received) in connection with such Liquidity Event (the amount of such payments, the "Return Amount"), then each of Seller and Purchaser shall promptly pay or cause to be paid to the entity paying the Return Amount such amounts as is necessary to put the parties in the same economic position as if the Return Amount had never been received.

              (e) In the event that the net present value as of the Closing Date of all Net Proceeds ultimately determined to be payable to Seller pursuant to
Section 10.6(a)(v) or Section 10.6(a)(z) as of the second anniversary of the Closing Date is less than $10,000, Purchaser shall pay to Seller on the second anniversary of the Closing Date an additional amount such that the net present value as of the Closing Date of all Net Proceeds otherwise payable as of the second anniversary of the Closing Date plus the net present value as of the Closing Date of such additional amount shall equal $10,000. For purposes of the preceding sentence, net present value shall be determined using an annual discount rate of five percent (5%).

       10.7 Product Warranty and Support Obligations. Purchaser shall cause the Company to, and the Company shall, assume and be responsible and liable for all warranty, returns, customer service, technical support or similar obligations with respect to the Business, the Products, derivatives of such Products or out of any agreements or contracts related thereto whether arising prior to or after the Closing Date.

       10.8 Assumed Obligations. Purchaser will, and agrees to cause each of the Company and the Converted Companies to, satisfy all of its respective obligations and commitments under the Assumed Liabilities.

       10.9 Capital Commitments. Purchaser shall contribute, through its own funds or borrowed capital to the Company from time to time after the Closing Date an amount of cash that is required to perform Purchaser's obligations under this Agreement and the Ancillary Agreements and in connection with the transactions contemplated hereby and thereby on the terms and conditions thereof, including (but not limited to) the Assumed Liabilities up to a maximum of an additional $30,000,000 beyond the amounts contributed to the Company at the time of Closing.

       10.10 Sole Remedy for Section 4.4(a). With respect to the first sentence of Section 4.4(a), if Purchaser discovers after the Closing that the Company and the Converted Companies do not possess all of the information or assets primarily related to the Business or required to operate the Business in substantially the same manner as the Business is conducted as of the date of this Agreement and provides written notice thereof to Seller on or before the later of August 31, 2001 or ninety (90) days after the Closing, Seller will use commercially reasonable efforts to promptly provide such information or assets held by the Seller or the Subsidiaries or that were held by the Seller or the Subsidiaries prior to the Closing Date to the Company and the Converted Companies or assist the Company and the Converted Companies in obtaining such information or assets. With respect to the second sentence of Section 4.4(a), if Purchaser discovers after the Closing that a Contract or Lease which qualifies as a Mission Critical

Contract was omitted from Schedule 6.3 of the Disclosure Letter and promptly provides written notice thereof to Seller on or before the end of the Initial Period, Seller will place such Contract or Lease on Schedule 6.3 of the Disclosure Letter. The obligations of Seller in this Section 10.10 shall be Purchaser's sole and exclusive remedy for any breach by Seller of the representations and warranties in Section 4.4(a).

       10.11 Indemnification of Directors and Officers. For the length of Purchaser's obligations hereunder, Purchaser agrees to cause the Company and the Converted Companies to indemnify the directors and officers of the Company and the Converted Companies to the fullest extent allowed by Delaware law against any Action arising out of or related to the operation of the Business following the Closing, and to maintain at all times a commercially reasonable level of directors and officers insurance (taking into account, without limitation, the premiums payable for such insurance) for all such directors and officers, consistent with the past practice of Purchaser's Affiliates. Notwithstanding
Section 11.4 hereof, no claim for indemnification paid or expenses advanced by the Company or the Converted Companies (or their respective insurers) under this Section or the Operating Agreements shall be deemed to limit the indemnification obligations of Seller under this Agreement, and instead such payments or advances shall be treated as Damages to the extent they arise out of a matter for which Purchaser and the other indemnified parties under Section 11.2(a) would otherwise be entitled to indemnification hereunder.

       10.12 Standstill; Covenant Not to Sue. During the period commencing on the date of this Agreement and ending six (6) months following the Closing Date, neither Purchaser nor its Affiliates will, directly or indirectly, nor will either Purchaser or its Affiliates authorize or direct any of its Representatives or agents to: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, legal or beneficial ownership of any capital stock of Seller or any of its subsidiaries, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any such capital stock of Seller or any of its subsidiaries; (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of Seller or any of its subsidiaries; (iii) form, join, or in any way become a member of a 13D group with respect to any voting securities of Seller or any of its subsidiaries; (iv) seek to propose or propose, whether alone or in concert with others, any tender offer, exchange offer, merger, business combination, restructuring, liquidation, recapitalization, or similar transaction involving Seller or any of its subsidiaries; (v) nominate any person as a director of Seller who is not nominated by the then incumbent directors of Seller, or propose any matter to be voted on by the stockholders of Seller; (vi) publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing clauses (i) through (v); or (vii) take any action that would require Seller to make a public announcement regarding any of the matters prohibited by the foregoing clauses
(i) through (v). In addition, Purchaser hereby covenants to refrain, and shall cause each of its Affiliates (including those who may own securities or the right to acquire securities of Seller) to refrain, from bringing, commencing, instituting, maintaining, prosecuting or voluntarily aiding any action at law, proceeding in equity, or otherwise prosecuting or suing the Seller or its Affiliates in any court on any alleged claims, demands, liabilities, causes of action, suits, promises, lawsuits, damages of any nature whatsoever, known or unknown, fixed or contingent, arising out of or related to or based upon, in whole or in part, ownership of the securities of Seller at any time prior to the date that is six
(6) months following the Closing Date.

       10.13 Performance of Government Contracts. In performing any of the Contracts that constitute contracts and subcontracts with any Government Authority (the "Government Contracts"), Purchaser shall cause the Company and the Converted Companies, as the case may be, to comply in all material respects with all requirements of such Government Contracts. In addition, Purchaser agrees that Purchaser shall cause each of the Company and the Converted Companies, as the case may be, to: (a) maintain internal systems for tracking cost and sales data that are adequate for purposes of complying, and demonstrating compliance, with its obligations under the Government Contracts,
(b) maintain accurate and complete records relating to its performance of each Government Contract for such period as required by law and the applicable Government Contract, and (c) establish and maintain programs sufficient to comply with any equal employment opportunity, affirmative action and similar obligations under the Government Contracts. Seller represents and warrants to Purchaser that (i) the procedures described in (a) -- (c) above are in use by Seller and the Subsidiaries, (ii) the assets as to (a) and (b) above (other than personnel) necessary to conduct such procedures will be held by the Company and the Converted Companies as of the Closing and (iii) as to (c) above, if the Company and the Converted Companies establish programs substantially similar to those in use by Seller and the Subsidiaries at the Closing, such programs will comply herewith. Purchaser shall, and shall cause the Company to, notify Seller within ten (10) business days in the event that the Company or any Converted Company receives notice or is advised that any Government Authority claims any material breach or potential breach of any Government Contract or intends to initiate any audit, investigation, debarment, suspension proceeding, termination for default, negative responsibility determination or any other material adverse action with respect to the Government Contracts, provided that the failure to give notice shall not be deemed a breach of this Agreement unless Seller is prejudiced thereby.

       10.14 GSA Contract. Purchaser agrees that Purchaser shall, and shall cause each of the Company and the Converted Companies to, use commercially reasonable efforts to negotiate, execute and deliver an agreement with the General Services Administration in which Seller and its Affiliates are not a party thereto on similar terms with the GSA Contract as soon as possible and to have the GSA Contract terminate on the earlier of (i) the execution and delivery of such similar agreement or (ii) the GSA Contract's current expiration date of March 31, 2002.

       10.15 MTI Lease Payments. Seller agrees to pay to MTI, on behalf of the Company, the Base Rent (as such term is defined in that certain lease agreement between MTI and the Company relating to the lease of the manufacturing facilities for the Business (the "MTI Lease Agreement")) on a monthly basis in accordance with the payment requirements of the MTI Lease Agreement for a period not to exceed eighteen (18) months beginning on the Commencement Date (as such term is defined in the MTI Lease Agreement); provided, however, that Seller's obligation to make such payments shall terminate upon the termination of the MTI Lease Agreement.

       10.16 Future Payments to Purchaser and its Affiliates. Except as set forth in Section 10.6, for a period of twelve (12) months following the Closing Date, Purchaser shall cause each of the Company and the Converted Companies not to, and each of the Company and the Converted Companies shall not, make any payments or distributions to Purchaser, any equity holders of the Company, any equity holders of the Converted Companies or any of their respective Affiliates or any employees of any such Affiliates other than (a) the payment of a transaction fee not to exceed $3,000,000 in connection with the Closing, (b) the payment of reasonable expenses incurred in connection with the transactions contemplated by this Agreement up to a maximum of $1,000,000, (c) the payment of a management fee plus expenses not to exceed in the aggregate $250,000 per month, (d) the payment of reasonable compensation to any employees of or consultants to the Company who would be deemed to be an Affiliate or an employee of an Affiliate, and (e) the repayment of equity capital contributed into the Company by Purchaser to the extent such equity capital is replaced with debt capital and the Company has at least $50,000,000 in borrowing availability (including amounts drawn) at the time of repayment.

                                   ARTICLE 11

                                 INDEMNIFICATION

       11.1 Survival. All representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing through the date which is two (2) years after the Closing Date, except all representations and warranties with respect to Tax matters shall survive through the applicable statute of limitations or the applicable assessment or reassessment period, as the case may be; provided, however that as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before the end of such period, survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal. Any right to assert a claim for indemnification under this Article 11 shall expire two (2) years following the Closing Date; provided, however, that with respect to representations and warranties related to Tax matters and statutory penalties or fines relating to the performance of Government Contracts, a claim for indemnification under this
Section 11.2(a)(ii) and 11.2(b)(ii) or a claim for indemnification under Section
12.1 may be brought until the expiration of the applicable statute of limitations or the applicable assessment or reassessment period, as the case may be.

       11.2 Indemnification Obligations.

              (a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless, Purchaser, the Company, the Converted Companies, and their respective affiliates, officers, directors, members, employees and agents, and shall reimburse each such person on demand for any Damages resulting from any of the following:

                     (i) any breach or default in the performance by Seller of any covenant or agreement contained herein or in any Ancillary Agreement or any other agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

                     (ii) any breach of warranty or inaccurate representation made by Seller herein or in any Ancillary Agreement or any other agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

                     (iii) any liabilities related to the operation of the Business through and including the Closing Date (except to the extent such Damages arise out of matters for which Seller is indemnified under subsection
(b) below), other than the Assumed Liabilities;

                     (iv) the Retained Liabilities and the Excluded Contracts;

                     (v) any violation or infringement of the intellectual property rights of any third party by the Products prior to the Closing Date or the use of any of the Contributed Assets or assets of the Converted Companies prior to the Closing Date;

                     (vi) any and all liabilities and obligations related to any business other than the Business conducted by Seller whether before or after the Closing Date;

                     (vii) any liabilities or obligations to or claims by any stockholders of Seller arising from or related to the consummation of the transactions contemplated hereby; and

                     (viii) if Seller is required to give a W.A.R.N. notice as contemplated by Section 6.7, any and all liabilities, including without limitation, wages, benefits, fines, or penalties relating to or arising out of Seller's failure to so provide sufficient and timely W.A.R.N. notices;

provided, however, that with respect to clause (ii) above (A) Seller shall not be required to pay any Damages to any indemnified party unless the aggregate amount of all such Damages exceeds $250,000, in which case all Damages shall be paid, including such $250,000, and (B) in no event shall the aggregate amount of Damages payable by Seller arising out of this Agreement or the Ancillary Agreements exceed $10,000,000; provided, however, that if a breach of warranty or inaccurate representation would result in a Material Adverse Change and a claim for such breach or inaccuracy is made by Purchaser before the Closing Date, in no event shall the aggregate amount of Damages payable by Seller arising out of this Agreement or any Ancillary Agreement exceed $30,000,000.

              (b) Indemnification by Purchaser. Purchaser shall, and shall cause the Company and the Converted Companies from and after the Closing Date to, indemnify, defend and hold harmless Seller and any of its affiliates, officers, directors, members, employees and agents and shall reimburse each such person on demand for any Damages resulting from any of the following:

                     (i) any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein or in any Ancillary Agreement or any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto;

                     (ii) any breach of warranty or inaccurate representation made by Purchaser herein or in any Ancillary Agreement or any other agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto;

                     (iii) the Assumed Liabilities (except to the extent such Damages arise out of matters for which Purchaser and the Company are indemnified under subsection (a) above);

                     (iv) the operation of the Business (including the development, manufacturing, marketing, distribution, sale, use or other commercial exploitation of the Products and the employment of employees and consultants) after the Closing Date, including any liabilities and Taxes related to the operation of the Business after the Closing Date and all Actions relating to the operation of the Business after the Closing Date (except to the extent such Damages arise out of matters for which Purchaser and the Company are indemnified under subsection (a) above); or

                     (v) any and all liabilities and obligations related to any business other than the Business conducted by Purchaser or any of Purchaser's affiliates whether before or after the Closing Date.

provided, however, that with respect to clause (ii) above, (A) Purchaser shall not be required to pay Damages to any indemnified party unless the aggregate amount of all such Damages exceeds $250,000, in which case all Damages shall be paid, including such $250,000, and (B) in no event shall the aggregate amount of Damages payable by Purchaser arising out of this Agreement or the Ancillary Agreements exceed $10,000,000.

              (c) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party ("Indemnified Party") shall be entitled to indemnification hereunder, the Indemnified Party shall notify the other party ("Indemnifying Party") in writing within thirty (30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for the Indemnifying Party to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that the Indemnifying Party shall have been prejudiced in its ability to defend such claim. Such notice shall specify with reasonable particularity the facts known to the Indemnified Party giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. The right of the Indemnified Party to indemnification, as set forth in this notice, shall be deemed agreed to by the Indemnifying Party unless, within fifteen (15) days after the mailing of such notice, the Indemnifying Party shall notify the Indemnified Party in writing that it disputes the right of the Indemnified Party to indemnification. If the Indemnified Party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within thirty (30) days (or such longer period as they may agree) of the Indemnifying Party's delivery of notice of a dispute, such dispute shall be resolved in the manner set forth in Section 14.15 hereto.

              (d) Defense of Third Party Claims. For purposes of this Section 11.2, any assertion of fact and/or law by a third party which, if true, would constitute a breach of a representation or warranty made by a party to this Agreement shall, on the date that assertion is made, be deemed a breach of such representation or warranty and immediately invoke that party's obligation to protect, defend, hold harmless and indemnify the other party to this Agreement. Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the Indemnified Party, and acknowledgment by the Indemnifying Party (whether after resolution of a dispute or otherwise) of the Indemnified Party's right to indemnification hereunder with respect to such claim, the Indemnifying Party shall assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof, provided that the Indemnified Party is reimbursed by the Indemnifying Party for its costs in connection therewith, including the reasonable cost of time spent by employees of the Indemnified Party in respect of all such claims in excess of five (5) employee full work days. If the Indemnifying Party shall acknowledge the Indemnified Party's right to indemnification and elects to assume the defense of such claim, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless there is, under applicable standards of conduct, a conflict on any significant issue between Indemnifying Party and the Indemnified Party, in which case the fees and expenses of one counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party has assumed the defense of any claim against the Indemnified Party, the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, or would establish a precedential custom or practice adverse to the Business then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party's right to indemnification, the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party's expense, and the Indemnified Party shall have control over the litigation and authority to resolve such claim subject to this Section 11.2.

       11.3 Exclusive Remedy. Following the Closing Date, notwithstanding anything in this Agreement to the contrary and except as set forth in Sections
10.10 and 12.1, and except for claims for fraud or claims for specific performance or injunctive relief, the indemnification provisions contained in this Agreement shall be the exclusive remedy for any breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by the parties in this Agreement or any of the Ancillary Agreements or any facts or circumstances constituting such an inaccuracy, breach or nonfulfillment.


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

       11.4 Limitation on Indemnification. No claim for indemnity under this Agreement shall be asserted by, and no liability for such indemnity shall be enforced against, any party to the extent the Indemnified Party has theretofore received indemnification or insurance proceeds related to such claim.

                                   ARTICLE 12

                                   TAX MATTERS

       12.1 Tax Matters.

              (a) All Taxes of the Company and Converted Companies and all Taxes related to the Business for taxable periods beginning before the Closing Date and ending on or after the Closing Date will be allocable between the partial taxable period ending on the Closing Date and the partial period beginning on the day after the Closing Date and ending at any time thereafter by means of closing the books and records for each of the Company, the Converted Companies and the Business on the Closing Date, provided that any such Taxes that are calculated on an annual basis shall be based upon the assessment in place as of the Closing Date and shall be allocated between the partial taxable period ending on the Closing Date and the partial taxable period beginning on the day after the Closing Date in proportion to the number of days in each such partial taxable period. Taxes allocated to the partial taxable period ending on the Closing Date, including, without limitation, any and all Taxes payable as a result of the transactions contemplated by this Agreement (the "Indemnified Tax Liabilities") shall be paid by Seller. Taxes allocable to the partial taxable periods beginning on the day after the Closing Date and ending at any time thereafter are the responsibility of Purchaser and Purchaser shall pay such Taxes or cause such Taxes to be paid and shall indemnify and hold Seller and its Affiliates harmless from and against any and all such Taxes.

              (b) Purchaser agrees to keep and, except to the extent books and records have been transferred to Purchaser, Seller agrees to keep, or require any successor to keep, all books and records required to be maintained by any Converted Company under the Laws of any applicable Governmental Authority until at least December 31, 2008 and thereafter, each party shall first notify the other party of its intent to destroy such books and records and give such other party the opportunity to take the books and records before they are destroyed. Each party agrees to furnish or cause to be furnished to the other party, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to any Converted Company as is reasonably necessary for the preparation of any Tax Return for Taxes, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes paid.

              (c) Seller shall be liable for, shall pay or cause to be paid and shall indemnify and hold Purchaser and its Affiliates, including, after the Closing, the Company, the Converted Companies and all of their officers, directors and agents, harmless from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and the cost and expenses of enforcing such indemnification against the Seller), interest and penalties, if any, arising out of or based upon or for or in respect of each of the following: (i) any and all


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

Taxes with respect to the Business, the Company or the Converted Companies for any taxable period (or any partial period) ending on or before the Closing Date;
(ii) any and all Taxes resulting solely from the Company or the Converted Companies having been included in any consolidated, combined or unitary tax return that included the Seller, the Company or the Converted Companies for any taxable period (or portion thereof) ending on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulations (other than any liability arising under such Treasury Regulation or analogous law by reason of the Company or the Subsidiaries becoming a member of the consolidated, combined or unitary group of which Buyer is a member); (iii) any and all other Taxes with respect to the Business, the Company or, the Converted Companies for any Tax period ending on or prior to the Closing Date or with respect to periods beginning before the Closing Date and ending after the Closing Date to the extent allocated to the Company or the Converted Companies or to the Seller pursuant to Section 12.1(a) hereof and not previously paid. Such indemnity shall be in addition to the indemnification provided under Section 11.2(a) and shall be provided in the manner set forth in Sections 11.2(c) and (d).

              (d) The Seller will be responsible for the preparation and filing of all Tax Returns for the Seller and the Subsidiaries for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax Returns for the Seller or any Subsidiary which include the operations of the Business, the Company, the Subsidiaries and the Converted Companies for any period ending on or before the Closing Date). The Purchaser will be responsible for the preparation and filing of all Tax Returns for the Business, the Company, and the Converted Companies for all periods as to which Tax Returns are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of the Seller or any Subsidiary will include the operations of the Business, the Company, and the Converted Companies).

                                   ARTICLE 13

                NO SOLICITATION, FIDUCIARY DUTY OUT, TERMINATION

       13.1 No Solicitation. From and after the date of this Agreement until the Closing Date or termination of this Agreement pursuant to Section 13.3, Seller agrees that neither Seller nor any of its directors, officers, employees, agents, representatives or affiliates will seek, encourage, solicit, assist or consider any third party proposals relating to the sale or other disposition of all or substantially all of the assets of the Business (notwithstanding the foregoing, Purchaser recognizes that Seller has entered into arrangements to transfer Seller's SpecTek operations, certain Intellectual Property and real property to MTI (the "MTI Transaction") or furnish any non-public information to any other party relative to the Business other than in the ordinary course, as required by law in accordance with the next sentence, or in connection with the MTI Transaction. Notwithstanding the foregoing, prior to the Closing Date, this
Section 13.1 shall not prohibit Seller from furnishing nonpublic information regarding Seller, the Subsidiaries and the Business to, or entering into discussions or negotiations with, any Person who has submitted (and has not withdrawn) to Seller an unsolicited, written, bona fide Acquisition Proposal (as defined below) with no financing contingency as a condition to close that the Board of Directors of Seller determines, in its reasonable judgment to be more favorable from a financial point of view than the terms of this Agreement if (a) neither Seller nor any Representative of Seller or the Subsidiaries shall have violated any of the restrictions set forth in this Section 13.1, (b) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Seller to comply with its fiduciary obligations under applicable law, (c) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such Person, Seller gives Purchaser written notice of the material terms and conditions of such Acquisition Proposal and of Seller's intention to furnish nonpublic information to, or enter into discussions with, such Person, and Seller receives from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Seller's confidential information as the confidentiality provisions in this Agreement,
(d) Seller gives Purchaser at least three (3) business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (e) contemporaneously with furnishing any such nonpublic information to such Person, Seller furnishes such nonpublic information to Purchaser (to the extent such nonpublic information has not been previously furnished by Seller to Purchaser). Seller and the Subsidiaries, upon execution of this Agreement, will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal by a third party relating to any sale, lease (other than in the ordinary course), exchange, transfer, license (other than in the ordinary course), acquisition, or disposition of all or substantially all of the assets of the Business.

       13.2 Fiduciary Duty Out. Nothing in this Agreement shall prevent the Board of Directors of Seller from withdrawing, amending or modifying its recommendation in favor of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby if (a) an unsolicited, written, bona fide Acquisition Proposal with no financing contingency as a condition to close that the Board of Directors of Seller determines, in its reasonable judgment to be more favorable from a financial point of view than the terms of this Agreement is made to Seller and is not withdrawn, (b) Seller shall have provided written notice to Purchaser (a "Notice of Acquisition Proposal") advising Purchaser that Seller has received such a proposal, specifying all of the material terms and conditions of such proposal, (c) Purchaser shall not have, within five (5) business days of Purchaser's receipt of the Notice of Acquisition Proposal, made an offer that Seller's Board of Directors by a majority vote determines in its reasonable judgment to be at least as favorable as such proposal (it being agreed that the Board of Directors of Seller shall convene a meeting to consider any such offer by Purchaser promptly following the receipt thereof), and (d) the Board of Directors of Seller concludes in good faith, after consultation with its outside counsel, that, in light of such proposal, the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Seller to comply with its fiduciary obligations under applicable law. Seller shall provide Purchaser with at least three (3) business days prior notice (or such lesser prior notice as provided to the members of Seller's Board of Directors but in no event less than twenty-four (24) hours) of any meeting of Seller's Board of Directors at which Seller's Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is more favorable than the terms of this Agreement.


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

       13.3 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing (a) by mutual written agreement of Purchaser and Seller, (b) by Purchaser or Seller upon written notice to the non-terminating party by the terminating party at any time after the later of (i) August 1, 2001 or (ii) ten (10) days following the expiration of the waiting period or early termination under the HSR Act, if the Closing has not been consummated and such failure to consummate the Closing is not caused by a breach of this Agreement by the terminating party, (c) by Seller if there has been a material breach of any representation, warranty, covenant or agreement on the part of Purchaser that would prevent the consummation of the Closing, (d) by Purchaser if there has been a material breach of any representation, warranty, covenant or agreement on the part of Seller that would prevent the consummation of the Closing, (e) by Purchaser or Seller if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable, or (f) by Purchaser or Seller if a Triggering Event (as defined below) shall have occurred. Upon termination pursuant hereto, this Agreement shall become void and of no further force or effect, provided that Section 6.4 and Article 14 shall survive the termination of this Agreement, and neither party shall have any liability to the other in connection therewith, except that the foregoing shall not relieve either party of any liability for willful breach of this Agreement. For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if the Board of Directors of Seller shall have withdrawn its recommendation in favor of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (i) the Board of Directors of Seller shall have approved any Acquisition Proposal or
(ii) Seller's Board of Directors shall have determined, in its reasonable judgment, that the winding down and termination of the Business is more favorable to Seller than consummating the transactions contemplated by this Agreement; provided, however, that with respect to the Triggering Event described in clause (ii) of this sentence, Seller may not make such a determination until the earlier of (A) thirty (30) days after the date of this Agreement or (B) four (4) business days following the expiration of the waiting period or early termination under the HSR Act.

       13.4 Termination Fee. In the event that this Agreement is terminated by Purchaser or Seller pursuant to Section 13.3(f), Seller shall promptly, but in no event later than two (2) days after the date of such termination, pay Purchaser a fee in immediately available funds in an amount equal to $4,000,000 plus reasonable Expenses (the "Termination Fee"). Seller shall not be obligated to pay a Termination Fee if this Agreement is terminated for any other reason. Seller's obligation to pay the Termination Fee pursuant to Section 13 is in lieu of any damages or any other payment which Seller might otherwise be obligated to pay Purchaser as a result of any termination for which payment is due under
Section 13.3(f). Seller and Purchaser agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring Seller to pay the Termination Fee as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by Seller to Purchaser. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

       14.1 Further Assurances. The parties hereto, at any time before or after the Closing, will execute, acknowledge and deliver any further documents and instruments reasonably requested by any party, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by any party, for the purpose of giving effect to the transactions contemplated by this Agreement.

       14.2 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (collectively, "Expenses") shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay the reasonable costs and expenses of Purchaser's affiliates related to this Agreement, as set forth in that certain Letter Agreement dated March 9, 2001 by and between Seller and Gores Technology Group, including $447,313 that were submitted for payment on April 9, 2001. Seller shall pay any and all transfer taxes, sales taxes, stamp taxes or other duties or taxes or recording or filings fees (other than HSR fees) that may be imposed in connection with the contribution of the Contributed Assets and the sale of the Membership Interests as contemplated by this Agreement.

       14.3 Entire Agreement. This Agreement, together with the agreements referred to herein and the Schedules and Exhibits hereto and thereto and other documents and instruments delivered in connection herewith, and set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

       14.4 Governing Law. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of Delaware, without regard to the Laws of the State of Delaware as to choice or conflict of Laws. Each party hereby consents to service of process by mail at the address to which notices are to be given.

       14.5 Attorneys' Fees. If any claim or Action is commenced by either party concerning this Agreement, the prevailing party shall recover from the losing party reasonable attorneys' fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled. If a claim or Action asserted by a third party against either party arises from an action or omission by the other, the party responsible for the action or omission shall be the losing party, and the other party shall be the prevailing party, for purposes of the foregoing sentence.


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

       14.6 Interest. Any amounts not paid under this Agreement when due shall be subject to interest accruing from the applicable due date, at 1.5% per month, or the lawful rate, whichever is lower.

       14.7 Interpretation. The language in all parts of this Agreement and the Ancillary Agreements shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

       14.8 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

       14.9 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser may, without the consent of Seller, assign its rights under this Agreement in connection with the assignment of a security interest to any lender of Purchaser, provided that Purchaser remains liable for all of its obligations and liabilities hereunder.

       14.10 Successors and Assigns; No Third Party Beneficiary; No Joint Venture. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof. Nothing contained in this Agreement shall be deemed or construed as creating an agency, partnership, joint venture or other joint relationship. No party is by virtue of this Agreement authorized as an agent, partner, employee or legal representative of any other party.

       14.11 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:


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

               If to Seller:       Micron Electronics, Inc.
                                   900 East Karcher Road
                                   Nampa, Idaho 83687
                                   Attention:  Chief Financial Officer
                                   Facsimile No.:  (208) 898-7100

               with a copy to:     Fenwick & West LLP
                                   Two Palo Alto Square
                                   Palo Alto, California 94306
                                   Attention: Dennis DeBroeck
                                   Facsimile No.: (650) 494-1417

                                   And to:

                                   Fenwick & West LLP
                                   877 West Main Street
                                   Suite 706
                                   Boise, Idaho 83706
                                   Attention:  Robert A. Freedman
                                   Facsimile No.:  (208) 331-7723

               If to Purchaser:    GTG PC Holdings, LLC
                                   c/o Gores Technology Group
                                   6260 Lookout Road
                                   Boulder, CO  80301
                                   Attention:  President
                                   Facsimile No.:  (303) 531-3200

               And to: care of: Gores Technology Group 10877 Wilshire Boulevard, Suite 1805 Los Angeles, CA 90024
                                   Attention:  General Counsel
                                   Facsimile No.:  (310) 443-2149

               with a copy to:     Riordan & McKinzie
                                   695 Town Center Drive, Suite 1500
                                   Costa Mesa, CA  92626
                                   Attention:  James W. Loss, Esq.
                                   Facsimile No.:  (714) 549-3244

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier, or (iii) upon confirmation of transmission, if sent by telecopier. Any party may give written notice of a change of address in accordance with the


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

provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

       14.12 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

       14.13 Pre-Closing Remedies. Except as provided in Section 13.4 of this Agreement and solely with respect to a failure by one party to close the transactions contemplated by this Agreement in breach of the terms hereof, no remedy made available hereunder with respect to such failure to close and consummate this Agreement is intended to be exclusive of any other remedy, and each and every remedy with respect to such failure to close the transactions contemplated by this Agreement in breach of the terms hereof shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise with respect to such failure to close the transactions contemplated by this Agreement in breach of the terms hereof.

       14.14 No Right of Offset. Neither Seller nor Purchaser shall have any right to set off amounts owed to it by the other party hereunder or under any Ancillary Agreement against amounts payable to the other party hereunder or under any Ancillary Agreement.

       14.15 Dispute Resolution. Each of Purchaser and Seller shall attempt to resolve disputes between them arising out of or in connection with this Agreement through good faith negotiations as provided herein. The parties agree that disputes shall be fully discussed by the senior management representatives of each of Purchaser and Seller in an attempt to achieve a prompt resolution of such dispute. If such dispute is not promptly resolved by the mutual agreement of such senior management representatives of Purchaser and Seller, each of Purchaser and Seller shall be free to exercise any of the remedies available to it pursuant to the terms of this Agreement. Each of Purchaser and Seller agrees to act reasonably and in good faith in connection with all matters arising out of or in connection with this Agreement that are submitted to the process set forth in this Section 14.15.

       14.16 Transition Services. Purchaser and Seller agree that the services to be provided pursuant to the terms and conditions of the Transition Services Agreement shall be provided by the Provider (as such term is defined in the Transition Services Agreement) at actual cost equal to the hourly pro rata salary, benefits and overhead allocation for the personnel providing such services and related out-of-pocket expenses plus (i) 10% of such actual costs for the four-month period following the Closing Date and (ii) 25% of such actual costs for the period beginning on the day after the four month anniversary of the Closing Date and ending on the termination date for the Transition Services Agreement. Upon the termination of the Transition Services Agreement, each of Purchaser and Seller agree to negotiate in good faith the cost and scope of any additional transition services that may be required by the parties.


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

       14.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

       14.18 Facsimile Signatures. This Agreement, any Ancillary Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement, any Ancillary Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three (3) business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

       14.19 Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.



         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

           [SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

       IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.


                                        "PURCHASER":

                                        GTG PC Holdings, LLC


                                        By:  /s/ ALEC ELIAS GORES
                                             -----------------------------------

                                             Its:   Manager

                                        "SELLER":

                                        Micron Electronics, Inc.


                                        By:  /s/ JAMES R. STEWART
                                             -----------------------------------
                                                  JAMES R. STEWART
                                             Its: Sr. Vice President and CFO

                               INDEX OF SCHEDULES


Schedule 1.1(a)              Description of the Business
Schedule 1.1(b)              Excluded Assets
Schedule 1.1(c)              Individuals with Actual Knowledge
Schedule 1.1(d)              Operating Lease Encumbrances
Schedule 1.1(e)              Products
Schedule 2.4                 Retained Liabilities
Schedule 3.5                 Allocation of Purchase Price
Schedule 4.1(a)              Jurisdictions of Incorporation
Schedule 4.1(b)              Jurisdictions of Qualification as a Foreign Entity
Schedule 4.4(a)              Sufficiency of the Contributed Assets
Schedule 4.4(b)              Ownership of Contributed Assets
Schedule 4.5                 Subsidiaries
Schedule 4.6                 No Conflict or Violation
Schedule 4.7                 Consents and Approvals
Schedule 4.8                 Litigation
Schedule 4.9(a)              Nonconformance with GAAP
Schedule 4.9(b)              Financial Statements
Schedule 4.10                Additional Liabilities
Schedule 4.11                Absence of Certain Changes
Schedule 4.12                Real Property
Schedule 4.13(a)             Material Contracts
Schedule 4.13(b)             Material Purchase Contracts or Commitments
Schedule 4.13(c)             Excluded Contracts
Schedule 4.14                Customers, Resellers and Suppliers
Schedule 4.15(a)(i)(A)       Registered Intellectual Property
Schedule 4.15(a)(i)(B)       Unregistered (Common Law) Trademarks
Schedule 4.15(a)(ii)         Variations from Registered Use
Schedule 4.15(a)(v)          Encumbrances on Transferred Intellectual Property
Schedule 4.15(b)(i)          Inbound License Agreements
Schedule 4.15(b)(ii)         Outbound License Agreements
Schedule 4.15(b)(iii)        Software Agreements with Annual Payments Above $250,000
Schedule 4.15(b)(iv)         License Agreements Terminating on Closing and Nontransferable
                             Exclusive Licenses
Schedule 4.15(c)             Future Licenses; Software
Schedule 4.15(d)             Protection of Intellectual Property
Schedule 4.15(e)             No Infringement by Seller or Any Subsidiary
Schedule 4.15(f)             No Pending or Threatened Infringement Claims
Schedule 4.15(g)             No Infringement by Third Parties
Schedule 4.17(a)             Employees
Schedule 4.17(b)             Employment Practices
Schedule 4.18                Employee Benefits
Schedule 4.19(b)             Pending or Threatened Tax Claims

Schedule 4.19(f)             Tax Waivers
Schedule 4.20                Compliance with Laws
Schedule 4.21                Permits
Schedule 4.22(a)             Insurance Policies, Letters of Credit, Surety Bonds
Schedule 4.22(b)             Self-Insured Risks
Schedule 4.22(c)             Pending Claims and Claims Made Since September 1, 1999
Schedule 4.23                Brokers and Finders
Schedule 4.25(e)             Notice of Violation
Schedule 4.25(g)             Storage Tanks
Schedule 4.26                Restrictions
Schedule 4.27(a)             Investigations Surrounding Government Contracts
Schedule 4.27(b)             Government Contracts With Security Clearance
Schedule 4.28                Product Liability and Warranties
Schedule 4.29                Inventory
Schedule 4.30                Receivables
Schedule 4.31(a)             Transactions with Affiliates
Schedule 4.31(b)             Employee Loans
Schedule 6.2                 Conduct of Business
Schedule 6.3                 Mission Critical Contracts
Schedule 6.7                 Restructuring Plan

                                    EXHIBITS


Exhibit A        Form of Contribution Agreement

Exhibit B        Form of Closing Date Statement

Exhibit C        Forms of Opinions of Counsel of Seller

Exhibit D        Forms of Operating Agreements for Company and Converted Companies

Exhibit E        Form of Assignment and Assumption Agreement

Exhibit F        Form of Transition Services Agreement

                                   EXHIBIT A

                         FORM OF CONTRIBUTION AGREEMENT

       This Contribution Agreement (this ("Agreement") is entered into by and between Micron Electronics, Inc., a Minnesota corporation ("Seller"), and MicronPC, LLC, a Delaware limited liability company (the "Company").

                                 R E C I T A L S

       A. The Company was formed under the laws of the State of Delaware on __________ ___, 2001.

       B. Seller desires to contribute certain assets and certain liabilities to the Company in exchange for the sole membership interest in the Company (the "Membership Interest") on the terms and subject to the conditions of this Agreement. The Membership Interest is that interest referred to as the "Drop Down Membership Interest" in that certain Membership Interest Purchase Agreement (the "Membership Interest Purchase Agreement"), dated as of April 30, 2001, by and between Seller and GTG PC Holdings, LLC ("Purchaser").

       C. Immediately following the consummation of the transactions contemplated hereby, Seller intends to sell the Membership Interest in the Company to Purchaser pursuant to the terms of the Membership Interest Purchase Agreement.

       D. Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Membership Interest Purchase Agreement.

                                A G R E E M E N T

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

       1. Effective Time. This Agreement shall be deemed effective (the "Effective Time") immediately prior to the consummation of the transactions contemplated by the Membership Interest Purchase Agreement; provided, however, in the event that the transactions contemplated by the Membership Interest Purchase Agreement are not consummated this Agreement shall be null and void.

       2. Contribution of Assets. As of the Effective Time, Seller hereby contributes, assigns, transfers and conveys to the Company, and the Company hereby accepts and assumes, all of Seller's right, title and interest in and to the assets that are related primarily to the Business or are required for the continued operation of the Business in substantially the same manner as the Business is conducted as of the date of the Membership Interest Purchase Agreement, including without limitation the assets listed on Schedule I attached hereto (the "Contributed Assets"). Notwithstanding the foregoing, the Contributed Assets shall not in any event include any of the Excluded Assets or Excluded Contracts and all right, title and interest in and to the Excluded Assets and the Excluded Contracts shall be retained by Seller. Seller hereby represents and warrants that the Contributed Assets are free and clear of all Encumbrances other than

Permitted Encumbrances and Encumbrances set forth on Schedule 4.4(b) of the Disclosure Letter. In all cases, the Contributed Assets do not and shall not be deemed to include any assets of any subsidiary of the Seller.

       3. Assumption of Liabilities. As of the Effective Time, Seller hereby contributes, assigns, transfers and conveys to the Company, and the Company hereby accepts and assumes and becomes responsible for and agrees to perform and satisfy the obligations and liabilities listed on Schedule II attached hereto (the "Assumed Liabilities"). Notwithstanding the foregoing, the Assumed Liabilities shall not include the Retained Liabilities or liabilities arising out of any Excluded Contract. Other than the Assumed Liabilities, the Company shall not be deemed to have assumed any other agreement, liability or obligation of Seller, known or unknown, fixed or contingent, except as may be specifically assumed in the Membership Interest Purchase Agreement and/or the Ancillary Agreements.

       4. Issuance of the Membership Interest. In consideration of the assignment of the Contributed Assets to the Company by Seller, at the Effective Time the Company shall issue to Seller the Membership Interest.

       5. Treatment of Unassigned Contracts and Leases. So long as a Contract (including any Lease) remains unassigned to the Company, it shall be treated as provided and have the status accorded to it in Section 6.3 of the Membership Interest Purchase Agreement. All Unassigned Contracts shall not be deemed to have been assigned unless and until assigned to the Company pursuant to said
Section 6.3. Seller and the Company shall comply with the provisions of said
Section 6.3 with respect to any Unassigned Contract.

       6. Remedies. Any dispute or claim arising out of or related to this Agreement shall be governed by the terms, conditions and provisions of the Membership Interest Purchase Agreement, including (but not limited to) the provisions of Sections 11 and 14 thereto.

       7. General Provisions.

              (a) Successors and Assigns. This Agreement will be binding on the parties and their respective legal representatives, successors and permitted assigns.

              (b) No Third Party Beneficiaries. Except as may be expressly provided in this Agreement, there shall be no third party beneficiaries.

              (c) Assignment. Prior to the Closing Date, this Agreement may not be assigned by the Company without the prior written consent of Seller and Purchaser. Seller may assign its rights and obligations under this Agreement to any Person (other than Purchaser) to whom it assigns its Membership Interest, provided, that such assignment shall not relieve Seller of its obligations hereunder.

              (d) Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to any provisions relating to the conflict of laws.

              (e) Further Assurances. Seller and the Company shall, at any time and from time to time following the Effective Time, promptly execute and deliver, or cause to be executed and delivered, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to (w) transfer to the Company, or to perfect or record the Company's title to or interest in, the Contributed Assets,
(x) transfer to the Company, and effect the Company's title to or interest in, the Contributed Assets, (y) transfer to the Company, and effect the Company's assumption of, the Assumed Liabilities or (z) confirm or carry out the purposes and intent of this Agreement. If, at any time after the Closing Date, either party receives any payment, correspondence or other property that is intended for or belongs to the other party, or to which the other party is legally entitled, then the party receiving such payment, correspondence or other property shall hold it in trust and promptly pay over such payment or deliver such correspondence or other property to the other party.

              (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

              (g) Facsimile Signature. This Agreement may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement, such party shall deliver an originally executed signature page within three (3) business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER:                                 THE COMPANY

Micron Electronics, Inc.                MicronPC, LLC,
a Minnesota corporation                 a Delaware limited liability company

By:                                     By:
   -------------------------------          ------------------------------------

Title:                                  Title:
      ----------------------------            ----------------------------------

                      SCHEDULE I TO CONTRIBUTION AGREEMENT

                               CONTRIBUTED ASSETS

       Capitalized terms used below shall have the meanings set forth in the Agreement or the Membership Interest Purchase Agreement, as applicable, and the Disclosure Letter referred to below is as referenced in the Membership Interest Purchase Agreement.

              (a) All FF&E;

              (b) All Inventory;

              (c) All Prepaid Items;

              (d) All security deposits included within the entry "Other Items" as reflected on the Final Closing Date Statement in accordance with GAAP that are assets arising out of Contracts included in the Contributed Assets;

              (e) All Receivables;

              (f) All of the rights of Seller in, to and under all Contracts (including Leases) to which Seller is a party, other than Excluded Contracts; provided, however, that the inclusion of Unassigned Contracts is subject to compliance with Section 6.3 of the Membership Interest Purchase Agreement and provided further, that Purchaser may exclude any Material Contract that is entered into by Seller after the signing of this Agreement or any Material Contract that is not disclosed on Schedule 4.13 of the Disclosure Letter (regardless of when signed) if Purchaser reasonably objects to assuming the liabilities related to such Material Contract;

              (g) All claims that Seller may have against any Person relating to or arising from the Contributed Assets or the Business, including rights to recoveries for damages for defective goods, claims for patent infringement, claims for indemnification, claims for refunds, insurance claims, and other claims for relief under any applicable law;

              (h) All outstanding purchase orders issued to Seller for Products;

              (i) All of the following to the extent owned or exclusively licensed to Seller and either related primarily to the Business or required for the continued operation of the Business in substantially the same manner as the Business is conducted as of the date of the Membership Interest Purchase
Agreement: trademarks and service marks (whether registered or unregistered), trade names, trade dress and similar intangible property enforceable under the laws of non-U.S. jurisdictions, however denominated, together with all goodwill related to the foregoing; patents (including any continuations, continuations-part, divisionals, reissues, renewals and applications for patents or any of the foregoing); copyrights and mask works (including any registrations and applications for registration thereof); information, including any formula, pattern, compilation; program, device, method, technique, or process, that: (1) derives independent economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and inventions; except any of the above that is exclusively licensed to Seller and as to which the exclusive license therefor is otherwise non-transferable or by its terms terminates upon the Closing, each as set forth on Schedule 4.15(b)(iv) of the Disclosure Letter;

              (j) All other owned intangible assets including Software, website content, customer lists, databases, and other documents or data (with respect to documents and data, subject to the provisions within the definition of "Books and Records" regarding the provision of access to and the opportunity to copy) in whatever form primarily related to the Business or required to conduct the Business in substantially the same manner as conducted on the date of the Membership Interests Purchase Agreement;

              (k) All Permits, but only to the extent that the transfer of such Permits is not prohibited by the terms of such Permits or by applicable Laws;

              (l) All Books and Records; and

              (m) Telephone and facsimile numbers, domain names, IP addresses, and lock boxes to which payments under Receivables are sent and the bank accounts that correspond to such lock boxes, post office boxes primarily related to the Business or required to conduct the Business in substantially the same manner as conducted on the date of the Membership Interests Purchase Agreement.

Notwithstanding the foregoing, in no event shall the Contributed Assets include or be deemed to include any Excluded Asset.

                                   SCHEDULE II

                               ASSUMED LIABILITIES

       Capitalized terms used below shall have the meanings set forth in the Agreement or the Membership Interest Purchase Agreement, as applicable, and the Disclosure Letter referred to below is the Disclosure Letter to the Membership Interest Purchase Agreement. Except as otherwise indicated, the Assumed Liabilities refer to liabilities on the books and records of Seller at the Closing Date.

       The liabilities, obligations and commitments of Seller (not including any Retained Liabilities) with respect to:

              (a) all Material Contracts (including material Leases) set forth on Schedule 4.13 of the Disclosure Letter, all Mission Critical Contracts set forth on Schedule 6.3 of the Disclosure Letter and all other Contracts (including Leases) that are neither Material Contracts nor Mission Critical Contracts, but (i) only to the extent that such liabilities, obligations and commitments arise after the Effective Time, (ii) excluding any liabilities, obligations and commitments of Seller resulting from or relating to any breach of any such Contract by Seller occurring prior to the Effective Time, and (iii) excluding any Excluded Contract;

              (b) any Material Contract not set forth on Schedule 4.13 of the Disclosure Letter that Purchaser elects to have assigned to the Company but (i) only to the extent that such liabilities, obligations and commitments arise after the Effective Time, and (ii) excluding any liabilities, obligations and commitments of Seller resulting from or relating to any breach of any such Contract by Seller occurring prior to the Effective Time;

              (c) outstanding purchase orders and commitments issued by Seller and the Subsidiaries that are related primarily to the Business or required to conduct the Business in substantially the same manner as conducted on the date of this Agreement and listed on Exhibit A to Schedule II attached hereto, and as such Exhibit A is updated within three (3) business days of the Closing, and in each case setting forth such information as of the most recent practicable date;

              (d) each of the items included within the definition of "Net Working Capital" as a deduction or reduction, including (i) accounts payable,
(ii) accrued salaries, commissions, payroll and sales Taxes and other accrued expenses, (iii) accrued product and process technology, (iv) Capital Leases, (v) Deferred Revenue, and (vi) product warranty claims, all as set forth on the Final Closing Date Statement;

              (e) employees of Seller who accept an offer of employment by the Company, but only to the extent arising after the Effective Time and consistent with Schedule 6.7 of the Disclosure Letter;

              (f) in addition to the liabilities described in (c)(vi) above, all product warranty, returns, customer service, technical support or similar obligations with respect to the Business, the Products, derivatives of the Products or out of any agreements or contracts related thereto arising prior to or after the Effective Time;

              (g) all payments due with respect to the July 1, 1996 Agreement between IBM and MTI, up to $2,000,000, at least $1,500,000 of which shall be accrued on the Final Closing Date Statement or shall have been paid by Seller at or prior to the Closing;

              (h) Tax liabilities included for the purpose of determining liabilities for purposes of the Final Closing Date Statement (but no other Tax liabilities); and

              (i) all other liabilities or obligations specifically assigned to or assumed by the Company or the Converted Companies pursuant to the Membership Interest Purchase Agreement and/or any of the Ancillary Agreements.

                                   EXHIBIT B

                         FORM OF CLOSING DATE STATEMENT


                                        ITEM                                             U.S.$
RECEIVABLES (other than (i) non-current, non-trade Receivables in excess of           __________
$100,000 and (ii) non-current, trade Receivables in excess of the lesser of
(A) the amount of such non-current, trade Receivables on the date of the
Agreement or (B) $2,000,000)
          Allowance for doubtful accounts and for sales returns and discounts        (_________)

INVENTORY (net of reserves accrued)                                                   __________

PREPAID ITEMS                                                                         __________

ACCOUNTS PAYABLE                                                                     (_________)

ACCRUED SALARIES, COMMISSIONS, PAYROLL, PROPERTY AND SALES TAXES AND OTHER           (_________)
ACCRUED EXPENSES

ACCRUED PRODUCT AND PROCESS TECHNOLOGY                                               (_________)

OBLIGATIONS UNDER CAPITAL LEASES                                                     (_________)

DEFERRED REVENUE                                                                     (_________)

ACCRUAL FOR PRODUCT WARRANTY CLAIMS                                                  (_________)

OTHER LIABILITIES (to the extent included within the Assumed Liabilities or          (_________)
the liabilities of the Converted Companies)

                                                                                    ------------

NET WORKING CAPITAL                                                                 $(_________)



CASH                                                                                  __________

PAYMENTS BY SELLER REQUESTED BY PURCHASER UNDER THE JULY 1, 1996 AGREEMENT
BETWEEN IBM AND MTI (up to $1.5 million)                                              __________

                                                                                    -------------

CASH CONTRIBUTION                                                                    $70,000,000

                                   EXHIBIT C

                         MATTERS TO BE ADDRESSED IN THE
                          OPINION OF FENWICK & WEST LLP

       1. Each of the Company and the Converted Companies is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and the Converted Companies has all requisite limited liability company power and limited liability company authority to own, lease and operate its properties and to carry out the Business as currently conducted.

       2. The Seller is qualified to do business and is in good standing as a foreign entity in each jurisdiction identified with respect to such entity in
Schedule 4.1 to the Disclosure Letter. To our knowledge, except as set forth in the Disclosure Letter, the Seller is not required to be qualified in any other jurisdiction, except for jurisdictions in which the failure to be so qualified would not reasonably be expected to result in a Material Adverse Change in the Business, taken as a whole.

       3. The Company has the requisite limited liability company power and authority to execute, deliver and perform each of the Ancillary Agreements to which it is a party. The execution, delivery and performance of the Ancillary Agreements by the Company have been duly authorized by all necessary limited liability company action on the part of the Company's managing member. Each of the Ancillary Agreements to which the Company is a party has been validly executed and delivered by the Company.

       4. The execution and delivery of the Ancillary Agreements to which the Company is a party by the Company and the performance by the Company of its obligations under the Ancillary Agreements do not conflict with or result in a violation of (a) the Certificate of Formation or the LLC Agreement of the Company, (b) the Purchase Agreement among Seller, Micron Technology, Inc. and MEI California, Inc. and the Agreement and Plan of Merger among Seller, Interland, Inc. and Imagine Acquisition Corporation, both of which are dated as of March 22, 2001, or (c) the Delaware Limited Liability Company Act, to the extent it is applicable to the Company.

       5. To our knowledge immediately prior to the Closing, the Drop Down Membership Interest is the only outstanding membership interest in the Company. To our knowledge immediately prior to the Closing, the Converted Companies Membership Interests are the only outstanding membership interests of the Converted Companies, as the case may be. To our knowledge, the Seller is reflected in each of the LLC Agreements for the Company and Converted Companies [and in certificates representing Membership Interests, if any], as the sole owner of the Membership Interests in the Company and in each of the Converted Companies. To our knowledge, except as set forth in each of the LLC Agreements, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition of any equity interests in the Company or any Converted Company to which the Company or any Converted Company is a party.

       6. Except as set forth on Schedule 4.8 of the Disclosure Letter, to our knowledge, there is no litigation, proceeding or governmental investigation pending or overtly threatened against the Seller, the Company or any Converted Company, which questions the validity of the Agreement or the Ancillary Agreements or the right of the Seller, the Company or any Converted Company to enter into and perform the Agreement or any Ancillary Agreement.

                         MATTERS TO BE ADDRESSED IN THE
                   OPINION OF MINNESOTA COUNSEL FOR THE SELLER

       1. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

       2. The Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry out the Business as currently conducted.

       3. The Seller has the requisite corporate power to execute and deliver the Agreement and, the Ancillary Agreements to which it is a party, to perform its obligations under the Agreement and the Ancillary Agreements and to consummate the transactions contemplated thereby.

       4. The execution, delivery and performance of the Agreement and the Ancillary Agreement by the Seller have been duly authorized by all necessary corporate action on the part of the Board of Directors of the Seller. Each of the Agreement and the Ancillary Agreements to which the Seller is a party has been executed and delivered by an officer of the Seller named in the resolutions adopted by the Board of Directors authorizing execution of the Agreement and the Ancillary Agreements.

       5. The execution and delivery of the Agreement and the Ancillary Agreements to which the Seller is a party by the Seller and the performance by the Seller of its obligations under the Agreement and the Ancillary Agreements do not conflict with or result in a violation of the charter documents of the Seller.

                                   EXHIBIT D

                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           ______________________, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)


       This LIMITED LIABILITY COMPANY AGREEMENT of ______________________, LLC (this "AGREEMENT") is entered into as of May __, 2001, by Micron Electronics, Inc., a Minnesota corporation (the "PARENT"), as the sole member of ______________________, LLC, a Delaware limited liability company (the "COMPANY").

                              W I T N E S S E T H:

       WHEREAS, _____________________ (the "CORPORATION") was formed as a Delaware corporation on ___________ __, 19__;

       WHEREAS, on the date hereof, by unanimous written consent, the board of directors of the Corporation adopted a resolution (i) adopting and approving the conversion of the Corporation to a limited liability company, (ii) adopting this Agreement and (iii) recommending the adoption of such conversion and this Agreement to the sole stockholder of the Corporation, pursuant to Section 266 of the General Corporation Law of the State of Delaware (the "GCL");

       WHEREAS, on the date hereof, by written consent, the sole stockholder of the Corporation adopted and approved the conversion of the Corporation to a limited liability company and the adoption of this Agreement pursuant to Section 266 of the GCL;

       WHEREAS, on the date hereof, the Corporation was converted into a limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. ' 18-101 et seq.), as amended from time to time (the "ACT") and Section 266 of the GCL by causing the filing of a Certificate of Conversion to Limited Liability Company and a Certificate of Formation with the Secretary of State of the State of Delaware (the "CONVERSION"); and

       WHEREAS, pursuant to this Agreement and the Conversion, the sole stockholder of the Corporation became a member of the Company, the shares of capital stock in the Corporation were converted into Units (as such term is defined in Section 12 below), and the sole stockholder of the Corporation became the owner of all of the limited liability company interests in the Company.

       NOW THEREFORE, as the sole member of the Company, the Parent hereby agrees as follows:

       SECTION 1. FORMATION OF THE LLC; CONVERSION OF THE CORPORATION.

              (a) Effective as of the date and time of the Conversion, (i) the Certificate of Incorporation of the Corporation, as amended, and the By-Laws of the Corporation, as amended, are replaced and superseded in their entirety by this Agreement in respect of all periods beginning on the Conversion, (ii) the sole stockholder of the Corporation converted all of the shares of capital stock in the Corporation held by the Corporation immediately prior to the Conversion for 100 Units, (iii) all of the shares of capital stock in the Corporation outstanding immediately prior to the Conversion are canceled on the books and records of the Corporation, and (iv) the sole stockholder of the Corporation is automatically admitted to the Company as a member of the Company. All certificates evidencing shares of capital stock in the Corporation issued by the Corporation and outstanding immediately prior to the Conversion shall be surrendered to the Company and shall be canceled on the books and records of the Corporation.

              (b) Effective as of the date and time of the Conversion, the Parent has formed a limited liability company under the Act. Except as expressly provided herein, the rights and obligations of the member(s) of the Company in connection with the regulation and management of the Company shall be governed by the Act.

       SECTION 2. NAME. The name of the Company shall be "_____________________, LLC." The business of the Company shall be conducted under such name or any other name or names that the Manager (as such term is defined in Section 9(a) below) shall determine from time to time.

       SECTION 3. REGISTERED OFFICE/REGISTERED AGENT. The Company shall continuously maintain a registered agent and office in the State of Delaware as required by the Act. The registered agent and office shall be determined by the Manager.

       SECTION 4. PRINCIPAL BUSINESS OFFICE. The principal office of the Company shall be as determined by the Manager. At any time, the Manager may change the location of the Company's principal place of business.

       SECTION 5. TERM. The term of the Company will continue and have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

       SECTION 6. QUALIFICATIONS. The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Manager, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

       SECTION 7. PURPOSES. The Company is formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

       SECTION 8. POWERS. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

       SECTION 9. MANAGEMENT.

              (a) Management by the Manager.

                     (i) The Parent, as the sole member, hereby elects the Parent, or any successor-in-interest, as the Company's manager (the "MANAGER"). The Parent or its successor-in-interest shall be the Manager until the member(s) unanimously elect otherwise. No additional person may be elected as Manager without the unanimous approval of the member(s). The powers of the Company shall at all times be exercised by or under the authority of, and the business, property and affairs of the Company shall be managed by, or under the direction of, the Manager, provided, however, that the Manager may delegate the exercise of its power or its authority to act on behalf of the Company to any officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Manager is authorized to merge the Company with any direct or indirect corporate subsidiary of the Parent with the Company as the surviving entity and no approval of the member(s) shall be required for such transaction.

                     (ii) Except as otherwise required by applicable law, the Manager shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company.

                     (iii) No annual or regular meetings of the Manager or the member(s) are required. The Manager may, by written consent, take any action that it is otherwise required or permitted to take at a meeting.

              (b) Consent Required. The affirmative unanimous vote, approval, consent or ratification of the member(s) shall be required to:

                     (i) alter the primary purposes of the Company as set forth in Section 7;

                     (ii) do any act in contravention of this Agreement or any resolution of the member(s), or cause the Company to engage in any business not authorized by the Certificate of Formation of the Company or the terms of this Agreement or that which would make it impossible to carry on the usual course of business of the Company;

                     (iii) amend this Agreement; or

                     (iv) sell all or substantially all of the assets of the Company.

       SECTION 10. OFFICERS.

              (a) The officers of the Company shall be a president, a chief financial officer and a secretary. The Company may also have, at the discretion of the Manager, a chief executive officer, one or more vice presidents, a corporate controller, one or more assistant vice presidents, one or more assistant secretaries and such other officers as may be appointed in accordance with the provisions hereof. One person may hold two or more offices. The salaries of all officers of the Company shall be fixed by the Manager.

              (b) The officers of the Company shall be chosen by the Manager, each of whom shall have such authority and perform such duties as the Manager may from time to time specify, and each shall hold his or her office until he or she shall resign or shall be removed or otherwise disqualified to serve, or his or her successor shall be elected and qualified.

              (c) The Manager may appoint such other officers as the business of the Company may require, each of whom shall have such authority and perform such duties as the Manager or the president may from time to time specify, and shall hold office until he or she shall resign or shall be removed or otherwise disqualified to serve.

              (d) Any officer may be removed, either with or without cause, by the Manager at any time. Any officer may resign at any time by giving written notice to the Manager or, if any, the president or the secretary of the Company. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

              (e) A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for the regular appointments to such office.

       SECTION 11. MEMBERS.

              (a) The member(s) of the Company shall be set forth on Schedule A attached hereto. Subject to the terms of this Agreement, other persons may be admitted as members from time to time.

              (b) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

              (c) Neither a member nor any of its affiliates, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Except as otherwise agreed in writing, each member and its affiliates, partners, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.

       SECTION 12. UNITS; PERCENTAGE INTERESTS. A member's limited liability company interest in the Company, including such member's right to share in income, gains, losses, deductions, credits, or similar items of, and to receive distributions from, the Company pursuant to this Agreement and the Act shall be represented by "UNITS." As of the date hereof, the number of Units held by the member(s) shall be as set forth in Schedule A attached hereto. For purposes of this Agreement, "PERCENTAGE INTEREST" means, with respect to each member as of any date, the percentage equal to the number of Units then held by such member divided by the total number of Units then held by all member(s).

       SECTION 13. DISTRIBUTIONS. The Company may from time to time distribute to the member(s) such amounts in cash and other assets as shall be determined by the Manager. Each such distribution shall be divided among the member(s) in accordance with their Percentage Interests.

       SECTION 14. ALLOCATIONS. The profits and losses of the Company shall be allocated to the member(s) in accordance with their Percentage Interests.

       SECTION 15. DISSOLUTION; WINDING UP.

              (a) The Company shall be dissolved upon (i) the adoption of a plan of dissolution by the member(s) or (ii) the occurrence of any event required to cause the dissolution of the Company under the Act.

              (b) Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act.

              (c) Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Manager shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Company, the Manager may take any and all actions that they determine in its sole discretion to be in the best interests of the member(s), including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company's intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Manager to minimize the losses that may result from a liquidation.

       SECTION 16. TRANSFER. If the Company has more than one member, no member shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its limited liability company interest in the Company to any other person without the prior written consent of each of the other member(s); provided, however, that this
Section 16 shall not restrict the ability of any member to transfer (at any time) all or a portion of its limited liability company interest in the Company to another member. Upon the transfer of a member's limited liability company interest, the Manager shall provide notice of such transfer to each of the other members and shall amend Schedule A attached hereto to reflect the transfer.

       SECTION 17. ADMISSION OF ADDITIONAL OR SUBSTITUTE MEMBERS. The admission of additional or substitute members to the Company shall be effective upon the consent of the person(s) owning more than 50% of the Units.

       SECTION 18. EXCULPATION AND INDEMNIFICATION. From and after the closing of that certain Membership Interest Purchase Agreement by and between Micron Electronics, Inc., a Minnesota corporation, and GTG PC Holdings, LLC, a Delaware limited liability company, dated as of April 30, 2001 (the "PURCHASE AGREEMENT"):

              (a) Neither the member(s), the Manager, their affiliates, nor any person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of any member, Manager or any such affiliate and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of the Company (a "SPECIFIED AGENT") shall be liable, in damages or otherwise, to the Company or to any member for, and neither the Company nor any member shall take any action against such member(s), their affiliates or any Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by it pursuant to the authority granted by this Agreement, or otherwise performed on behalf of the Company, if such member, such affiliate, or such Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of the Company. Each member shall look solely to the assets of the Company for return of his, her or its investment, and if the property of the Company remaining after the discharge of the debts and liabilities of the Company is insufficient to return such investment, each member shall have no recourse against the Company, the other member(s) or their affiliates, except as expressly provided herein; provided, however, that the foregoing shall not relieve any member of any fiduciary duty or duty of fair dealing to the other member(s) that it may have under applicable law.

              (b) In any threatened, pending or completed claim, action, suit or proceeding to which a member, any of such member's affiliates, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that such person is or was engaged in activities on behalf of the Company, including without limitation any action or proceeding brought under the Securities Act of 1933, as amended, against a member, any of such member's affiliates, or any Specified Agent relating to the Company, the Company shall indemnify and hold harmless the member(s), any such affiliates, and any such Specified Agents against losses, damages, expenses (including attorneys' fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that none of the member(s), any of their affiliates or any Specified Agent shall be indemnified for actions constituting bad faith, willful misconduct, or fraud. Any act or omission by any member, any of such member's affiliates or any Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by such member(s), such affiliate or such Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, or fraud on the part of such member(s), affiliate or Specified Agent.

              (c) The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by a member, such member's affiliate or any Specified Agent constituted bad faith, willful misconduct or fraud under this Agreement.

              (d) Any such indemnification under this Section 18 shall be recoverable only out of the assets of the Company and not from the member(s).

       SECTION 19. MISCELLANEOUS.

              (a) The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each member. No failure or delay on the part of any member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

              (b) This Agreement shall be binding upon and inure to the benefit of the member(s) and their respective successors and assigns.

              (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

              (d) In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

       IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed on the date first above written.

                                        MICRON ELECTRONICS, INC.,
                                        a Minnesota corporation


                                        By:
                                        Name:
                                        Title:



       Accepting its appointment as the Manager of the Company under Section 9(a) of the Agreement.

                                        MICRON ELECTRONICS, INC.,
                                        a Minnesota corporation


                                        By:
                                        Name:
                                        Title:

                                   SCHEDULE A

                         MEMBER/ADDRESS; NUMBER OF UNITS



           MEMBER/ADDRESS                         NUMBER OF UNITS
Micron Electronics, Inc.
900 East Karcher Road                                   100
Nampa, Idaho  83687
Facsimile No. (208) 898-7100

                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 MICRONPC, LLC
                     (A DELAWARE LIMITED LIABILITY COMPANY)


       This LIMITED LIABILITY COMPANY AGREEMENT of MicronPC, LLC (this "AGREEMENT"), is entered into as of May 22, 2001, by Micron Electronics, Inc., a Minnesota corporation (the "PARENT"), as the sole member of MicronPC, LLC, a Delaware limited liability company (the "COMPANY").

                              W I T N E S S E T H:

       WHEREAS, the Company was formed under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et. seq.) (the "ACT"); and

       WHEREAS, the Certificate of Formation (the "CERTIFICATE") of the Company was executed and filed in the office of the Secretary of State of the State of Delaware on May 22, 2001.

       NOW THEREFORE, as the sole member of the Company, the Parent hereby agrees as follows:

       SECTION 1. General.

       (a) Effective as of the date and time of filing of the Certificate in the office of the Secretary of State of the State of Delaware, the Parent has formed a limited liability company under the Act. Except as expressly provided herein, the rights and obligations of the member(s) of the Company in connection with the regulation and management of the Company shall be governed by the Act.

       (b) The name of the Company shall be "MicronPC, LLC." The business of the Company shall be conducted under such name or any other name or names that the Manager (as such term is defined in Section 4(a) below) shall determine from time to time.

       (c) The Company shall continuously maintain a registered agent and office in the State of Delaware as required by the Act. The registered agent and office shall be determined by the Manager.

       (d) The principal office of the Company shall be as determined by the Manager. At any time, the Manager may change the location of the Company's principal place of business.

       (e) The term of the Company commenced on the date of the filing of the Certificate in the office of the Secretary of State of the State of Delaware, and will continue and have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

       (f) The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Manager, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

       SECTION 2. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

       SECTION 3. Powers. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

       SECTION 4. Management.

       (a) Management by the Manager.

              i) The Parent, as the sole member, hereby elects the Parent, or any successor-in-interest, as the Company's manager (the "MANAGER"). The Parent or its successor-in-interest shall be the Manager until the member(s) unanimously elect otherwise. No additional person may be elected as Manager without the unanimous approval of the member(s). The powers of the Company shall at all times be exercised by or under the authority of, and the business, property and affairs of the Company shall be managed by, or under the direction of, the Manager, provided, however, that the Manager may delegate the exercise of its power or its authority to act on behalf of the Company to any officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Manager is authorized to merge the Company with any direct or indirect corporate subsidiary of the Parent with the Company as the surviving entity and no approval of the member(s) shall be required for such transaction.

              ii) Except as otherwise required by applicable law, the Manager shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company.

              iii) No annual or regular meetings of the Manager or the member(s) are required. The Manager may, by written consent, take any action that it is otherwise required or permitted to take at a meeting.

       (b) Consent Required. The affirmative unanimous vote, approval, consent or ratification of the member(s) shall be required to:

              i) alter the primary purposes of the Company as set forth in
Section 2;

              ii) do any act in contravention of this Agreement or any resolution of the member(s), or cause the Company to engage in any business not authorized by the Certificate or the terms of this Agreement or that which would make it impossible to carry on the usual course of business of the Company;

              iii) amend this Agreement; or

              iv) sell all or substantially all of the assets of the Company.

       SECTION 5. Officers.

       (a) The officers of the Company shall be a president, a chief financial officer and a secretary. The Company may also have, at the discretion of the Manager, a chief executive officer, one or more vice presidents, a corporate controller, one or more assistant vice presidents, one or more assistant secretaries and such other officers as may be appointed in accordance with the provisions hereof. One person may hold two or more offices. The salaries of all officers of the Company shall be fixed by the Manager.

       (b) The officers of the Company shall be chosen by the Manager, each of whom shall have such authority and perform such duties as the Manager may from time to time specify, and each shall hold his or her office until he or she shall resign or shall be removed or otherwise disqualified to serve, or his or her successor shall be elected and qualified.

       (c) The Manager may appoint such other officers as the business of the Company may require, each of whom shall have such authority and perform such duties as the Manager or the president may from time to time specify, and shall hold office until he or she shall resign or shall be removed or otherwise disqualified to serve.

       (d) Any officer may be removed, either with or without cause, by the Manager at any time. Any officer may resign at any time by giving written notice to the Manager or, if any, the president or the secretary of the Company. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

       (e) A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for the regular appointments to such office.

       SECTION 6. Members.

       (a) The member(s) of the Company shall be set forth on Schedule A attached hereto. Subject to the terms of this Agreement, other persons may be admitted as members from time to time.

       (b) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

       (c) Neither a member nor any of its affiliates, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Except as otherwise agreed in writing, each member and its affiliates, partners, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.

       SECTION 7. Units; Percentage Interests. A member's limited liability company interest in the Company, including such member's right to share in income, gains, losses, deductions, credits, or similar items of, and to receive distributions from, the Company pursuant to this Agreement and the Act shall be represented by "UNITS." As of the date hereof, the number of Units held by the member(s) shall be as set forth in Schedule A attached hereto. For purposes of this Agreement, "PERCENTAGE INTEREST" means, with respect to each member as of any date, the percentage equal to the number of Units then held by such member divided by the total number of Units then held by all member(s).

       SECTION 8. Distributions. The Company may from time to time distribute to the member(s) such amounts in cash and other assets as shall be determined by the Manager. Each such distribution shall be divided among the member(s) in accordance with their Percentage Interests.

       SECTION 9. Allocations. The profits and losses of the Company shall be allocated to the member(s) in accordance with their Percentage Interests.

       SECTION 10. Dissolution; Winding Up.

       (a) The Company shall be dissolved upon (i) the adoption of a plan of dissolution by the member(s) or (ii) the occurrence of any event required to cause the dissolution of the Company under the Act.

       (b) Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act.

       (c) Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Manager shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Company, the Manager may take any and all actions that they determine in its sole discretion to be in the best interests of the member(s), including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company's intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Manager to minimize the losses that may result from a liquidation.

       SECTION 11. Transfer. If the Company has more than one member, no member shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its limited liability company interest in the Company to any other person without the prior written consent of each of the other member(s); provided, however, that this
Section 11 shall not restrict the ability of any member to transfer (at any time) all or a portion of its limited liability company interest in the Company to another member. Upon the transfer of a member's limited liability company interest, the Manager shall provide notice of such transfer to each of the other members and shall amend Schedule A attached hereto to reflect the transfer.

       SECTION 12. Admission of Additional or Substitute Members. The admission of additional or substitute members to the Company shall be effective upon the consent of the person(s) owning more than 50% of the Units.

       SECTION 13. Exculpation and Indemnification. From and after the closing of that certain Membership Interest Purchase Agreement by and between Micron Electronics, Inc., a Minnesota corporation, and GTG PC Holdings, LLC, a Delaware limited liability company, dated as of April 30, 2001 (the "PURCHASE AGREEMENT"):

       (a) Neither the member(s), the Manager, their affiliates, nor any person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of any member, Manager or any such affiliate and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of the Company (a "SPECIFIED AGENT") shall be liable, in damages or otherwise, to the Company or to any member for, and neither the Company nor any member shall take any action against such member(s), their affiliates or any Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by it pursuant to the authority granted by this Agreement, or otherwise performed on behalf of the Company, if such member, such affiliate, or such Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of the Company. Each member shall look solely to the assets of the Company for return of his, her or its investment, and if the property of the Company remaining after the discharge of the debts and liabilities of the Company is insufficient to return such investment, each member shall have no recourse against the Company, the other member(s) or their affiliates, except as expressly provided herein; provided, however, that the foregoing shall not relieve any member of any fiduciary duty or duty of fair dealing to the other member(s) that it may have under applicable law.

       (b) In any threatened, pending or completed claim, action, suit or proceeding to which a member, any of such member's affiliates, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that such person is or was engaged in activities on behalf of the Company, including without limitation any action or proceeding brought under the Securities Act of 1933, as amended, against a member, any of such member's affiliates, or any Specified Agent relating to the Company, the Company shall indemnify and hold harmless the member(s), any such affiliates, and any such Specified Agents against losses, damages, expenses (including attorneys' fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that none of the member(s), any of their affiliates or any Specified Agent shall be indemnified for actions constituting bad faith, willful misconduct, or fraud. Any act or omission by any member, any of such member's affiliates or any Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by such member(s), such affiliate or such Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, or fraud on the part of such member(s), affiliate or Specified Agent.

       (c) The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by a member, such member's affiliate or any Specified Agent constituted bad faith, willful misconduct or fraud under this Agreement.

       (d) Any such indemnification under this Section 13 shall be recoverable only out of the assets of the Company and not from the member(s).

       SECTION 14. Miscellaneous.

       (a) The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each member. No failure or delay on the part of any member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

       (b) This Agreement shall be binding upon and inure to the benefit of the member(s) and their respective successors and assigns.

       (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

       (d) In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

       IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed on the date first above written.

                                        MICRON ELECTRONICS, INC.,
                                        a Minnesota corporation


                                        By:
                                        Name:
                                        Title:



       Accepting its appointment as the Manager of the Company under Section 4(a) of the Agreement.

                                        MICRON ELECTRONICS, INC.,
                                        a Minnesota corporation


                                        By:
                                        Name:
                                        Title:

                                   SCHEDULE A

                         MEMBER/ADDRESS; NUMBER OF UNITS



              MEMBER/ADDRESS                     NUMBER OF UNITS
Micron Electronics, Inc.
900 East Karcher Road                                 100
Nampa, Idaho  83687
Facsimile No. (208) 898-7100

                                    EXHIBIT E

                 FORM OF INSTRUMENT OF ASSIGNMENT AND ASSUMPTION

       INSTRUMENT OF ASSIGNMENT AND ASSUMPTION executed and delivered on ________ __, 2001 (this "Instrument") by Micron Electronics, Inc., a Minnesota corporation ("Seller"), in favor of MicronPC LLC, Micron Commercial Computer Systems LLC, Micron Government Computer Systems LLC and Micron Computer Services LLC, each of which is a limited liability company organized under the laws of Delaware by virtue of being converted from a Delaware corporation into a limited liability company (collectively, the "Assignors").

                                   WITNESSETH:

       WHEREAS, Seller and GTG PC Holdings, LLC entered into a Membership Interest Purchase Agreement dated as of April 30, 2001 (the "Purchase Agreement");

       WHEREAS, pursuant to the Purchase Agreement, Seller agreed to statutorily convert each of its Subsidiaries listed on Schedule 4.5 of the Disclosure Letter into a single member Delaware limited liability company (collectively, the "Converted Companies");

       WHEREAS, each of the Assignors is one of the Converted Companies;

       WHEREAS, the Assignors are parties to certain of the Excluded Contracts set forth on Schedule 4.13(c) of the Disclosure Letter and/or are bound or otherwise obligated under certain of the Retained Liabilities listed on Schedule
2.4 of the Disclosure Letter;

       WHEREAS, pursuant to Section 2.4 of the Purchase Agreement, Seller has agreed to enter into this Instrument with the Assignors for purposes of Seller's assumption of the Excluded Contracts set forth on Schedule 4.13(c) of the Disclosure Letter to which any Assignor is a party (the "Assignors Excluded Contracts") and the Retained Liabilities listed on Schedule 2.4 of the Disclosure Letter to which any Assignor is bound or otherwise obligated (the "Assignors Retained Liabilities");

       NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

       1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

       2. Assignment of Assignors Excluded Contracts. (a) Assignors hereby assign, transfer and convey to Seller all of their right, title and interest in and to the Assignors Excluded Contracts, and (b) Seller hereby accepts and assumes and becomes responsible for and agrees to perform and satisfy all of the obligations and liabilities with respect to the Assignors Excluded Contracts.

       3. Assignors Retained Liabilities Assumed by the Seller. (a) Assignors hereby assign, transfer and convey to Seller all of their right, title and interest in and to the Assignors Retained Liabilities, and (b) Seller hereby accepts and assumes and becomes responsible for and agrees to perform and satisfy all of the Assignors Retained Liabilities.

       4. Interpretation and Governing Law. This Instrument shall be construed and interpreted in a manner consistent with the Purchase Agreement and shall be governed by the Laws of the State of Delaware, without regard to the Laws of the State of Delaware as to choice or conflict of Laws.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties have caused this Instrument to be executed as of the date first above written.


                                        SELLER:

                                        MICRON ELECTRONICS, INC.,
                                        a Minnesota corporation

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        ASSIGNORS:

                                        MICRON PC LLC,
                                        a Delaware limited liability company

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        MICRON COMMERCIAL COMPUTER
                                        SYSTEMS LLC,
                                        a Delaware limited liability company

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        MICRON GOVERNMENT COMPUTER SYSTEMS LLC,
                                        a Delaware limited liability company

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        MICRON COMPUTER SERVICES LLC,
                                        a Delaware limited liability company

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT F

                      FORM OF TRANSITION SERVICES AGREEMENT

       This TRANSITION SERVICES AGREEMENT (this "Agreement") is dated as of ________ __, 2001, by and among Micron Electronics, Inc., a Minnesota corporation ("Seller"), [MicronPC], LLC, a Delaware limited liability company ("[MicronPC]"), and the limited liability companies set forth on Schedule A hereto, each a Delaware limited liability company (collectively, the "Converted Companies" and, together with [MicronPC], the "Company"). Capitalized terms used herein shall have the meanings given thereto in the Purchase Agreement (as such term is defined below).

                              W I T N E S S E T H:

       WHEREAS, Seller and the Company are parties to a Membership Interest Purchase Agreement dated as of April 30, 2001 (the "Purchase Agreement") which contemplates that Seller and the Company shall contemporaneously enter into this Agreement;

       NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement, each of Seller and the Company mutually covenants and agrees as follows:

                                    ARTICLE I
                                SERVICES PROVIDED

       1.1 Transition Services.

              (a) Upon the terms and subject to the conditions set forth in this Agreement, Seller will provide each of those services (hereinafter referred to individually as a "Seller Transition Service", and collectively as the "Seller Transition Services") set forth in Schedule B hereto to the Company during the duration specified for each such Seller Transition Service in such Schedule (hereinafter referred to collectively as the "Time Periods" for all of the Transition Services, and individually a "Time Period" for a Transition Service).

              (b) Upon the terms and subject to the conditions set forth in this Agreement, the Company will provide each of those services (hereinafter referred to individually as a "Company Transition Service" and collectively as the "Company Transition Services" and together with the Seller Transition Services, the "Transition Services") set forth in Schedule C hereto to Seller during the Time Period specified for each such Company Transition Service in such Schedule.

              (c) In addition to the Transition Services identified in the Schedules hereto, Seller and the Company agree to negotiate in good faith regarding the provision of any other services (and the terms and conditions thereof) as are reasonably requested by either party and are not otherwise covered by this Agreement. If any agreement is reached regarding such other services, it shall be evidenced by the parties signing and attaching an amended Schedule to this

Agreement, at which time such other services shall be subject to the provisions of this Agreement.

       1.2 Personnel.

              (a) In providing the Transition Services, the party providing such services (the "Provider") may, as it deems necessary or appropriate, (i) use the personnel of the Provider or its Affiliates, and (ii) employ the services of third parties to the extent that, and subject to the condition that, such third party services are routinely utilized to provide similar services to other businesses of the Provider or are reasonably necessary for the efficient performance of such Transition Services.

              (b) To the extent that a Provider uses its own personnel to provide Transition Services, such Provider shall be responsible for the payment of all federal, state and local taxes and withholdings payable with respect to the wages of such persons, shall maintain workers' compensation insurance required by applicable statutes with respect to such persons and shall maintain and provide all applicable employee benefits for such persons.

              (c) Notwithstanding anything to the contrary contained herein, Provider shall not be obligated to retain the services of any specific individual in connection with performance of its obligations hereunder.

       1.3 Representatives. Each of the Provider and the party receiving such services (the "Recipient") Recipient shall nominate a representative to act as its primary contact person to coordinate the provision of all of such party's Transition Services (collectively, the "Primary Coordinators"). Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the "Service Coordinators"). Each party may treat an act of a Primary Coordinator or Service Coordinator of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Primary Coordinator or Service Coordinator had authority to so act, provided, however, that no such Primary Coordinator or Service Coordinator has any authority to amend this Agreement. Seller and the Company shall advise each other promptly (in any case no more than five (5) business days) in writing of any change in the Primary Coordinators or any Service Coordinator for a particular Transition Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator or Service Coordinator is authorized to act for such party in all matters relating to this Agreement, in the case of a Primary Coordinator or, in the case of a Service Coordinator, with respect to the Transition Service for which such Service Coordinator has been designated. Seller and the Company each agree that all communications relating to the provision of the Transition Services shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators. Seller's initial Primary Coordinator shall be Dennis Cavender. The Company's initial Primary Coordinator shall be Cathy Scanlon. For each Transition Service, the Provider's and Recipient's initial Service Coordinators are set forth on the Schedules.

       1.4 Level of Transition Services.

              (a) The Transition Services shall be of substantially the same type, quality and utilization levels, and shall be provided with substantially the same degree of care and diligence, as if such services had been provided to the Provider's businesses. Nothing in this Agreement shall require a Provider to favor the businesses of a Recipient over its own businesses or those of any of its Affiliates.

              (b) A Provider shall not be required to provide a Recipient with extraordinary levels of Transition Services, special studies, training, or the like or the advantage of systems, equipment, facilities, training, or improvements procured, obtained or made after the Closing Date by such Provider.

              (c) In addition to being subject to the terms and conditions of this Agreement for the provision of the Transition Services, Seller and the Company each agree that the Transition Services provided by third parties pursuant to the terms of Section 1.2(a) shall be subject to the terms and conditions of any agreements between the Provider and such third parties, which agreements shall be on substantially the same conditions as the Provider would enter into with such third parties for its own account, and no such agreements shall be binding on the Recipient after the term hereof without the Recipient's express written consent. The Provider shall consult with the Recipient concerning the terms and conditions of any such agreements to be entered into, or proposed to be entered into, with third parties on or after the date hereof.

       1.5 Limitation of Liability. The parties hereto acknowledge and agree that the Transition Services are provided by the Provider: (a) at the request of the Recipient in order to accommodate it following the Closing, (b) at the costs set forth on the applicable Schedule hereto and with no expectation of profit being made by the Provider thereon and (c) with the expectation that the Provider is not assuming any financial or operational risks, including those usually assumed by a service provider, except for those risks explicitly set forth herein. Accordingly, each party agrees that, absent gross negligence or willful misconduct, the other party, and its Affiliates and their respective directors, officers, employees, representatives, consultants and agents shall not be liable for any direct, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Transition Services or each party's performance under this Agreement. Notwithstanding anything to the contrary contained herein, in the event any Provider commits an error with respect to or incorrectly performs or fails to perform any Transition Service, at the Recipient's request, the Provider shall use reasonable efforts and in good faith attempt to correct such error, re-perform or perform such Transition Service at no additional cost to such Recipient; provided, however, absent gross negligence or willful misconduct, the Provider shall have no obligation to recreate any lost or destroyed data to the extent the same cannot be cured by the re-performance of the Transition Service in question.

       1.6 Indemnity.

              (a) The respective Recipient agrees to indemnify and hold the respective Provider and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (each, a "Damage" and, collectively, the "Damages") (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based on any gross negligence or willful misconduct on the part of the Recipient.

              (b) The respective Provider agrees to indemnify and hold the respective Recipient and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof harmless from and against any Damages (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any gross negligence or willful misconduct on the part of the Provider.

       1.7 Force Majeure. Any failure or omission by a party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such party, including but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strike or lockout; provided, however, that any failure or omission by a third party employed or engaged by a Provider pursuant to the terms of Section 1.2(a)(ii) hereof to provide Transition Services shall not be regarded as beyond the control of any party hereto for purposes of this
Section 1.7; and provided, further, that such party hereto shall resume the performance whenever such causes are removed.

       1.8 Modification of Procedures.

              (a) Subject to the procedure set forth in this Section 1.8 to the extent applicable, the Provider may make changes from time to time in its standards and procedures for performing the Transition Services; provided, however, that any such change shall be made with respect to all or a significant portion of such Provider's business; and provided, further, that Provider uses commercially reasonable efforts to notify Recipient in advance of such changes. Notwithstanding the foregoing sentence, unless required by law, the Provider shall not implement any changes materially affecting any of the Mission Critical Transition Services unless the Provider gives the Recipient ten (10) business days (i) to accept, and adapt its operations to accommodate, such changes or
(ii) to reject the proposed changes. In the event that the Recipient rejects any such proposed change, Provider shall perform the Mission Critical Transition Services in accordance with the standards and procedures in effect on the date hereof such that the Mission Critical Transition Services are not affected thereby. For purposes of this Agreement, "Mission Critical Transition Services" shall include access to systems for provision of services with respect to the following IT and telecommunications matters: the Spectek IT transition services, BAAS/Oracle Accounts Receivable Processing, IT Network Services Administration and related IT support, Telecommunications, and the system requirements for Human Resources, Payroll and Payroll Tax Processing and Reporting, and Benefits Administration, each as set forth and more particularly described in Schedule C hereto.

              (b) During the term of this Agreement, the Recipient shall, within ten (10) business days after such plans are available, provide the Provider with a plan identifying any material changes in the Recipient's business affecting any of the Transition Services to the Recipient; provided, however, that the Provider shall not be required to alter the method in which it provides the Transition Services or increase the level of such Transition Services in any material manner except as expressly provided herein; and provided, further, however, that the failure of the Recipient to provide such notice shall not alter or diminish the Provider's obligations to provide the Transition Services on the terms set forth herein except where the failure to provide notice has materially increased the Provider's cost or burden to provide such Transition Service.

       1.9 No Obligation to Continue to Use Services; Provider to Assist in Transitioning.

              (a) No Recipient shall have any obligation to continue to use any of the Transition Services and may terminate any Transition Service by giving the Provider of such Transition Service thirty (30) days prior notice thereof in accordance with the notice provisions herein.

              (b) Notwithstanding the foregoing, each Provider shall assist the Recipient in the Recipient's efforts in undertaking to provide for itself any Transition Services, including without limitation giving the Recipient actual possession of the various documents, data and other records used or useful in the delivery of such Transition Services and taking such other steps as are reasonably necessary and without material cost to Provider to assist the Recipient to provide for itself such Transition Services on a self-sufficient basis.

       1.10 Provider Access. To the extent reasonably required for personnel of the Provider to perform the Transition Services, the Recipient shall provide personnel of the Provider with reasonable access during normal business hours (to the extent practicable) to its equipment, office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment.

       1.11 Recipient Obligations. During the term of this Agreement, the Recipient shall (a) comply with any reasonable instructions provided by the Provider that are necessary for the Provider to adequately provide the Transition Services, (b) comply with all applicable standards and procedures applicable to such Transition Service which are in the manner generally applied by the Provider in its business, and (c) promptly report any operational or system problem affecting the provision of any Transition Services to the Provider. Notwithstanding the foregoing, any failure by the Recipient to perform any of the foregoing shall not alter or diminish the Provider's obligations to provide the Transition Services on the terms set forth herein except where the failure to so perform has materially increased the Provider's cost or burden to provide such Transition Service, or where such failure prevents the provision of the Transition Service in substantially the same manner as previously provided.

       1.12 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE TRANSITION SERVICES, EXPRESS OR IMPLIED.




                                   ARTICLE II
                                  COMPENSATION

       2.1 Consideration. As consideration for the provision of the Transition Services, the Recipient shall pay to the Provider the amounts specified for each such Transition Service as set forth under the Cost heading in the Schedules.

       2.2 Invoices. After the end of each month, the Provider, together with its Affiliates providing the Transition Services, will submit a single itemized invoice to the Recipient for all Transition Services provided to the Recipient during such month that are to be paid monthly. All invoices shall be sent to the attention of the Primary Coordinator at the address set forth in Section 5.3 hereof or to such other address as the Recipient shall have specified by notice in writing to the Provider.

       2.3 Payment of Invoices.

              (a) Payment of all invoices in respect of a Transition Service shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever (except that offset or deduction may be made in regard to other invoiced amounts due under this Agreement or to the extent of a dispute in good faith pursuant to Section 2.3(b) hereof concerning amounts due under this Agreement), within thirty (30) days of the invoice date unless otherwise specified in the Schedule relating to such Transition Service. All payments shall be made to the account designated by the Provider to the Recipient. Recipient shall pay all actual and reasonable attorneys' fees and costs incurred by Provider in connection with collecting any outstanding amounts due under this Section 2.3(a).

              (b) Recipient may take exception to and dispute in good faith any bill or invoice in respect of a Transition Service at any time within twenty
(20) days after the furnishing of Provider's bill or invoice by providing written notice thereof to Provider. If any such dispute is not resolved between Provider and Recipient within twenty (20) days after the date such notice is given by Recipient, either party may refer such disputed invoice to Deloitte & Touche LLP or such other independent firm of certified public accountants mutually agreeable to Provider and Recipient, and the determination of such accountant shall be final, conclusive and binding upon Provider and Recipient. Recipient agrees to pay all costs involved in such determination unless it is determined that Provider has overcharged Recipient by more than five percent (5%), in which case Provider shall pay such costs.

              (c) If any payment is not paid when due (except to the extent disputed in good faith in accordance with Section 2.3(b) hereof) and the Recipient does not make such payment within twenty (20) days of receiving notice of non-payment from the Provider, the Provider of the Transition Service(s) that have not been timely paid for shall have the right, without any liability to the Recipient, or anyone claiming by or through the Recipient, to, following an additional ten (10) days' prior written notice from the Provider to the Recipient (the "Service Termination Notice"), immediately cease providing such Transition Service(s), which right may be exercised by the Provider in its sole and absolute discretion; provided, however, that if more than 150 days have elapsed from the Closing Date until the date of such Service Termination Notice, Provider may also immediately cease providing any or all of the Transition Services provided by the Provider to the Recipient and/or terminate this Agreement upon notice set forth in such Service Termination Notice, which right may be exercised by the Provider in its sole and absolute discretion. Notwithstanding the foregoing, the Provider shall not cease providing any Transition Service if such lack of payment is due to a good faith dispute, the details of which the Recipient has indicated to the Provider in writing pursuant to Section 2.3(b) hereof.

                                   ARTICLE III
                                 CONFIDENTIALITY

       Each party hereto shall keep the other's Confidential Information confidential in accordance with the terms set forth in the Purchase Agreement.

                                   ARTICLE IV
                                      TERM

       4.1 Term. This Agreement shall become effective on the Closing Date and shall remain in force until the date that is six (6) months from the Closing Date (the "Expiration Date"), unless all of the Transition Services are terminated by the Recipient in accordance with Section 1.9 or this Agreement is terminated under Section 2.3(c) prior to the Expiration Date. Notwithstanding the foregoing, the Provider and the Recipient agree to use commercially reasonable efforts in expediting the transition of each of the Transition Services from the Provider to the Recipient. At the Expiration Date, the parties agree to negotiate in good faith with respect to the extension of any required Transition Services and the scope and cost thereof.

       4.2 Termination of Obligations. The Recipient specifically agrees and acknowledges that all obligations of the Provider to provide each Transition Service shall immediately cease upon the expiration of the Time Period for such Transition Service, and the Provider's obligations to provide all of the Transition Services hereunder shall immediately cease upon the termination of this Agreement. The Recipient shall bear sole responsibility for instituting permanent services, or obtaining replacement services, in respect of any Transition Service terminated in accordance with the provisions hereof, and the Provider shall bear no liability for the Recipient's failure to implement or obtain such service or for any difficulties in transitioning from the Transition Service to such permanent or replacement service. Notwithstanding the foregoing, in connection with the transition to one or more permanent service providers (a "Transition"), the Provider shall cooperate with all reasonable requests of the Recipient in order to effect such Transition in a timely and cost-effective manner.

       4.3 Survival of Certain Obligations. Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (a) the obligations of each party under Sections 1.5, 1.6, 1.12 and Article III, and (b) the Provider's right to receive the compensation for the Transition Services provided by it hereunder provided in
Section 2.1 above incurred prior to the effective date of termination.




                                    ARTICLE V
                                  MISCELLANEOUS

       5.1 Complete Agreement; Construction. This Agreement, including the Schedules hereto, and the Purchase Agreement, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

       5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

       5.3 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by overnight courier or registered or certified mail (return receipt requested) or sent by fax to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

       To Seller:

              Micron Electronics, Inc.
              900 East Karcher Road
              Nampa, Idaho 83687
              Attention:  Chief Financial Officer
              Facsimile No.:  (208) 898-7100

       To the Company or any Converted Company:

              [MicronPC], LLC
              900 East Karcher Road
              Nampa, Idaho 83687
              Attention:  Chief Financial Officer
              Facsimile No.:

       With a copy to:

              Gores Technology Group
              10877 Wilshire Boulevard, Suite 1805
              Los Angeles, CA  90024
              Attention:  General Counsel
              Facsimile No.:  (310) 209-3310



       With a copy to:

              Gores Technology Group
              6260 Lookout Road
              Boulder, CO  80301
              Attention:  President
              Facsimile No.:  (303) 531-3200

       5.4 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

       5.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

       5.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly; provided, however, that (a) either party may assign this Agreement without the other's consent to any of its direct or indirect subsidiaries and (b) any party may assign this Agreement to any successor to its business, whether by merger, reorganization or otherwise; provided, further, however, that any such assignment shall not relieve the assignor of its obligations under this Agreement. Any attempt to assign any rights or obligations arising under this Agreement in contravention with this paragraph shall be null and void ab initio.

       5.7 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

       5.8 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

       5.9 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

       5.10 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

       5.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflicts of law doctrines). Each of the parties hereto irrevocably and unconditionally consents to the non-exclusive jurisdiction and venue of the courts located in the principal place of business of the party against whom the claim or action was initially commenced.

       5.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

       5.13 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of buyer and seller of services nor be deemed to vest any rights, interests or claims in any third parties.

       5.14 Dispute Resolution. Each of Seller and the Company shall attempt to resolve disputes between them arising out of or in connection with this Agreement through good faith negotiations as provided herein. The parties agree that disputes shall be fully discussed by the Primary Coordinator of each of Seller and Company in an attempt to achieve a prompt resolution of such dispute. If such dispute is not promptly resolved by the mutual agreement of such Primary Coordinator of Seller and Company, each of Seller and Company shall be free to exercise any of the remedies available to it pursuant to the terms of this Agreement. Each of Seller and Company agrees to act reasonably and in good faith in connection with all matters arising out of or in connection with this Agreement that are submitted to the process set forth in this Section 5.14.

       5.15 Audit. Either Recipient may request a certified audit of the Provider's records pertaining to the Transition Services provided by the Provider for the preceding twelve (12) full months to be performed by an independent certified public accountant which (a) shall be reasonably acceptable to the Provider and (b) may not be compensated on a contingency basis or otherwise have any financial interest in the outcome of such audit. Any such audit shall be at the expense of the Recipient. No Recipient may request such an audit more than one (1) time within any twelve (12) month period with respect to any particular Transition Service provided by the Provider. The accountant shall be required to execute a confidentiality and non-disclosure agreement if requested by the Provider and shall hold all information confidential. The accountant may reveal to the Recipient only the amounts of any underpayment or under reimbursement, or overbilling, as applicable. The accountant shall provide to the Provider a final


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

report of its work, including both overbilling and underpayment information. The audit shall take place during normal business hours and upon reasonable notice. In the event that the audit reveals that the Provider underpaid or overbilled the Recipient, as the case may be, the Provider shall promptly pay to the Recipient the amount of such underpayment or overbilling (to the extent actually paid) plus 10% interest and, in the event the audit reveals an error of 10% or more compared to the aggregate amount of Transition Services billed by the Provider for the applicable 12-month period, the reasonable cost of the audit (not to exceed $15,000).



                            (Signature Page Follows)

       IN WITNESS WHEREOF, the parties have executed this Transition Services Agreement as of the date first above written.

"SELLER":                               "COMPANY":

MICRON ELECTRONICS, INC.                [MICRONPC], LLC


By:                                     By:
Name:                                   Name:
Title:                                  Title:


                                        THE CONVERTED COMPANIES:

                                        [CONVERTED #1]


                                        By:
                                        Name:
                                        Title:

                                        [CONVERTED #2]


                                        By:
                                        Name:
                                        Title:

                                        [CONVERTED #3]


                                        By:
                                        Name:
                                        Title:

                                        [CONVERTED #4]


                                        By:
                                        Name:
                                        Title:


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